Exhibit 10.42

______________________________________________________________________

INTEREST SALE AGREEMENT

among

RHP WESTERN PORTFOLIO GROUP, LLC,
AMERICAN HOME PORTFOLIO GROUP, LLC,
AMC PORTFOLIO GROUP, LLC,
MHC PORTFOLIO IV, LLC,
each a Delaware limited liability company,

collectively, as Sellers,

and

BSREP II MH HOLDINGS LLC,
a Delaware limited liability company,

as Purchaser.

Covering:

Interests of Sellers in certain Delaware limited liability companies
_____________________________________________________________________

1

TABLE OF CONTENTS

1.	Sale-Purchase	2
2.	Purchase Price; Adjustments	4
3.	Contracts	7
4.	Closing Date	8
5.	Violations	10
6.	Apportionments	11
7.	Closing Deliveries and Closing Conditions	19
8.	Title Insurance and Survey Matters	23
9.	Disposition of Downpayment	25
10.	Purchaser’s Default	25
11.	Representations	25
12.	Loan Assumptions	35
13.	Certain Tax Matters	38
14.	Condemnation and Destruction	41
15.	Escrow	42
16.	Closing Costs	44
17.	Sellers’ Covenants	45
18.	Contracts, Leasing and Other Matters	49
19.	Exculpation	50
20.	Sellers’ Default	51
21.	Condition of Premises	51
22.	Notices	55
23.	Entire Agreement	56
24.	Amendments	56
25.	No Waiver	56
26.	Successors and Assigns	56
27.	Partial Invalidity	56
28.	Paragraph Headings	57
29.	Governing Law	57
30.	Binding Effect	57
31.	No Recording or Lis Pendens	57
32.	Prevailing Party to Receive Attorneys’ Fees	57
33.	Brokers	57
34.	Confidentiality	58
35.	Repurchase Obligations Acknowledgment	59
36.	Multiple Interests and Sellers	62
37.	Survival/Representations and Warranties Insurance Policy	62
38.	Arbitration of Matters in Dispute	65
39.	Submission to Jurisdiction	66
40.	Waiver of Jury Trial	66
41.	Certain Definitions	66
42.	Intentionally Omitted	70
43.	No Third Party Beneficiaries	70
44.	Time of Performance	70
45.	Counterpart Execution; Execution by Facsimile Transmission/.PDF Format	70
46.	No Financing Contingency	70
47.	Ambiguities Not Construed Against Drafter	70
48.	No Special Relationship Between Sellers and Purchaser	71
49.	Provisions Pertaining to Snowbird Concessions Liquor License	71
50.	Release	71

i

Exhibits

Exhibit	Description

A	List of Portfolio I Subsidiary Companies
B	Portfolio I Structure Chart
C	List of Portfolio II Subsidiary Companies
D	Portfolio II Structure Chart
E	List of Portfolio III Subsidiary Companies
F	Portfolio III Structure Chart
G	List of Portfolio IV Subsidiary Companies
H	Portfolio IV Structure Chart
I	List of Real Estate Owners and Properties
J	Manufactured Home Community Legal Descriptions
K	List of Management Agreements
L	List of Manufactured Homes, Recreational Vehicles and Mobile Homes
M	List of Existing Home Contracts
N	List of Existing Leases and Rent Rolls
O	List of Material Insurance Policies
P	List of Existing Contracts
Q	List of Existing Violations
R	Form of Assignment and Assumption of Interests
S	Form of FIRPTA Certification
T	Form of Certificate Regarding Seller’s Representations and Warranties
U	Form of Certificate Regarding Purchaser’s Representations and Warranties
V	List of Title Commitments
W	List of Surveys
X	List of Permitted Existing Title/Survey Matters
Y	Seller Disclosure Schedule
Z	List of Assumed Loan Documents
AA	Form of Guaranty
BB	List of Environmental Reports
CC	List of Recourse Notes Subject to Repurchase Guaranty Obligations
DD	Arbitration Provisions Relating to Material Adverse Effect
EE-1	List of Portfolio I Loans
EE-2	List of Portfolio II Loans
EE-3	List of Portfolio III Loans
EE-4	List of Portfolio IV Loans
FF	Portfolio II Pools Allocated Downpayment Amounts and Allocated Purchase Price Amounts
GG	[Reserved]
HH	List of Non-Disregarded Entities
II	List of Subsidiary Companies Holding an Interest in a Corporation
JJ	List of Outstanding Principal Balances, Escrow and Reserves of Assumed Loans
KK	Outstanding Principal Balance of Home Contracts
LL	Reserves Under Repurchase Agreements

ii

INTEREST SALE AGREEMENT

THIS INTEREST SALE AGREEMENT (this “Agreement”), is made as of this 7th day of May, 2016 (the “Effective Date”), among RHP WESTERN PORTFOLIO GROUP, LLC, a Delaware limited liability company (“Portfolio I Seller”), AMERICAN HOME PORTFOLIO GROUP, LLC, a Delaware limited liability company (“Portfolio II Seller”), AMC PORTFOLIO GROUP, LLC, a Delaware limited liability company (“Portfolio III Seller”), and MHC PORTFOLIO IV, LLC, a Delaware limited liability company (“Portfolio IV Seller”; together with Portfolio I Seller, Portfolio II Seller and Portfolio III Seller, “Sellers” and each being, a “Seller”), each having an office at c/o NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, and BSREP II MH HOLDINGS LLC, a Delaware limited liability company (“Purchaser”), having an office at 250 Vesey Street, 15th Floor, New York, New York 10281.

W I T N E S S E T H:

WHEREAS, Portfolio I Seller is the sole member and owner of one hundred percent (100%) of the membership interests (such interests, collectively, the “Portfolio I Equity Interests”) of (i) RHP Venture Holdings, LLC, a Delaware limited liability company (“RHP Venture Holdings”), (ii) Bayshore West, LLC, a Delaware limited liability company (“Bayshore West”), and (iii) RHP Western Portfolio Holdings-1, LLC, a Delaware limited liability company (“RHP Western Portfolio Holdings”);

WHEREAS, RHP Venture Holdings, Bayshore West and RHP Western Portfolio Holdings, directly or indirectly, own one hundred percent (100%) of the beneficial interests of the companies set forth on Exhibit A attached hereto and made a part hereof (together with RHP Venture Holdings, Bayshore West and RHP Western Portfolio Holdings, collectively, the “Portfolio I Subsidiary Companies”), as shown on the structure chart attached hereto as Exhibit B;

WHEREAS, Portfolio II Seller is the sole member and owner of one hundred percent (100%) of the membership interests (such interests, collectively, the “Portfolio II Equity Interests”) of (i) Venture Holdings AHP, LLC, a Delaware limited liability company (“Venture Holdings AHP”), (ii) Bayshore AHP, LLC, a Delaware limited liability company (“Bayshore AHP”), and (iii) American Home Portfolio Holdings, LLC, a Delaware limited liability company (“American Home Portfolio Holdings”);

WHEREAS, Venture Holdings AHP, Bayshore AHP and American Home Portfolio Holdings, directly or indirectly, own one hundred percent (100%) of the beneficial interests of the companies set forth on Exhibit C attached hereto and made a part hereof (together with Venture Holdings AHP, Bayshore AHP and American Home Portfolio Holdings, collectively, the “Portfolio II Subsidiary Companies”), as shown on the structure chart attached hereto as Exhibit D;

WHEREAS, Portfolio III Seller is the sole member and owner of one hundred percent (100%) of the membership interests (such interests, collectively, the “Portfolio III Equity Interests”) of (i) Venture Holdings AMC, LLC, a Delaware limited liability company (“Venture Holdings AMC”), (ii) Bayshore AMC, LLC, a Delaware limited liability company (“Bayshore AMC”), (iii) AMC Portfolio SPE-4, LLC, a Delaware limited liability company (“AMC Portfolio SPE-4”), (iv) AMC Portfolio SPE-5, LLC, a Delaware limited liability company (“AMC Portfolio SPE-5”), (v) AMC Portfolio SPE-6, LLC, a Delaware limited liability company (“AMC Portfolio SPE-6”), (vi) AMC Portfolio SPE-7, LLC, a Delaware limited liability company (“AMC Portfolio SPE-7”; together with AMC Portfolio SPE-4, AMC Portfolio SPE-5 and AMC Portfolio SPE-6, collectively, the “AMC Portfolio SPE Entities”), and (vii) AMC Portfolio Holdings, LLC, a Delaware limited liability company (“AMC Portfolio Holdings”);

WHEREAS, Venture Holdings AMC, Bayshore AMC and AMC Portfolio Holdings, directly or indirectly, own one hundred percent (100%) of the beneficial interests of the companies set forth on Exhibit E attached hereto and made a part hereof (together with Venture Holdings AMC, Bayshore AMC, AMC Portfolio Holdings and the AMC Portfolio SPE Entities, collectively, the “Portfolio III Subsidiary Companies”), as shown on the structure chart attached hereto as Exhibit F;

WHEREAS, Portfolio IV Seller is the sole member and owner of one hundred percent (100%) of the membership interests (such interests, collectively, the “Portfolio IV Equity Interests”; together with the Portfolio I Equity Interests, the Portfolio II Equity Interests and the Portfolio III Equity Interests, collectively, the “Interests”) of (i) Venture Holdings Portfolio IV, LLC, a Delaware limited liability company (“Venture Holdings Portfolio IV”), (ii) Bayshore Portfolio IV, LLC, a Delaware limited liability company (“Bayshore Portfolio IV”), and (iii) Portfolio IV Holdings, LLC, a Delaware limited liability company (“Portfolio IV Holdings”);

WHEREAS, Venture Holdings Portfolio IV, Bayshore Portfolio IV and Portfolio IV Holdings, directly or indirectly, own one hundred percent (100%) of the beneficial interests of the companies set forth on Exhibit G attached hereto and made a part hereof (together with Venture Holdings Portfolio IV, Bayshore Portfolio IV and Portfolio IV Holdings, collectively, the “Portfolio IV Subsidiary Companies”), as shown on the structure chart attached hereto as Exhibit H;

WHEREAS, each Subsidiary Company set forth on Exhibit I (collectively, the “Real Estate Owners”, and each, a “Real Estate Owner”) is the owner of certain real property commonly known by the name(s) set forth on Exhibit I under the column heading “Property Name” (collectively, the “Real Properties”, and each, a “Real Property”), set forth opposite the name of such Real Estate Owner on such Exhibit I; and

WHEREAS, Purchaser and Sellers have agreed that Sellers shall each sell their respective portions of the Interests to Purchaser, and Purchaser shall purchase each Seller’s respective share of the Interests from such Seller, upon the terms and provisions and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

1.    Sale-Purchase.

1.1    Each Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from each Seller, upon the terms and conditions hereinafter set forth, all of each Seller’s right, title and interest in and to the Interests, free and clear of all liens, security interests, pledges and other encumbrances. Without limiting the foregoing, the Subsidiary Companies’ assets to be indirectly owned by Purchaser by virtue of the sale to Purchaser of the Interests consists of all of the Subsidiary Companies’, direct and/or indirect, right, title and interest in and to the following (collectively, the “Premises”):

(a)    all those certain plots, pieces and parcels of land constituting manufactured home communities (the “Manufactured Home Communities”), each legally described in Exhibit J attached hereto and made a part hereof, together with all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining thereto (collectively, the “Land”);

(b)    all manufactured home sites, recreational vehicle sites, mobile home sites, buildings, structures and other improvements located on the Land and all of the applicable Subsidiary

Companies’ right, title and interest in and to any and all fixtures attached thereto (collectively, the “Improvements”), to the extent any of same are owned by any of the Subsidiary Companies;

(c)    all equipment, machinery, apparatus, appliances, and other articles of personal property located on and used in connection with the operation of the Improvements (collectively, the “Personal Property”), to the extent any of same are owned by any of the Subsidiary Companies;

(d)    subject to Section 6.13, those certain manufactured homes, recreational vehicles and/or mobile homes, as applicable, set forth on Exhibit L attached hereto and made a part hereof and any manufactured homes, recreational vehicles and/or mobile homes purchased by any of the Subsidiary Companies following the Effective Date in accordance with this Agreement;

(e)    the installment sale contracts, promissory notes, recourse notes and other similar instruments governing any sale and financing of manufactured homes to the occupants of the manufactured home communities, each as set forth on Exhibit M attached hereto and made a part hereof (as amended, modified, renewed or extended as of the Effective Date in accordance with this Agreement, collectively, the “Existing Home Contracts”), and all Home Contracts Amendments and New Home Contracts (as such capitalized terms are hereinafter defined) (the Existing Home Contracts, the Home Contracts Amendments and the New Home Contracts are referred to herein, collectively, as the “Home Contracts”);

(f)    subject to the terms of Section 3 of this Agreement, the Contracts (as hereinafter defined);

(g)    subject to the terms hereof, all licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Improvements (collectively, the “Permits”);

(h)    the leases and occupancy agreements affecting the Land and/or the Improvements (including, without limitation, with respect to manufactured homes, recreational vehicles, mobile homes and/or vacant pads) described on Exhibit N attached hereto and made a part hereof (as amended, modified, renewed or extended as of the Effective Date, collectively, the “Existing Leases”), and all Lease Amendments and New Leases (as such capitalized terms are hereinafter defined) (the Existing Leases, the Lease Amendments and the New Leases are referred to herein, collectively, as the “Leases”);

(i)    subject to the terms hereof, any and all rights, warranties and guaranties pertaining to the Land, Improvements, Personal Property, Home Contracts, Contracts, Permits and Leases; and

(j)    subject to the terms hereof, all of the interest of the applicable Subsidiary Companies (without representation or warranty of any kind, type, character or nature whatsoever) in the name of each of the Real Properties as it relates, if at all, to the Real Property that such Subsidiary Company owns.

1.2    Excluded Property.

(a)    Notwithstanding the foregoing, the assets of the Subsidiary Companies contemplated by this Agreement shall not include (w) trademarks, copyrights and software owned or licensed by RHP Properties, Inc. (“RHP”), Newbury Management Company or their respective affiliates (collectively, the “Excluded Property”), which Excluded Property is expressly excluded from such conveyance, but any computer files or other electronic files or data stored on any computer and relating to the management or operation of the Real Properties shall be specifically included in such conveyance, (x) any proprietary or confidential materials and any property owned by tenants, and (y) any refund premiums due to any of the Subsidiary Companies from the cancellation, following a Closing Date (as hereinafter defined), of any insurance policies presently insuring the Premises if such insurance policies are being cancelled on the Closing Date, and Purchaser shall use reasonable efforts to cooperate, at no cost or expense to Purchaser, with each Seller in canceling said insurance policies as of the applicable Closing Date and arranging for said refund premiums to be sent directly to each applicable Seller, and to the extent such premiums are paid to a Subsidiary Company or Purchaser after Closing, then Purchaser shall cause such premiums to be promptly paid to Seller (and such obligation shall survive the Closing). If any insurance policies are not so cancelled, then Seller shall receive a credit to the Unadjusted Purchase Price equal to the prepaid premiums of any such insurance policies that are applicable to the period after the Closing.

(b)    In addition to, and without limitation of the foregoing, Purchaser acknowledges that the purchase of the Interests by Purchaser shall not entitle Purchaser or any other party to use, and Purchaser and its affiliates shall not use, the name “RHP” (without the consent of RHP) or “NorthStar” (without the consent of NorthStar or its affiliates) or any derivative thereof, or any logos, trademarks or servicemarks associated therewith. Promptly following each Closing (as hereinafter defined), Purchaser shall remove from each Real Property any signage bearing the name “RHP” (unless otherwise consented to by RHP) or “NorthStar” (unless otherwise consented to by NorthStar).

(c)    For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, the parties hereto acknowledge and agree that (i) Portfolio IV Seller is the sole member and owner of one hundred percent (100%) of the membership interests (such interests, the “Creekside (NC) MHC Interests”) of Creekside (NC) MHC, LLC, a Delaware limited liability company (“Creekside (NC) MHC”), (ii) the Creekside (NC) MHC Interests are expressly excluded from the transactions contemplated herein and do not form a part of the Portfolio IV Equity Interests and (iii) Portfolio IV Seller is not selling, transferring, assigning or otherwise conveying to Purchaser, and Purchaser is not purchasing or otherwise acquiring from Portfolio IV Seller, the Creekside (NC) MHC Interests (or Creekside (NC) MHC’s interests in certain real property located at 400 Stoney Creek Drive, Reidsville, North Carolina and commonly known as “Creekside Manufactured Housing Community”).

(d)    The provisions of this Section 1.2 shall survive each Closing.

1.3    All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Section 14, Section 35 or Section 41, as applicable.

2.    Purchase Price; Adjustments.

Subject to Section 6 of this Agreement, the purchase price for the Interests (the “Unadjusted Purchase Price”) is Two Billion Thirty-Five Million and 00/100 Dollars ($2,035,000,000.00), payable as follows:

2.1    (a)    By no later than 5:00 p.m. (New York time) on May 9, 2016 (the “Deposit Delivery Deadline”), Purchaser shall deliver the amount of Fifty Million and 00/100 Dollars ($50,000,000.00) (the “Deposit”), by wire transfer of immediately available federal funds to the order of Commonwealth Land Title Insurance Company (in such capacity, “Escrow Agent”), receipt of which shall be promptly acknowledged by Escrow Agent and the Deposit shall be held by Escrow Agent in escrow pursuant to the provisions of Section 15 of this Agreement. Purchaser acknowledges and agrees that time shall be of the essence with respect to Purchaser’s obligation to deliver the Deposit. As used herein, “Downpayment” shall mean the Deposit together with all interest accrued thereon (it being acknowledged and agreed, for the avoidance of doubt, that all references to the Downpayment in this Agreement (including, without limitation, all such references in Section 15 hereof) shall refer to the entire Downpayment if only a single Closing shall occur, or to the aggregate of the applicable remaining portions thereof (as described below in Section 2.1(b)) if more than one Closing shall occur). It shall be a condition precedent to the effectiveness of this Agreement that Purchaser timely deliver to Escrow Agent the Deposit. If the Deposit is not received by Escrow Agent on or prior to the Deposit Delivery Deadline (time being of the essence), then this Agreement shall automatically terminate and shall be deemed null and void in all respects. The Downpayment shall automatically become nonrefundable for all purposes in this Agreement upon the Effective Date, unless Purchaser terminates this Agreement in accordance with the express provisions of this Agreement and Purchaser is entitled to the return of the Downpayment in accordance with the express provisions of Section 9 of this Agreement.

(b)    Sellers and Purchaser acknowledge and agree that, in the event that the transactions contemplated herein are consummated in a single Closing, then the entire Downpayment shall be applied to the Unadjusted Purchase Price. In the event that the sale of the Interests to Purchaser is not consummated pursuant to a single Closing, then, for each Closing of a sale of a Component of the Interests (as hereinafter defined) other than the Closing of the sale of the last remaining Component of the Interests (such Closing, the “Final Closing”), ninety-five percent (95%) of the amount of each applicable Allocated Downpayment Amount (as hereinafter defined) shall be applied at the applicable Closing to the portion of the Unadjusted Purchase Price allocated to such Component of the Interests as set forth in Section 2.3 below and each remaining portion of the Downpayment shall continue to be held by Escrow Agent in escrow pursuant to the provisions of Section 15 of this Agreement to be applied to the allocated portion of the Unadjusted Purchase Price to be paid at the applicable subsequent Closing for the sale of the then unsold applicable Component of the Interests. At the Final Closing, the remaining five (5%) portion of each Allocated Downpayment Amount (in the aggregate, such amount, the “Allocated Downpayment Amount Remainder”) held by Escrow Agent in escrow from the prior Closings as provided for above, together with one hundred percent (100%) of the Allocated Downpayment Amount applicable to the Component of the Interests that is the subject of the Final Closing, shall be applied at such final Closing to the portion of the Unadjusted Purchase Price allocated to such Component of the Interests. For purposes of this Agreement, in the event that the sale of the Interests to Purchaser is not consummated pursuant to a single Closing, then the Downpayment shall be allocated as follows: (i) Nine Million Eight Hundred Seventy Eight Thousand Seven Hundred Ninety Six and 00/100 Dollars ($9,878,796.00) of the Downpayment shall be allocated to the Closing of the sale of the Portfolio I Equity Interests (the “Portfolio I Allocated Downpayment”); (ii) Twenty Four Million Five Hundred Eighty Nine Thousand Six Hundred Seven and 00/100 Dollars ($24,589,607.00) of the Downpayment shall be allocated to the Closing of the sale of the Portfolio II Equity Interests (the “Portfolio II Allocated Downpayment”) and the Portfolio II Allocated Downpayment shall be further allocated among the Portfolio II Pools (as hereinafter defined) (each, a “Portfolio II Pools Allocated Downpayment”) as set forth on Exhibit FF attached hereto and made a part hereof; (iii) Twelve Million Forty Three Thousand Seventy One and 00/100 Dollars ($12,043,071.00) of the Downpayment shall be allocated to the Closing of the sale of the Portfolio III Equity Interests (the “Portfolio III Allocated Downpayment”); and (iv) Three Million Four Hundred Eighty Eight Thousand Five Hundred Twenty Six and 00/100 Dollars ($3,488,526.00) of the Downpayment shall be allocated to the Closing of the sale of the Portfolio IV Equity Interests (the “Portfolio IV Allocated Downpayment”). For purposes of this Agreement, each of the Portfolio I Allocated Downpayment, Portfolio II Allocated Downpayment, Portfolio III Allocated Downpayment and Portfolio IV Allocated Downpayment shall, individually, also be referred to as an “Allocated Downpayment Amount”.

2.2    As further set forth in Section 12 below, in connection with Purchaser’s acquisition of the Interests, Purchaser is required to assume all of the Assumed Loans and the Assumed Loan Documents. In connection therewith, on the applicable Closing Date, Purchaser shall receive a credit against the Unadjusted Purchase Price in an amount equal to: (i) with respect to the Closing of the sale of the Portfolio I Equity Interests (such Closing, the “Portfolio I Equity Interests Closing”), the outstanding principal balance of the Portfolio I Loans as of such Closing Date (such amount, the “Portfolio I Assumed Loan Amount”); (ii) (a) with respect to the Closing of the sale of all of the Portfolio II Equity Interests in a single Closing (such Closing, the “Portfolio II Equity Interests Complete Closing”), the outstanding principal balance of the Portfolio II Loans as of such Closing Date (such amount, the “Portfolio II Complete Assumed Loan Amount”) and (b) with respect to the Closing of the sale of all of the Portfolio II Equity Interests in more than one Closing in accordance with Section 4.2 below (each such Closing, a “Portfolio II Equity Interests Partial Closing”), the outstanding principal balance of the Portfolio II Loans being assumed as of each such Closing Date (each such amount, a “Portfolio II Partial Assumed Loan Amount”); (iii) with respect to the Portfolio III Equity Interests Closing (such Closing, the “Portfolio III Equity Interests Closing”), the outstanding principal balance of the Portfolio III Loans as of such Closing Date (such amount, the “Portfolio III Assumed Loan Amount”); and (iv) with respect to the Portfolio IV Equity Interests Closing (such Closing, the “Portfolio IV Equity Interests Closing”), the outstanding principal balance of the Portfolio IV Loans as of such Closing Date (such amount, the “Portfolio IV Assumed Loan Amount”).

2.3    (a)    On the applicable Closing Date, Purchaser shall pay to the applicable Seller an amount equal to the following:

(i)     with respect to the Portfolio I Equity Interests Closing, the Portfolio I Allocated Purchase Price (as hereinafter defined) less the sum of (x) (I) if the sale of all of the Interests shall close concurrently in a single Closing, the Portfolio I Allocated Downpayment, (II) if there is more than one Closing and the Portfolio I Equity Interests Closing is not the Final Closing, ninety five percent (95%) of the Portfolio I Allocated Downpayment or (III) if there is more than one Closing and the Portfolio I Equity Interests Closing is the Final Closing, the Portfolio I Allocated Downpayment together with the Allocated Downpayment Amount Remainder, and (y) the Portfolio I Assumed Loan Amount (such funds, the “Portfolio I Closing Funds”);

(ii)     with respect to the Portfolio II Equity Interests Closing, the Portfolio II Allocated Purchase Price (as hereinafter defined) or the Portfolio II Loan Pools Allocated Purchase Price (as hereinafter defined), as applicable, less the sum of (x) (I) if the sale of all of the Interests shall close concurrently in a single Closing, the Portfolio II Allocated Downpayment, or (II) (A) if there is more than one Closing and the sale of all of the Portfolio II Equity Interests shall occur in a single Closing, ninety five percent (95%) of the Portfolio II Allocated Downpayment, (B) if there is more than one Closing and the sale of the Portfolio II Equity Interests shall occur in more than a single Closing in accordance with Section 4.2 below, ninety five percent (95%) of the Portfolio II Pools Allocated Downpayment applicable to the Portfolio II Pools that are the subject of each applicable Closing or (C) if there is more than one Closing and a Portfolio II Equity Interests Partial Closing is the Final Closing, the Portfolio II Pools Allocated Downpayment applicable to the Portfolio II Pools that are the subject of the Final Closing, as applicable, together with the Allocated Downpayment Amount Remainder, and (y) the Portfolio II Complete Assumed Loan Amount or the Portfolio II Partial Assumed Loan Amount, as applicable (such funds, the “Portfolio II Closing Funds”);

(iii)     with respect to the Portfolio III Equity Interests Closing, the Portfolio III Allocated Purchase Price (as hereinafter defined) less the sum of (x) (I) if the sale of all of the Interests shall close concurrently in a single Closing, the Portfolio III Allocated Downpayment, (II) if there is more than one Closing and the Portfolio III Equity Interests Closing is not the Final Closing, ninety five percent (95%) of the Portfolio III Allocated Downpayment or (III) if there is more than one Closing and the Portfolio III Equity Interests Closing is the Final Closing, the Portfolio III Allocated Downpayment together with the Allocated Downpayment Amount Remainder, and (y) the Portfolio III Assumed Loan Amount (such funds, the “Portfolio III Closing Funds”); and

(iv)     with respect to the Portfolio IV Equity Interests Closing, the Portfolio IV Allocated Purchase Price (as hereinafter defined) less the sum of (x) (I) if the sale of all of the Interests shall close concurrently in a single Closing, the Portfolio IV Allocated Downpayment, (II) if there is more than one Closing and the Portfolio IV Equity Interests Closing is not the Final Closing, ninety five percent (95%) of the Portfolio IV Allocated Downpayment or (III) if there is more than one Closing and the Portfolio IV Equity Interests Closing is the Final Closing, the Portfolio IV Allocated Downpayment together with the Allocated Downpayment Amount Remainder, and (y) the Portfolio IV Assumed Loan Amount (such funds, the “Portfolio IV Closing Funds”), in each such case, as adjusted for prorations, apportionments, credits and other adjustments as herein provided (and referred to herein following such prorations, apportionments, credits and other adjustments, as applicable, as the “Purchase Price”), by wire transfer of immediately available federal funds to an account or accounts designated by the applicable Seller.

(b)    Sellers and Purchaser acknowledge and agree that the Unadjusted Purchase Price shall be allocated among the Portfolio I Equity Interests, the Portfolio II Equity Interests, the Portfolio III Equity Interests and the Portfolio IV Equity Interests in the following manner: (i) Four Hundred Two Million Sixty Seven Thousand and 00/100 Dollars ($402,067,000.00) of the Unadjusted Purchase Price shall be allocated to the Portfolio I Equity Interests Closing (the “Portfolio I Allocated Purchase Price”); (ii) One Billion Seven Hundred Ninety Seven Thousand and 00/100 Dollars ($1,000,797,000.00) of the Unadjusted Purchase Price shall be allocated to the Portfolio II Equity Interests Closing (the “Portfolio II Allocated Purchase Price”) and the Portfolio II Allocated Purchase Price shall be further allocated among the Portfolio II Pools as set forth on Exhibit FF attached hereto and made a part hereof (the “Portfolio II Loan Pools Allocated Purchase Price”); (iii) Four Hundred Ninety Million One Hundred Fifty Three Thousand and 00/100 Dollars ($490,153,000.00) of the Unadjusted Purchase Price shall be allocated to the Portfolio III Equity Interests Closing (the “Portfolio III Allocated Purchase Price”); and (iv) One Hundred Forty One Million Nine Hundred Eighty Three Thousand and 00/100 Dollars ($141,983,000.00) of the Unadjusted Purchase Price shall be allocated to the Portfolio IV Equity Interests Closing (the “Portfolio IV Allocated Purchase Price”). In addition, the Unadjusted Purchase Price shall be allocated among the various Real Properties encumbered by the Assumed Loans in accordance with Exhibit FF.

2.4    Purchaser and the Escrow Agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, all amounts as are required to be deducted or withheld from such amounts under the Code, the rules and regulations promulgated thereunder, or any other provision of U.S. federal, state, local or non-U.S. Tax or other laws. Any such withheld amounts (i) shall be timely paid or remitted to the applicable Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.    Contracts.
Purchaser acknowledges that Sellers have disclosed to Purchaser that certain of the Subsidiary Companies are a party to the contracts and agreements regarding the assets of the Subsidiary Companies, including, without limitation, the Premises, described on Exhibit P attached hereto and made a part hereof (as amended, modified, renewed or extended as of the Effective Date, the “Existing Contracts”). Subject to

the terms and provisions of Section 7.1(h), at the applicable Closing, by virtue of Purchaser’s acquisition of the Interests, Purchaser shall indirectly assume all of the Subsidiary Companies’ obligations under the Existing Contracts, the Contract Amendments (as hereinafter defined) and the New Contracts (as hereinafter defined) to which the Subsidiary Companies are then a party (the Existing Contracts, the Contract Amendments and the New Contracts are referred to herein, collectively, as the “Contracts”). If any required approval for the transfer of the Interests under any Contract is not obtained by the applicable Closing Date, then the applicable Subsidiary Companies shall nonetheless remain a party to such Contract, such Contract shall not terminate and the parties shall nevertheless proceed to the applicable Closing. Purchaser agrees that the failure of Sellers to obtain any such consent to the transfer of the Interests shall not constitute a default by Sellers hereunder, constitute a failure of a condition precedent in favor of Purchaser or grant Purchaser any right or remedy whatsoever.

4.    Closing Date.

4.1    The closing of the transactions contemplated hereunder (the “Closing”) shall occur on the later to occur (but no later than the Outside Closing Date) of (x) the date that is ninety (90) days after the Effective Date and (y) the date that is twelve (12) Business Days after the last condition to Closing set forth in Sections 7.3 and 7.4 has been fulfilled or waived in accordance herewith (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date) (such date, as it may be adjourned pursuant to this Agreement, the “Scheduled Closing Date”; and the actual date of the Closing, the “Closing Date”), and shall take place by means of an escrow closing through Escrow Agent, or at the offices of Sellers’ counsel, Duval & Stachenfeld LLP, located at 555 Madison Avenue, 6th Floor, New York, New York 10022; provided that (A) Sellers shall have the adjournment rights provided in Section 8.2, (B) the Closing Date may be automatically adjourned in accordance with the provisions of Section 44 or Exhibit DD (C) Purchaser and each Seller shall have a one-time right with respect to each Closing, by delivering written notice to the other party at least two (2) Business Days prior to the then Scheduled Closing Date, to adjourn such Closing to a date no later than ten (10) Business Days from such Scheduled Closing Date, and (D) unless otherwise agreed in writing by the parties hereto, the Closing Date may not be extended beyond (and this Agreement shall terminate in accordance with the terms hereof on) September 30, 2016 (the “Outside Closing Date”); provided, however, (1) each Seller and Purchaser shall have the right to extend the Outside Closing Date up to four (4) times, each for a period of thirty (30) days, by delivering written notice to the other party at least two (2) Business Days prior to the then Outside Closing Date; provided, that, in no event shall the Outside Closing Date be extended beyond the date that is one hundred twenty (120) days in the aggregate for all extensions under this clause (1) after the initial Outside Closing Date, (2) the Outside Closing Date may be automatically adjourned in accordance with the provisions of Section 44 or Exhibit DD, and (3) the Outside Closing Date may be further extended by a Seller pursuant to and in accordance with the provisions of Section 8.2 (in which event the Outside Closing Date shall be the last date on which such adjournment period expires). Notwithstanding the foregoing, Sellers and Purchaser acknowledge that the Loan Assumption Condition (as hereinafter defined) may not be satisfied such that all Assumed Loans are capable of being consummated in a single Closing and therefore desire, subject to Section 4.2 and the satisfaction or waiver of the closing conditions set forth in Sections 7.3 and 7.4 with respect to such Component of the Interests, to provide for two or more separate Closings, as applicable for each Assumed Loan and the corresponding Component of the Interests applicable thereto, to occur sequentially as the Loan Assumption Condition is satisfied with respect to each Assumed Loan (and the “Scheduled Closing Date” and “Closing Date” defined above shall apply with respect to each such Closing); provided that, (x) (i) the Portfolio II Equity Interests or (ii) if elected by Sellers in accordance with Section 4.2, a portion of the Portfolio II Equity Interests having an aggregate allocated purchase price equal to at least seventy five percent (75%) of the Portfolio II Allocated Purchase Price and (y) either the Portfolio I Equity Interests or the Portfolio III Equity Interests are acquired by Purchaser in the first Closing in accordance with Section 4.2 of this Agreement. For the avoidance of doubt, if the Closing of the sale of all of the Interests and assumption of all of the Assumed Loans does not occur in a single Closing, then, other than with respect to the Component of the Interests and the corresponding Assumed Loans that closed on the first Closing Date (if any), each separate Closing of the remaining Component of the Interests and corresponding Assumed Loans shall occur on the date which is twelve (12) Business Days after the last condition to Closing set forth in Sections 7.3 and 7.4 has been fulfilled or waived in accordance herewith with respect to such Component of the Interests (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date).

4.2    (a)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (but subject in all respects to Section 4.3 below), (A) in no event shall any Closing contemplated in this Agreement occur prior to the contemporaneous occurrence of the Portfolio II Equity Interests Closing and either (x) the Portfolio I Equity Interests Closing or (y) the Portfolio III Equity Interests Closing (collectively, as the case may be, the “First Equity Interest Closing”), which First Equity Interest Closing shall occur following the satisfaction or waiver of the closing conditions set forth in Sections 7.3 and 7.4 (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date); provided, however, in the event that the conditions precedent to (A) either (x) the Portfolio I Equity Interests Closing or (y) the Portfolio III Equity Interests Closing have been satisfied or waived in accordance with the terms and provisions of this Agreement and (B) the Closing for a portion of the Portfolio II Equity Interests having an aggregate allocated purchase price equal to at least seventy five percent (75%) of the Portfolio II Allocated Purchase Price have been satisfied or waived in accordance with the terms and provisions of this Agreement (collectively, as the case may be, the “Sellers-Elected First Equity Interest Closing”), then, in such case, Sellers (in their respective sole discretion) shall have the right to elect (the “First Equity Interest Closing Election”) to cause the Sellers-Elected First Equity Interest Closing to occur (it being acknowledged and agreed that (i) for purposes of this Agreement, the occurrence of the Sellers-Elected First Equity Interest Closing shall constitute the First Equity Interest Closing for all purposes under this Agreement, (ii) if Purchaser bears any incremental cost as a result of such election or the steps required to effectuate such election, Seller shall reimburse Purchaser for such cost and (iii) the First Equity Interest Closing Election shall not cause any Subsidiary Company being acquired by Purchaser at the First Equity Interest Closing to incur any additional liability arising from such First Equity Interest Closing Election); and (B) upon the occurrence of the First Equity Interest Closing in accordance with this Section 4.2, any subsequent Closing contemplated hereunder (including, without limitation, the Closing of each Portfolio II Pool that was not a part of the First Equity Interest Closing) shall be permitted to occur in any order upon the satisfaction of all of the conditions precedent (including, without limitation, the applicable Loan Assumption Condition) applicable thereto.

(b)    With respect to each Portfolio II Pool that was not a part of the First Equity Interest Closing (each, a “Remaining Portfolio II Pool”), Sellers and Purchaser acknowledge and agree that upon the satisfaction or waiver in accordance with the terms and provisions of this Agreement of all of the conditions precedent applicable to the Closing of a Remaining Portfolio II Pool, then Portfolio II Seller and Purchaser shall proceed to close such Remaining Portfolio II Pool on the date which is twelve (12) Business Days after the date upon which the last condition to Closing set forth in Sections 7.3 and 7.4 has been fulfilled or waived in accordance herewith (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date).

(c)    Purchaser and Sellers acknowledge and agree that in the event that Sellers exercise the First Equity Interest Closing Election, then, in such case, the following shall apply: (i) Bayshore AHP and American Home Portfolio Holdings shall be deemed the “Seller” for purposes of such Closing solely with respect to effectuating the transfer of the Portfolio II Equity Interests under this Agreement (it being understood that American Home Portfolio Group LLC shall remain the Seller for all other purposes under this Agreement, including with respect to any obligation owed to Purchaser under this Agreement) and the “Portfolio II Equity Interests” shall be deemed to refer to (x) the interests of Bayshore AHP in the applicable Subsidiary Companies owning homes located on such real property that are the subject of such Closing and (y) the interests of American Home Portfolio Holdings in the applicable Subsidiary Companies owning the Real Property that is the subject of such Closing; (ii) Venture Holdings AHP shall transfer to Purchaser or an entity designated by Purchaser all of the applicable Home Contracts and homes pertaining to the Portfolio II Equity Interests that are the subject of such Closing; (iii) Bayshore AHP shall transfer to Purchaser or an entity designated by Purchaser all of the applicable homes pertaining to the Portfolio II Equity Interests that are the subject of such Closing; and (iv) the parties shall reasonably cooperate with one another to facilitate the conveyance of the applicable Portfolio II Pools to Purchaser in accordance with the foregoing (provided that (i) if Purchaser bears any incremental cost as a result of Seller exercising the Sellers Elected First Equity Interest Closing or the steps required to effectuate such election, Seller shall reimburse Purchaser for such cost and (ii) the First Equity Interest Closing Election shall not cause any Subsidiary Company being acquired by Purchaser at the First Equity Interest Closing to incur any additional liability arising from such First Equity Interest Closing Election). Subsequent to the Sellers-Elected First Equity Interest Closing, any Closing with respect to a Remaining Portfolio II Pool shall be structured between the applicable parties hereto in the same manner as provided in the preceding sentence.

4.3    Notwithstanding anything to the contrary contained herein, if at any time there is an Allocated Portfolio MAE (as hereinafter defined), then Purchaser shall not have the right to terminate this Agreement (in its entirety or with respect to the then remaining Component of the Interests to which the Allocated Portfolio MAE applies), and the Closing of the sale of all of the then remaining Component of the Interests and assumption of all of the then remaining Assumed Loans shall occur in a single Closing, upon the satisfaction or waiver of the closing conditions set forth in Sections 7.3 and 7.4 with respect to all of the then remaining Component of the Interests, and Purchaser shall only have the right to terminate this Agreement in its entirety at such single Closing if there exists an Aggregate Material Adverse Effect (as hereinafter defined).  If Purchaser elects to proceed with a Closing for a Component of the Interests where an Allocated Portfolio MAE occurs with respect to a Component of the Interests, then the Allocated Portfolio MAE for the remaining Component of the Interests shall not be reduced, altered or otherwise modified by any such excess in the Allocated Portfolio MAE for such Component of the Interests.

5.    Violations.

Purchaser shall acquire the Interests with the applicable Subsidiary Companies holding title to the Premises subject to all violations of law or municipal ordinances, regulations, orders, or requirements issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Premises, and any outstanding work orders, whether any of the foregoing are outstanding as of the Effective Date (each, an “Existing Violation”) or noticed after the Effective Date (each, a “New Violation”; together with the Existing Violations, the “Violations”). Purchaser shall not, without first obtaining the prior written consent of Sellers, request that any Governmental Authority inspect or otherwise evaluate the condition of the Premises (or any part thereof) in respect of the existence of Violations, provided that the foregoing shall not prohibit Purchaser from making customary inquiries of Governmental Authorities as to whether Violations have been noticed by any such Governmental Authorities. Purchaser (i) acknowledges that Sellers have disclosed to Purchaser and/or Purchaser is otherwise aware of the existence of the matters listed on Exhibit Q attached hereto and made a part hereof, (ii) agrees that same constitute Existing Violations for purposes of this Section 5, and (iii) acknowledges that Sellers have not made any representation regarding such Existing Violations nor made any representation that such matters constitute all Existing Violations. Notwithstanding the foregoing, at Closing, the applicable Seller shall pay all fines, interest and penalties assessed against the Premises as of the Closing Date for the Existing Violations and New Violations issued, noted or of record, but solely to the extent such fines, interest and penalties exceed $25,000 in the aggregate.

6.    Apportionments.

6.1    All prorations and other adjustments described in this Section 6 shall be made at the Closing between the applicable Seller and Purchaser at such Closing based on the closing statement or settlement statement (“Closing Statement”) prepared by the applicable Seller and delivered to the Purchaser in accordance with Section 6.16. The net amount of credits to the Purchaser and the Sellers for Proration Items, as reflected on the Closing Statement, shall result in an increase or decrease of the Unadjusted Purchase Price with respect to each Closing. All prorations and other adjustments made pursuant to this Section 6 shall be made without duplication whatsoever.

6.2    The parties hereto agree that the following (including all proration items set forth in this Section 6 (other than Section 6.13), the “Proration Items”) shall be apportioned between the applicable Seller and Purchaser at each Closing (to the extent applicable thereto), as of 11:59 P.M. of the day immediately preceding the applicable Closing Date (the “Adjustment Time”) on the basis of the actual number of days of the month that shall have elapsed as of the applicable Closing Date and based upon the actual number of days in the month and a 365 day year, and the net aggregate amount thereof either shall be paid by Purchaser to the applicable Seller or credited to Purchaser towards the Unadjusted Purchase Price, as the case may be, at such Closing:

(a)    Real property taxes and assessments (including, without limitation, any assessments relating to Permitted Title/Survey Matters (as hereinafter defined), business improvement district assessments or similar charges), personal property taxes, water rates and charges, and sewer taxes, in each case, not otherwise payable directly to the applicable taxing authority by any tenant under a Lease.

(b)    Subject to Section 6.7, if and to the extent applicable, fixed, base, escalation, storage charges, additional and percentage rent, parking charges, storage charges and all other charges under the Leases (including, without limitation, electricity and utility surcharges, administrative fees in connection with security deposits held by Seller under the Leases, pass-through payments due from tenants for trash collection and other services and cleaning fees, redecorating fees, amenity fees and pet fees), if, as and when collected (all of the foregoing being collectively referred to as “Rents”).

(c)    Charges under the Contracts, other than Contracts related to the provision of cable services at any of the Real Properties which required payment of a single initial installment thereunder (which, for the avoidance of doubt, the parties acknowledge and agree shall not be apportioned under this Section 6 and any amounts previously paid thereunder shall be the sole property of Sellers).

(d)    Taxes not otherwise payable directly to the applicable taxing authority by any tenant under a Lease.

(e)    Annual license, permit, franchise and inspection fees.

(f)    Deposits, if any, on account with utility companies servicing the Premises and any reimbursements for utility fees.

(g)    Amounts held in the Repurchase Agreement Reserves (as hereinafter defined), which shall be apportioned pursuant to Section 35.

(h)    All other items customarily apportioned in connection with the sale of similar properties similarly located.

6.3    (a)    If the real property taxes and assessments (including, without limitation, any assessments relating to Permitted Title/Survey Matters, business improvement district assessments or similar charges), personal property taxes, water rates and charges, and sewer taxes, in each case, not otherwise payable directly to the applicable taxing authority by any tenant under a Lease are not finally fixed before the applicable Closing Date for non-Michigan Properties, the apportionments thereof made at such Closing shall be based on the real property taxes and assessments or personal property taxes, as applicable, assessed for the preceding fiscal year or the applicable billing period, or on estimated water and sewer charges and after the real property taxes or assessments, personal property taxes or water and sewer charges are finally fixed, the applicable Seller and Purchaser shall, within thirty (30) days after the date such taxes or rates and charges are fixed, make a recalculation or the apportionment of the same, and the applicable Seller or Purchaser, as the case may be, shall promptly make an appropriate settlement with the other based upon such recalculation. For Michigan Properties only, any tax bill which is required to be prorated and which has not yet been received by the Closing Date will be estimated using the current year’s assessment and the prior year’s millage rate; provided, however, if the current year’s assessment is not available as of such Closing Date, then such estimate will use the prior year’s tax bill.

(b)    Purchaser and each Seller acknowledge and agree that, from and after each Closing, Purchaser shall have the sole right, at its sole cost and expense, to file, prosecute, settle or take other actions with respect to real estate tax appeal proceedings for any and all tax years during such Seller’s indirect ownership of the applicable Real Estate Owners ending prior to such Closing Date (a “Pre-Closing Tax Year”); provided, however, that Purchaser shall not settle any such proceeding for any Pre-Closing Tax Year without the prior written consent of the applicable Seller (such consent not to be unreasonably withheld so long as such proposed settlement would not have an adverse impact on the real estate taxes and assessments for any Pre-Closing Tax Year). If any real property tax assessment protests and proceedings affecting the Properties for any Pre-Closing Tax Year are pending at the time of a Closing, such proceedings may continue to be prosecuted under Seller’s direction and control; provided, that Seller shall not be entitled to settle or compromise the same without the consent of Purchaser if such settlement or compromise would have an impact on the real estate taxes for the fiscal year in which the Closing occurs (a “Closing Tax Year”) or any subsequent tax year (a “Post-Closing Tax Year”). From and after each Closing, Purchaser shall have the sole right, at its sole cost and expense, to file, prosecute, settle or take other actions with respect to real estate tax appeal proceedings for a Closing Tax Year and any and all Post-Closing Tax Years, in each such case, without the consent of the applicable Seller; provided, however, that Purchaser shall not settle any such proceeding for any Closing Tax Year without the prior written consent of the applicable Seller if such proposed settlement would have an adverse impact on the real estate taxes and assessments for any Pre-Closing Tax Year. Any refunds from a real estate tax appeal proceeding that are obtained by Purchaser (net of the documented, reasonable out-of-pocket third party costs actually incurred by Purchaser in connection with such tax appeal proceeding) with respect to (i) a Pre-Closing Tax Year shall be the sole property of such Seller, (ii) a Closing Tax Year shall be apportioned between the applicable Seller and Purchaser on a pro rata basis (based on the parties’ respective periods of indirect ownership of the applicable Real Estate Owners in the Closing Tax Year) and (iii) a Post-Closing Tax Year shall be the sole property of Purchaser, except to the extent that such refunds were included in the determination of the Unadjusted Purchase Price. If any such refunds which are due to a Seller in accordance with this Section 6.3(b) are paid to or received by Purchaser, then Purchaser shall promptly pay over the same to the applicable Seller. If Purchaser receives a credit against future real estate taxes in settlement of a tax certiorari proceeding to which a Seller is entitled pursuant to this Section 6.3(b), then Purchaser shall pay over the amount thereof to the applicable Seller promptly following the realization of such credit by Purchaser, except to the extent that such credits were included in the determination of the Unadjusted Purchase Price.

(c)    Notwithstanding the foregoing terms and provisions of this Section 6.3 or anything to the contrary set forth in this Agreement, solely with respect to the Properties located in Michigan, current city, county and/or state ad valorem real property taxes affecting such Properties shall be prorated between Purchaser and the applicable Seller as of the applicable Closing Date on a due date basis (and not based on the lien date or the fiscal year of the applicable taxing authority) as if paid in advance and using the assumption of December 1 and July 1 due dates (i.e., the summer 2016 taxes shall be deemed to relate to the period from July 1, 2016-June 30, 2017 and the winter 2015 taxes shall be deemed to relate to the period from December 1, 2015-November 30, 2016).

6.4    (a)    If the Premises or any part thereof shall be or shall have been affected by any bond or special assessment prior to a Closing Date, such bond or special assessment due and relating to the period of time prior to such Closing Date shall be paid by the applicable Seller and such bond or special assessment due or relating to the period of time from and after the applicable Closing Date shall be paid by Purchaser. If any bond or special assessment on the Premises is payable in installments, then the installment for the period in which the Closing occurs shall be prorated (with Purchaser assuming the obligation to pay any installments due from and after the applicable Closing Date).

(b)    If the Premises or any part thereof shall be or shall have been affected by any bond or special assessment subsequent to the applicable Closing Date, whether or not payable in annual installments, the entire amount of such bond or assessment shall be paid by Purchaser.

6.5    If there are any water meters on the Premises (other than meters measuring water consumption costs which are the obligation of tenants to pay under Leases), the applicable Seller shall furnish readings, and the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings. If there is any fuel on hand, the applicable Seller shall furnish a reading, and the unfixed charges for such fuel, for the period from the date of such reading until the applicable Closing Date shall be apportioned based upon such reading.

6.6    The amount of (i) any unpaid taxes, assessments, water charges and sewer taxes and/or rents and vault charges and taxes which the applicable Subsidiary Companies are obligated to pay and discharge, with interest and penalties thereon calculated through and including the date two (2) days after the applicable Closing Date and (ii) any other liens or encumbrances which any Seller is paying and discharging pursuant to Section 8 of this Agreement, may, at the option of the applicable Seller, be paid from the Purchase Price at Closing, provided, that the Title Company (as hereinafter defined) shall be willing to insure Purchaser against collection of the foregoing, including interest and penalties. If Seller so elects with respect to clause (ii), such liens and encumbrances shall not be objections to title.

6.7    At a Closing, Rent for the month of Closing shall be prorated (on the basis of the actual number of days elapsed in such month) based on actual Rent received for the calendar month prior to Closing. After the Closing, the actual Rents received in respect of the month of Closing shall be calculated and re-prorated in accordance with Section 6.17, and Seller shall receive an amount equal to ninety percent (90%) of any Rents not actually received. In addition, at a Closing, the applicable Seller shall receive a credit against the Purchase Price in an amount equal to ninety percent (90%) of all Rents that are less than sixty (60) days delinquent (it being agreed that in determining delinquent Rents, such determination shall be made as of the calendar month prior to Closing not as of the month of the Closing). Seller shall receive no credit for all Rents that are delinquent as of end of the calendar month prior to the applicable Closing Date by more than sixty (60) days.

6.8    The amount of all payments of principal, interest and other amounts under the Home Contracts that are delinquent as of the applicable Closing Date (“Home Contract Delinquent Amounts”) shall be adjusted and prorated on an if, as and when collected basis. Home Contract Delinquent Amounts collected by each Subsidiary Company after the Closing Date shall be applied, (A) first to all delinquent amounts due and payable for the calendar months preceding the calendar month in which the applicable Closing occurs, then (B) to all amounts due and payable for the calendar month in which the Closing occurs, then (C) to all amounts due and payable for the calendar months following the month in which the Closing occurs. Purchaser shall promptly remit any amounts due to Seller promptly upon receipt.

6.9    With respect to utility service charges, each Seller shall furnish readings of the applicable utility meters to a date not more than thirty (30) days prior to the applicable Closing Date, and the unfixed charges, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings.
6.10    Purchaser acknowledges that certain of the Subsidiary Companies may be responsible for the payment of lease and finder’s fees and commissions payable to brokers and leasing agents (collectively, “Finder’s Fees”) and other out-of-pocket costs and expenses with respect to Leases, including, without limitation, rent abatement, referral fees, other similar fees, legal fees, costs and disbursements (collectively, “Other Leasing Costs”; together with any Finder’s Fees, “Leasing Costs”), arising out of Leases that were executed during the time period in which such Subsidiary Company was the owner of the Premises. Subject to this Section 6.10 and Section 6.13 below, Sellers agree that the applicable Seller (through the applicable Subsidiary Companies) shall be responsible for the payment of the Leasing Costs arising out of Leases that were executed on, before or after the Effective Date; provided, however, the foregoing shall not extend to any obligation to pay Leasing Costs that are accrued after an applicable Closing Date (as, for example, Leasing Costs that are accrued in respect of the renewal or expansion in respect of an Existing Lease that occurs subsequent to the applicable Closing Date). Notwithstanding the foregoing, Purchaser agrees that Purchaser shall (I) be responsible for 50% of all Leasing Costs arising out of, under or in connection with: (a) a renewal of, or expansion or extension under, any Existing Lease that occurs subsequent to the Effective Date and prior to the applicable Closing Date and (b) any Lease Amendments and New Leases that occurs subsequent to the Effective Date and prior to the applicable Closing Date, and (II) be responsible for the payment of all Leasing Costs arising out of, under or in connection with: (a) a renewal of, or expansion or extension under, any Existing Lease that occurs subsequent to the applicable Closing Date and (b) any Lease Amendments and New Leases that occurs subsequent to the applicable Closing Date. In connection with the foregoing, Purchaser hereby (x) assumes, effective as of the Closing Date, as applicable, the obligation to pay all Leasing Costs with respect to the leasing matters described in the foregoing clauses (I) and (II), (y) indemnifies the applicable Seller against any liability effective as of the Closing Date arising under such Leasing Costs with respect to the leasing matters described in the foregoing clauses (I) and (II), and (z) agrees that if a Seller pays more than its 50% share of any such amount in respect of any such leasing matters described in clause (I) or any amount in respect of leasing matters described in clause (II) prior to the applicable Closing Date, then, at the applicable Closing, Seller shall receive a credit to the Unadjusted Purchase Price in an amount equal to the full amount of such Leasing Costs. Notwithstanding the foregoing, the parties agree that any costs paid after the Effective Date to a dealer, resident or other person to induce a person to move a home onto a Manufactured Home Community shall not be deemed a Leasing Cost and Seller shall receive a credit to the Unadjusted Purchase Price for such costs.

6.11    It is the intention of the parties for the applicable Subsidiary Companies to retain all security deposits of tenants under the Leases, then held by the applicable Subsidiary Companies, together with any interest accrued on such security deposits; provided, however, prior to each Closing, the applicable Seller shall have the right to deduct from any security deposit any amount due from a tenant of the Premises as a result of a default by such tenant under such tenant’s Lease; provided that any such deduction is done in the ordinary and customary course of the applicable Seller’s operation of the Properties and Seller shall promptly notify Purchaser of any such deduction.

6.12    Unless otherwise required by applicable law, all indemnity payments made pursuant to this Agreement shall be treated for all U.S. federal, state and local income tax purposes as adjustments to the Unadjusted Purchase Price.

6.13    At each Closing, the following shall occur (in each case, if and to the extent applicable to the Component of the Interests being sold at such Closing):

(a)    In the event that, after May 5, 2016 and prior to the applicable Closing Date:

(i)    a manufactured home located at a Manufactured Home Community is vacant on the Effective Date (or becomes vacant after the Effective Date) or a Repurchased Home (as hereinafter defined) is acquired and any of the Subsidiary Companies incurs any reasonable and customary costs or expenses in order to re-lease or sell such manufactured home to a third party (including, without limitation, reasonable refurbishment or renovation costs applicable to such manufactured home, set-up costs, freight costs and lot preparation and modification costs and any other costs for improvement or addition thereto), subject in all cases to Section 17.1, then, at such Closing, the applicable Seller shall receive a credit against the Unadjusted Purchase Price equal to the full amount of such costs and expenses;

(ii)    any of the Subsidiary Companies repurchases any existing manufactured home pursuant to any of the Repurchase Agreements (the “Repurchased Homes”), then, at such Closing, the applicable Seller shall receive a credit against the Unadjusted Purchase Price in an amount equal to the product of (1) $0.90, multiplied by (2) an amount equal to the outstanding principal balance of the Home Contract that was secured by such Repurchased Home(s), plus any and all reasonable and customary costs, expenses, commissions and fees incurred by any Subsidiary Companies in connection therewith as evidenced by a closing statement or other bill of sale, in each case, subject to Section 17.1;

(iii)    any of the Subsidiary Companies forecloses on any existing manufactured home, then Seller shall receive a credit against the Unadjusted Purchase Price in an amount equal to the outstanding balance of the loan that encumbered such foreclosed home and any costs incurred by Seller in connection with the enforcement of such foreclosure;

(iv)    any existing manufactured home located at a Manufactured Home Community (other than a Repurchased Home) becomes available for purchase and any of the Subsidiary Companies acquires such manufactured home, or any manufactured home is obtained from another Property, in each case, subject to Section 17.1, then at such Closing, the applicable Seller shall receive a credit against the Unadjusted Purchase Price equal to the acquisition price paid (or hypothetical price, in the case of a transfer from another Property) for such manufactured home, plus any and all reasonable and customary costs, expenses, commissions and fees incurred by such Subsidiary Companies (including, without limitation, any of the foregoing relating to set-up, freight and lot preparation and modification and any improvement or addition thereto);

(v)    any of the Subsidiary Companies sells any manufactured homes (including any Repurchased Homes) or transfers any manufactured home to another Property, then at such Closing, Purchaser shall receive a credit against the Unadjusted Purchase Price equal to the gross (or hypothetical, in the case of a transfer) sale price from such sale, minus such costs, expenses, commissions and fees actually paid by any Subsidiary Companies in connection therewith as evidenced by a closing statement or other bill of sale;

(vi)    any Subsidiary Company purchases a new or used manufactured home to locate at a Manufactured Home Community, then, at such Closing, the applicable Seller shall receive a credit against the Unadjusted Purchase Price equal to the acquisition price paid by the applicable Subsidiary Companies with respect to such manufactured home, plus any and all reasonable and customary costs, expenses, commissions and fees incurred by such Subsidiary Companies (including, without limitation, any of the foregoing relating to set-up, freight and lot preparation and modification and any improvement or addition thereto); or

(vii)    any Subsidiary Company has made a deposit in connection with the purchase of any existing manufactured home located at a Manufactured Home Community or any new manufactured home to locate at a Manufactured Home Community and the acquisition of such manufactured home has not been consummated by the applicable Closing Date, then, at such Closing, the applicable Seller shall receive a credit against the Unadjusted Purchase Price equal to the amount of such deposit delivered for such manufactured home, plus any interest accrued thereon as of such Closing Date.

(b)    Purchaser shall receive a credit to the Purchase Price in an amount equal to the sum of (1) the outstanding principal balance of all Home Contracts as of April 30, 2016 (as set forth on Exhibit KK) minus (2) the outstanding principal balance of all Home Contracts as of the applicable Closing Date (the “Closing OPB”) (and if such amount results in a negative number, then Purchaser shall receive no credit). Seller shall receive a credit to the Purchase Price in an amount equal to the sum of (1) the Closing OPB minus (2) the outstanding principal balance of all Home Contracts as of April 30, 2016 (as set forth on Exhibit KK) (and if such amount results in a negative number, then Seller shall receive no credit). The parties acknowledge and agree that in determining the Closing OPB, the parties shall determine the outstanding principal balance of the applicable Home Contracts as of the end of the calendar month immediately preceding the Closing. Once the applicable information is available, after the Closing, the parties shall recalculate the Closing OPB using the outstanding principal balance of the applicable Home Contracts as of the end of the calendar month in which the Closing occurred in the same manner as Proration Items in Section 6.2. Interest received with respect to the Home Contracts in the month of a Closing shall be prorated.
(c)    To the extent owned by a Subsidiary Company, prior to the applicable Closing Date, the applicable Seller shall cause all monies to be removed from all vending machines, laundry machines, pay telephones and other coin or dollar operated equipment as of the Adjustment Time and such Seller shall retain all monies collected therefrom as of the Adjustment Time, and Purchaser shall be entitled to any monies collected therefrom after the Adjustment Time.

6.14    At each Closing, Seller shall receive a credit to the Purchase Price for the full amount of each of the following items not otherwise prorated pursuant to this Section 6: (x) any cash on hand, held by, or on behalf of, or for the benefit of Seller or any Subsidiary Company (including, without limitation, cash on deposit in bank accounts and reserves, escrows and deposits held by or for the benefit of a Lender as set forth in Section 12 below and the Repurchase Agreement Reserve (as hereinafter defined) pursuant to Section 35 below), cash equivalents, receivables (excluding, for the avoidance of doubt, those receivables set forth in Sections 6.7 and 6.8), insurance proceeds or condemnation awards previously paid to the

Subsidiary Companies (other than any such insurance proceeds and/or condemnation awards, if any, due Purchaser pursuant to Section 14 below), or funds in the Subsidiary Companies’ bank accounts, in each case through the applicable Closing Date, and surety, licenses or utility bonds; (y) any prepaid expenses previously paid by any Subsidiary Company to fulfill any obligation or liability of such party, in each such case, only to the extent not inconsistent or duplicative with Section 2.4 or Section 6.1 through Section 6.13; and (z) any amortization payment made with respect to an Assumed Loan that has not yet been applied to reduce the outstanding principal balance of such Assumed Loan, in all cases as determined in accordance with GAAP as applied in a manner consistent with the accounting practices and methodology used in preparing the Financial Statements.

6.15    At each Closing, Purchaser shall receive a credit to the Purchase Price for (i) the full amount of accounts payable of the Subsidiary Companies as of the applicable Closing Date, (ii) the amount of any accrued liabilities of the applicable Subsidiary Companies not otherwise prorated pursuant to this Section 6 as of the applicable Closing Date, (iii) all prepaid Rent and other revenues with respect to the operation of the Properties collected by the Seller or the Company Subsidiaries prior to the Closing Date which are allocable to the period after the Closing Date and (iv) the outstanding principal amount of indebtedness of any Company Subsidiary (other than the Assumed Loans (which are being prorated in accordance with Section 12)) not otherwise prorated pursuant to this Section 6 plus any accrued interest thereon, in each case, as of the applicable Closing Date, in all cases of clauses (i)-(iv) above, as determined in accordance with GAAP as applied in a manner consistent with the accounting practices and methodology used in preparing the Financial Statements.

6.16    No later than five (5) Business Days and not more than ten (10) Business Days prior to the then Scheduled Closing Date, the applicable Seller shall deliver to the Purchaser for its review and comment a preliminary written statement setting forth the estimated Proration Items and other credits and adjustments to the Unadjusted Purchase Price under this Agreement on a Property by Property basis for the applicable Component of the Interests being sold at such Closing (the “Estimated Closing Statement”). The Estimated Closing Statement shall be accompanied by reasonable documentation supporting the determination of the estimated Proration Items and other credits and adjustments to the Unadjusted Purchase Price under this Agreement.

6.17    Subject to the provisions of Section 37 of this Agreement, in the event a Closing occurs, the provisions of this Section 6 and all other credits and adjustments to the Unadjusted Purchase Price under this Agreement shall survive each such Closing Date for one hundred twenty (120) days (each such period, an “Apportionments Correction Period”) and either party hereto shall have the right prior to expiration of the applicable Apportionments Correction Period to require that errors related to computations, calculations and estimated information be corrected and the parties agree that any adjustments not raised prior to the expiration of the applicable Apportionments Correction Period shall be deemed to be waived. For the avoidance of doubt, the parties hereto acknowledge and agree that after the expiration of an Apportionments Correction Period, the indemnification obligations of the applicable Seller, if any, and Purchaser, if any, contained in this Section 6 with respect to such Apportionments Correction Period, shall expire. From and after each Closing until the expiration of the applicable Apportionments Correction Period, Sellers shall at all times have, on reasonable advance notice and during normal business hours, reasonable access to, and the right to inspect, Purchaser’s work papers, schedules, statements and information to confirm the computations and calculations of the apportionments as provided in this Agreement. If the Purchase Price, as corrected for adjustments after a Closing, exceeds the Purchase Price set forth on the Closing Statement, Purchaser will promptly (but in no event later than ten (10) Business Days after receipt of written notice from a Seller) pay the amount of such excess to such Seller, by wire transfer of immediately available funds to an account specified in writing by such Seller; and if the Purchase Price as corrected for adjustments after a Closing is less than the Purchase Price set forth on the Closing Statement, such Seller will promptly (but in no event later than ten (10) Business Days after receipt of written notice from Purchaser) pay the amount of such shortfall to Purchaser, by wire transfer of immediately available funds to an account specified in writing by Purchaser and such payment covenant by such Seller and Purchaser shall survive the applicable Closing until the expiration of the applicable Apportionments Correction Period; provided, however, if any request for payment is duly made by a Seller or Purchaser, as the case may be, under this Section 6.17 prior to the expiration of the applicable Apportionments Correction Period and such request has not been fully paid (or otherwise resolved) as of the last day of the applicable Apportionments Correction Period, then such unpaid (or unresolved) payment request shall survive until such time as such request has been fully paid (or finally resolved). In the event of any objections to any computations or calculations made by any Seller or Purchaser pursuant to this Section 6.17, the objecting party shall deliver to the non-objecting party a statement setting forth the items with which the objecting party disagrees with reasonably detailed support in respect of any such disagreement (the “Objection Statement”). The applicable Seller and the Purchaser shall negotiate in good faith to resolve any objections set forth in the Objection Statement, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objection Statement, the applicable Seller and the Purchaser shall submit the issues remaining in dispute for final resolution to an independent certified public accounting firm of national reputation mutually agreed by the Purchaser and the applicable Seller (and if the parties cannot agree to such alternative firm, each of the applicable Seller and the Purchaser shall name an independent certified public accounting firm of national reputation and those two shall select an independent certified public accounting firm of national reputation to serve as arbitrator) (the firm so determined, the “Financial Arbitrator”). Each party agrees to execute, if requested by the Financial Arbitrator, a reasonable and customary engagement letter, including customary indemnities for the benefit of the Financial Arbitrator. The Financial Arbitrator shall (i) consider only those items and amounts which are identified in the Objection Statement and which the Purchaser and the applicable Seller are unable to resolve, (ii) apply only the provisions of this Section 6, and (iii) make a final determination in writing. In resolving any item of dispute, the Financial Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the applicable Seller or less than the smallest value for such item claimed by either the Purchaser or the applicable Seller. The applicable Seller and the Purchaser shall use their reasonable best efforts to cause the Financial Arbitrator to resolve all disagreements and make a final determination in writing as soon as practicable and in any event within thirty (30) days after the submission of any dispute to the Financial Arbitrator. The Purchaser and the applicable Seller shall promptly comply with all reasonable requests by the Financial Arbitrator for information, books, records and similar items. The fees and expenses of the Financial Arbitrator shall be borne by Purchaser, on the one hand, and the applicable Seller, on the other hand, in such amount(s) as shall be determined by the Financial Arbitrator based on the proportion that the aggregate amount of disputed items submitted to the Financial Arbitrator that is unsuccessfully disputed by the Purchaser, on the one hand, or the applicable Seller, on the other hand, as determined by the Financial Arbitrator, bears to the total amount of such disputed items so referred to the Financial Arbitrator for resolution. The resolution of the dispute by the Financial Arbitrator shall be final and binding on the parties hereto and non-appealable.

6.18    Prorations and other adjustments pursuant to this Section 6 shall not affect, be limited by, or be applied against any deductibles, thresholds or maximum amounts relating to the indemnification obligations and claims for damages contained in Section 37.

6.19    For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, in the event of multiple Closings hereunder, the apportionments, prorations, credits and other adjustments set forth in this Section 6 and elsewhere in this Agreement shall be determined and calculated at each Closing for the applicable Component of the Interests that is the subject of such Closing.

7.    Closing Deliveries and Closing Conditions.

7.1    At each Closing (except to the extent otherwise provided below), each Seller shall deliver (or cause to be delivered through Escrow Agent) to Purchaser the following with respect to the Component of the Interests owned by such Seller (i.e., the Portfolio I Equity Interests, the Portfolio II Equity Interests (or portion thereof in connection with a partial sale of the Portfolio II Equity Interests), the Portfolio III Equity Interests or the Portfolio IV Equity Interests, as applicable) that is being conveyed to Purchaser at such Closing:

(a)    an assignment and assumption of interests, in the form attached hereto as Exhibit R and made a part hereof (each, an “Assignment and Assumption of Interests”), executed by such Seller;

(b)    a “non-foreign person certification” that meets the requirements of Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder, in the form attached hereto as Exhibit S and made a part hereof, executed by (or on behalf of) such Seller;

(c)    at the first Closing under this Agreement, the applicable Seller shall either (x) agree to maintain a net worth and liquidity equal to the product of (A) $5,000,000 and (B) a fraction, the numerator of which is the applicable Purchase Price for the Component of the Interests and the denominator of which is the Unadjusted Purchase Price, to satisfy Seller’s Post-Closing Obligations under this Agreement, which net worth and liquidity obligation of Seller shall be guaranteed by NorthStar Realty Finance Limited Partnership, a Delaware limited partnership, or any successor entity thereto acquiring all or substantially all of such entity’s assets (any such entity, “Guarantor”) in the form of Exhibit AA, attached hereto and made a part hereof or (y) cause to be delivered a Guaranty, in the form of Exhibit AA, attached hereto and made a part hereof, executed by Guarantor;

(d)    all forms, affidavits and certificates required to be filed in connection with the imposition and/or payment of any and all Transfer Taxes (collectively, the “Transfer Tax Documents”), in the proper form for submission, prepared, executed and acknowledged by such Seller;

(e)    such documents (such as limited liability company resolutions, corporate resolutions or partnership authorizations of Seller and the Subsidiary Companies and certified limited liability company, corporate or partnership organizational documents of the Subsidiary Companies) as are reasonably required to evidence the authorization of the transactions contemplated by this Agreement and the delivery by the applicable Seller of all of the applicable Closing documents required by this Agreement;

(f)    the Closing Statement agreed to by the applicable Seller and Purchaser in accordance with Section 6 of this Agreement;

(g)    (i) to the extent same are in the possession of or under the reasonable control of such Seller (A) copies of the applicable Subsidiary Companies’ executed originals (or copies) of all Leases, Contracts and Home Contracts relating thereto and (B) keys and access, alarm and security codes to all doors located at, and equipment and utility rooms located in, the Premises; and (ii) to the extent same are in the possession of or under the reasonable control of such Seller and are transferable to Purchaser (A) all plans and specifications with respect to the Premises and books and records related to the management and operation of the Premises and (B) all original licenses, certificates and permits pertaining to the Premises and required for the use or occupancy thereof (or copies thereof, to the extent originals are unavailable);

(h)     evidence reasonably satisfactory to Purchaser of the termination of the existing asset management agreements and property management agreements to which any Subsidiary Company is a party;

(i)    evidence reasonably satisfactory to Purchaser of the resignation or removal of all individuals that serve as officers, directors or managers, as applicable, of any of the Subsidiary Companies, each effective on or prior to the applicable Closing Date;

(j)    subject to Section 11.3, a certificate in the form attached hereto as Exhibit T and made a part hereof updating the representations and warranties given by such Seller pursuant to Section 11.1 hereof as of the applicable Closing Date, executed by such Seller;

(k)    for each of the Subsidiary Companies (the “Florida Subsidiaries”) with Premises in Florida (“Florida Premises”), a Clearance Letter from the Florida Department of Revenue, evidencing that no tax, penalty, or interest is due to the Florida Department of Revenue; and

(l)    such other documents, instruments and/or deliveries as are required to be delivered by such Seller pursuant to the terms of this Agreement or applicable law.

7.2    At each Closing (except to the extent otherwise provided below), Purchaser shall deliver (or cause to be delivered) to the applicable Seller the following:

(a)     the Purchase Price with respect to the Component of the Interests being acquired;
(b)    each Assignment and Assumption of Interests, executed by Purchaser;
(c)    the Transfer Tax Documents, executed and acknowledged by Purchaser, each in proper form for submission;
(d)    such documents (such as limited liability company resolutions, corporate resolutions or partnership authorizations) as are reasonably required by a Seller evidencing the authorization of the purchase of the Interests (or any Component of the Interests) by Purchaser and the delivery by Purchaser of all of the applicable Closing documents required by this Agreement;

(e)    the Closing Statement agreed to by the applicable Seller and Purchaser in accordance with Section 6 of this Agreement;

(f)    a certificate in the form attached hereto as Exhibit U and made a part hereof updating the representations and warranties given by Purchaser pursuant to Section 11.2 hereof as of the applicable Closing Date, executed by Purchaser;

(g)    with respect to each applicable Subsidiary Company, such documents, instruments, certificates and/or deliveries required to be filed with the Secretary of State of Delaware and all of the applicable governmental authorities of each jurisdiction in which such Subsidiary Company is qualified to transact business in order to change the name of such Subsidiary Company to remove and exclude any reference to “NS”, “NRF”, “NorthStar” or words and phrases of similar import in the name of such Subsidiary Companies;

(h)    with respect to all of the applicable Subsidiary Companies, such documents, instruments, certificates and/or deliveries required or appropriate to be filed with the Secretary of State of Delaware and the applicable governmental authorities of each jurisdiction in which such Subsidiary Company is qualified to transact business in order to effectuate a change of the principal place of business and/or other information pertaining to, or associated with, NorthStar Realty Finance Corp., RHP Properties, Inc. and/or any affiliates thereof;

(i)    such other documents, instruments, certificates and/or deliveries as are required by the Corporate Trust Company, the Corporation Service Company, or any other applicable corporate service provider (and/or their respective affiliates) (collectively, the “Corporate Service Providers” and each, a “Corporate Service Provider”) to, with respect to the Subsidiary Companies, change the service of process and notice delivery instructions (including, without limitation, a change of the recipient parties, billing parties and their respective addresses) on file with the applicable Corporate Service Providers to such new service of process delivery instructions provided by Purchaser;

(j)    at the Closing of each assumption of the Assumed Loans (as hereinafter defined), an amendment to each staffing agreement or similar document (relating to independent members, independent managers, independent directors, springing members and/or similar parties) between a Subsidiary Company and a Corporate Service Provider, which amendment shall (A) be entered into with such Corporate Service Provider on the Closing Date of such loan assumption (and effective as of such date), and (B) change the business address and notice delivery information (including, without limitation, billing parties and related details) of each applicable Subsidiary Company to such new business address and notice delivery information provided by Purchaser; and

(k)    such other documents, instruments and/or deliveries as are required to be delivered by Purchaser pursuant to the terms of this Agreement or applicable law.

7.3    Conditions to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to each Closing to the extent applicable to the Component of the Interests that is the subject of such Closing, of each of the following conditions precedent, any of which may be waived in writing by Sellers in their sole discretion:

(a)    Purchaser shall have paid to the applicable Seller the full amount of the Portfolio I Allocated Purchase Price, Portfolio II Allocated Purchase Price (or the applicable portion thereof in the event that there is more than one Closing with respect to the Portfolio II Equity Interests in accordance with Section 4.2 of this Agreement), Portfolio III Allocated Purchase Price and/or Portfolio IV Allocated Purchase Price, as applicable, subject to apportionments, prorations, credits and other adjustments in accordance with the terms and provisions of this Agreement;

(b)    each of the Purchaser’s Representations set forth in Section 11.2 being true and correct as of the Effective Date and as of the applicable Closing Date, as if made as of such date;

(c)    Purchaser shall have delivered all agreements, instruments, certificates and other documents required to be delivered by Purchaser pursuant to the terms and provisions of this Agreement;

(d)    Purchaser having performed or complied in all material respects with all of the covenants and obligations of Purchaser required by this Agreement to be performed or complied with by Purchaser at or prior to such Closing and Purchaser shall have satisfied all of its obligations pursuant to Section 7.2 of this Agreement; and

(e)    each applicable Lender shall have approved the assumption of the Assumed Loan applicable to the subject transfer of the Component of the Interests to Purchaser in accordance with Section 12 of this Agreement and such approval shall be in full force and effect on the applicable Closing Date.

7.4    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to each Closing to the extent applicable to the Component of the Interests that is the subject of such Closing, of each of the following conditions precedent, any of which may be waived in writing by Purchaser in its sole discretion:

(a)    each of (i) the Sellers’ Fundamental Representations (as hereinafter defined) being true and correct in all respects as of the Effective Date and as of the applicable Closing Date, as if made as of such date (except for representations and warranties which refer to facts, events or circumstances existing as of a specific date, which representations and warranties shall be true and correct only as of such specified date) and (ii) the Sellers’ Other Representations (as hereinafter defined) being true and correct (without regard to any qualification as to materiality or material adverse effect (or any correlative terms)) as of the Effective Date and as of the applicable Closing Date, as if made as of such date (except for representations and warranties which refer to facts, events or circumstances existing as of a specific date, which representations and warranties shall be true and correct in all material respects only as of such specified date), except where the failure of such representations and warranties to be true and correct has not had, or would not be reasonably expected to have, a Material Adverse Effect;

(b)    each applicable Seller shall have delivered all agreements, instruments, certificates and other documents required to be delivered by Seller pursuant to the terms and provisions of this Agreement;

(c)    each applicable Lender shall have approved the assumption of the Assumed Loan applicable to the subject transfer of the Component of the Interests to Purchaser in accordance with the provisions of Section 12 of this Agreement and such approval shall be in full force and effect on the applicable Closing Date, and no monetary or material non-monetary defaults shall have occurred and be continuing under any of the Assumed Loans;
(d)    title to each of the Properties shall be free and clear of all liens, security interests, pledges or similar encumbrances, other than the Permitted Title/Survey Matters or as otherwise expressly permitted pursuant to this Agreement; and
(e)    each applicable Seller having performed or complied with in all material respects all of the covenants and obligations of Seller required by this Agreement to be performed or complied with by Seller at or prior to such Closing. Each Seller shall have satisfied all of its respective obligations pursuant to Section 7.1 of this Agreement.

7.5    Notwithstanding anything to the contrary in Section 7.3 or Section 7.4 above, neither Sellers nor Purchaser may rely on the failure or non-satisfactions of any condition precedent set forth in Section 7.3 or Section 7.4, as applicable, if such failure or non-satisfaction was primarily caused by such party’s own failure to comply with, or breach with respect to, its covenants and obligations under this Agreement.
7.6    The acceptance of transfer of the Portfolio I Equity Interests, Portfolio II Equity Interests (or the applicable portion(s) thereof in the event that the Portfolio II Equity Interests are conveyed to Purchaser in more than a single Closing), Portfolio III Equity Interests and/or the Portfolio IV Equity Interests shall, in each such instance, be deemed to be the full performance and discharge of any and all obligations on the part of the applicable Seller to be performed pursuant to the provisions of this Agreement with respect to the Portfolio I Equity Interests, Portfolio II Equity Interests (or the applicable portion(s) thereof in the event that the Portfolio II Equity Interests are conveyed to Purchaser in more than a single Closing), Portfolio III Equity Interests and/or the Portfolio IV Equity Interests, as applicable, except where such agreements and obligations are specifically stated herein to survive a Closing (it being acknowledged and agreed that the acceptance of transfer of the Interests by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Sellers to be performed pursuant to the provisions of this Agreement, except where such agreements and obligations are specifically stated herein to survive a Closing).
7.7    Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall reasonably cooperate and use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereunder, including the satisfaction of the respective conditions set forth in this Section 7; provided, that there shall be no obligation on any party to incur any liability or obligation not expressly contemplated by this Agreement, or to impair the rights of any party.

8.    Title Insurance and Survey Matters.

8.1    Purchaser and Sellers acknowledge that (A) Sellers have made available to Purchaser those certain title reports and/or title commitments referenced on Exhibit V attached hereto and made a part hereof with respect to the Premises (individually and collectively, the “Title Commitment”) from Commonwealth Land Title Insurance Company, Chicago Title Insurance Company and Fidelity National Title Insurance Company (collectively, in such capacity, the “Title Company”), and (B) Sellers have made available to Purchaser those certain surveys referenced on Exhibit W attached hereto and made a part hereof with respect to the Premises (individually and collectively, the “Survey”). Purchaser acknowledges and agrees that (x) (i) all matters stated in the Title Commitment and the Survey, and (ii) all matters referenced on Exhibit X attached hereto and made a part hereof are, in each such case, acceptable to Purchaser, and (y) subject to this Section 8, Sellers have no obligation to cure any title matter or survey condition in respect of the Premises. As used herein “Permitted Existing Title/Survey Matters” shall mean the items referred to in clauses (i) and (ii) above. Notwithstanding the foregoing, however, Sellers shall be obligated to and shall, prior to or at Closing, remove or cause to be removed all title matters (I) voluntarily recorded by Sellers or any of the Subsidiary Companies or otherwise placed or affirmatively permitted to be placed by Sellers or any of the Subsidiary Companies against any of the Properties after the date hereof consisting of mortgages, deeds of trust, security agreements, financing statements or other instruments which evidence or secure indebtedness (other than the Assumed Loans), (II) mechanics’ liens pertaining to work performed by or on behalf of Sellers, tax liens, real estate taxes, water rates and charges and sewer rents and taxes, each of which remain unpaid or of record as of the Closing Date, (III) the items listed on Schedule 8.1 attached hereto and (IV) not covered by clauses (I), (II) and (III) above and which can be satisfied and discharged of record by the payment of a liquidated sum not equal to or in excess of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00)

in the aggregate (the items under clauses (I), (II), (III) and (IV) above are collectively referenced herein as the “Required Clearance Exceptions”), and all such matters shall be deemed to be “Title Objections” (as hereinafter defined) for all purposes under this Agreement.

8.2    If any new matters or conditions are shown on any update of the Title Commitments or the Surveys which both (A) are not Permitted Existing Title/Survey Matters and (B) have a Material Adverse Effect (such matters and/or conditions, the “Title Objections”), Purchaser shall have the right to object to the same by delivering notice (each such notice, a “Purchaser’s Title/Survey Update Notice”) thereof to the applicable Seller prior to the earlier of the applicable Closing Date or the date that is seven (7) Business Days after Purchaser receives actual notice thereof (and if Purchaser fails to deliver such notice within such seven (7) Business Day (or shorter) period, then Purchaser shall be deemed to have accepted such matters or conditions). To the extent that the same do not constitute Required Clearance Exceptions, such Seller shall have five (5) Business Days following the receipt of any Purchaser’s Title/Survey Update Notice (and if the expiration of such five (5) Business Day period is after the applicable Closing Date, then, at the option of such Seller, the applicable Closing shall be adjourned to the date three (3) Business Days after the expiration of such five (5) Business Day period) in which to give Purchaser notice (each such notice, a “Seller’s Title/Survey Update Response”) that such Seller will, at such Seller’s expense, either (1) cause such new matter or condition to be deleted from the Title Commitment or Survey, or (2) not cause such new matter or condition to be deleted from the Title Commitment or removed from the Survey. If such Seller gives notice pursuant to clause (1), then such Seller will cause such new matter or condition to be deleted from the Title Commitment or Survey prior to the applicable Closing Date, as same may be adjourned pursuant to the foregoing provisions of this Section 8.2 (and such Seller shall have the further right to adjourn the applicable Closing Date one or more times (but for not more than sixty (60) days in the aggregate) in order to effectuate same); provided, however, if, at a Closing, such Seller has failed to cause any such new matter or condition to be deleted from the Title Commitment or the Survey, then Purchaser, in its sole and absolute discretion, may elect to (a) subject to Section 4.3, terminate this Agreement at such Closing and such failure shall constitute a willful breach of Seller (in which event the provisions of Section 9 and Section 20 of this Agreement shall apply to such termination), or (b) waive the right to terminate this Agreement as a result of any such Title Objection. If such Seller (i) fails to give any Seller’s Title/Survey Update Response within said five (5) Business Day period, or (ii) gives notice pursuant to clause (2), then Purchaser will deliver written notice to such Seller on or before the earlier of (I) one (1) Business Day prior to the applicable Closing Date (as same may be adjourned pursuant to the foregoing provisions of this Section 8.2) or (II) five (5) Business Days following the earlier of the expiration of such five (5) Business Day period or the giving of the Seller’s Title/Survey Update Response either (X) terminating this Agreement (in which event the provisions of Section 9 of this Agreement shall apply to such termination) or (Y) waiving the right to terminate this Agreement as a result of any such new matter or condition. If Purchaser fails to deliver such notice terminating this Agreement pursuant to clause (X) within said five (5) Business Day (or shorter) period, then Purchaser shall be deemed to have elected under clause (Y) above. If Purchaser elects to waive the right (or is deemed to have elected to waive the right) to terminate this Agreement pursuant to clause (Y) above, then any new matter or condition previously objected to by Purchaser shall become Permitted Title/Survey Matters (as hereinafter defined). Purchaser acknowledges that each Seller shall be entitled to deliver such Seller’s notice under clause (1) or clause (2) above in Seller’s sole and absolute discretion. Except with respect to the Required Clearance Exceptions, Purchaser acknowledges that each Seller shall be entitled to deliver such Seller’s notice under clause (1) or clause (2) of Section 8.2 above in Seller’s sole and absolute discretion. As used herein “Permitted Title/Survey Matters” shall mean (x) the Permitted Existing Title/Survey Matters and (y) all additional matters and conditions that are acceptable to Purchaser (or deemed acceptable to Purchaser) pursuant to the provisions of this Section 8.2.

8.3    Notwithstanding anything contained herein to the contrary, Sellers shall have no obligation to take any steps, bring any action or proceeding or incur any effort or expense whatsoever to cure any title or survey objection other than Required Clearance Exceptions, or any Title Objections which Sellers has elected to remove. In the event that, as of the then Scheduled Closing Date, Sellers shall have failed to remove any Required Clearance Exceptions or any Title Objections which Sellers have elected to remove prior to the Closing, then Sellers shall be deemed to be in default under this Agreement.

9.    Disposition of Downpayment.

If (a) Sellers are unable to transfer the Interests in accordance with the terms of this Agreement on or before the Outside Closing Date, (b) Purchaser is entitled to and does elect to terminate this Agreement in accordance with the provisions of Sections 7.4, 8, 11.3, 14 or 20 of this Agreement, or (c) a Seller is entitled to and does elect to terminate this Agreement in accordance with the provisions of Sections 7.3 or 10 of this Agreement, then Sellers and Purchaser shall direct Escrow Agent to refund to Purchaser the Downpayment (or such portion thereof as shall have been deposited with Escrow Agent). Upon such delivery of the Downpayment to Purchaser, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder, except for the Post-Termination Obligations (as hereinafter defined), which shall survive such termination.

10.    Purchaser’s Default.

If (i) each Seller has performed all of its respective obligations hereunder (other than those obligations which Sellers cannot perform due to a breach by Purchaser hereunder) and (ii) either (a) the Closing is not consummated because of Purchaser’s breach or default under this Agreement or (b) Purchaser has failed to comply with its material obligations under Section 12 or Section 35 in any material respect within 10 business days’ after receiving written notice from Seller of such non-compliance, then Sellers, as Sellers’ sole remedy, shall have the right to cause Escrow Agent to deliver to Sellers the Downpayment, as and for Sellers’ liquidated damages (the parties hereto acknowledging that it would be difficult or impossible to accurately ascertain the amount of Sellers’ damages), which amount represents a bona fide good faith estimate of the damages that Sellers would suffer in such event. Upon Sellers’ receipt of the Downpayment, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement other than the Post-Termination Obligations, which shall survive such termination. The parties agree that Sellers’ receipt of the Downpayment as the liquidated damages shall be the sole and exclusive relief to which Sellers might otherwise be entitled as a result of the Closing not being consummated due to Purchaser’s default, Sellers hereby specifically waiving any and all other rights which Sellers may have to damages, specific performance or any other remedy as a result of the Closing not being consummated due to a Purchaser default. The provisions of this Section 10 shall survive the Closing or the earlier termination of this Agreement.

11.    Representations.

11.1    Each Seller hereby represents and warrants, for itself and for no other Seller (and subject to and in accordance with Section 36.1), to Purchaser that, as of the Effective Date or such other specified date as set forth in any representation or Exhibit or Schedule, subject to such exceptions as are disclosed in the disclosure schedule supplied by Sellers and attached to this Agreement as Exhibit Y or any other Schedule attached to this Agreement (the “Seller Disclosure Schedule”) (it being agreed that disclosure of any item or matter in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent to be so applicable to such other section or subsection):

(a)    Organization. Such Seller is a duly formed and validly existing Delaware limited liability company, in existence and in good standing (or will be by the Closing applicable to such Seller) under the laws of the State of Delaware. Each Subsidiary Company owned by such Seller is a duly formed and validly existing limited liability company in its jurisdiction of formation. Such Seller has delivered or made available to Purchaser correct and complete copies of the current limited liability company operating agreement, and any amendments thereto, as applicable, of each of the Subsidiary Companies.
(b)    Authority. The execution, delivery and performance of this Agreement and of all documents contemplated hereunder and the consummation of the transactions contemplated hereby by such Seller (i) is within such Seller’s corporate, partnership, limited liability company or other applicable powers and (ii) have been duly authorized by all necessary corporate, partnership, limited liability company or other applicable action. This Agreement has been duly executed and delivered by such Seller constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)    Interests. (i) Portfolio I Seller is the sole owner, beneficially, legally and of record, of the Portfolio I Equity Interests, except for liens, encumbrances, claims and other rights imposed under applicable securities laws or set forth or otherwise reflected in the applicable Subsidiary Company’s organizational documents and any rights or interests of the applicable Lender under the Assumed Loan Documents applicable to the Portfolio I Loans; (ii) Portfolio II Seller is the sole owner, beneficially, legally and of record, of the Portfolio II Seller Interests, except for liens, encumbrances, claims and other rights imposed under applicable securities laws or set forth or otherwise reflected in the applicable Subsidiary Company’s organizational documents and any rights or interests of the applicable Lender under the Assumed Loan Documents applicable to the Portfolio II Loans; (iii) Portfolio III Seller is the sole owner, beneficially, legally and of record, of the Portfolio III Seller Interests, except for liens, encumbrances, claims and other rights imposed under applicable securities laws or set forth or otherwise reflected in the applicable Subsidiary Company’s organizational documents and any rights or interests of the applicable Lender under the Assumed Loan Documents applicable to the Portfolio III Loans; and (iv) Portfolio IV Seller is the sole owner, beneficially, legally and of record, of the Portfolio IV Seller Interests, except for liens, encumbrances, claims and other rights imposed under applicable securities laws any rights or interests of the applicable Lender under the Assumed Loan Documents applicable to the Portfolio IV Loans. Except for the transfers of the Interests contemplated by this Agreement (including, without limitation, modifications required in connection with the assumption of the Assumed Loans), each entity shown on the current structure charts attached hereto as Exhibit B, Exhibit D, Exhibit F and Exhibit H (collectively, the “Structure Charts”), as applicable, is the owner, beneficially, legally and of record, of a membership interest in each entity indicated to be owned (in the applicable percentage interest) by such entity on said structure chart, except for encumbrances imposed under applicable securities laws or set forth or otherwise reflected in the Subsidiary Company’s organizational documents and any rights or interests held by any Lender under any Assumed Loan. Except for rights created pursuant to this Agreement, there are no (A) outstanding Interests in any Subsidiary Company (in each case, other than those shown on the Structure Charts) or outstanding securities convertible into or exchangeable or exercisable for Interests in any Subsidiary Company, (B) bonds, debentures, notes, or other indebtedness with respect to any Subsidiary Company granting a third party the right to vote on any matters, (C) outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which any Subsidiary Company is bound to issue, repurchase or otherwise acquire or retire any Interests of any of such entities, or (D) voting agreements, voting trusts, buy-sell agreements (other than any buy-sell agreements with respect to the members of Seller), rights of first refusal, options or rights or obligations relating to the members of the Subsidiary Companies or the Interests in any Subsidiary Company.

(d)    Litigation. Other than as set forth on the Seller Disclosure Schedule and except for evictions, collections and repossessions in the ordinary course of business, there is no current or pending action, suit, arbitration, claim or proceeding (including, without limitation, with respect to any homeowner’s association) with respect to such Seller, the Subsidiary Companies or the Interests or, to the knowledge of such Seller, threatened in writing against such Seller, the Subsidiary Companies or the Interests, except those of the foregoing which are fully covered by insurance. Other than as set forth on the Seller Disclosure Schedule, no Seller, Subsidiary Company or any of their respective assets or properties is subject to any outstanding order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority (each, a “Governmental Order”) nor, to the knowledge of Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority, other than judgments relating to evictions, collections or repossessions.

(e)    Purchase Rights. Except with respect to Purchaser or pursuant to rights granted to homeowner associations under applicable laws, such Seller has not granted to any Person any option, right of first refusal, right of first offer or other right to purchase the Interests or the Premises that remains outstanding.

(f)    Bankruptcy. Neither such Seller nor any of the Subsidiary Companies owned by such Seller have (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension or readjustment of its indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee of such Seller, any of such Subsidiary Companies or any of their respective property or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same.

(g)    No Foreign Person. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(h)    Consents and Approvals; No Conflicts. Except as set forth on the Seller Disclosure Schedule, and subject to the Loan Assumption Documents (as hereinafter defined) and the completion of the assumption of each of the Assumed Loans, neither such Seller nor any Subsidiary Companies owned by such Seller are required to obtain any consent, approval or order of any court or Governmental Authority in order to execute, deliver or perform any of such Seller’s or any such Subsidiary Companies’ obligations under this Agreement, other than such of the foregoing as have been obtained or will be obtained by the applicable Closing Date; provided, however, that no representation is made with respect to any liquor license held by Snowbird Concessions, Inc., a Texas corporation. Except as set forth on the Seller Disclosure Schedule, and subject to the Loan Assumption Documents (as hereinafter defined) and the completion of the assumption of each of the Assumed Loans, neither the execution, delivery or performance of this Agreement nor compliance herewith, nor the consummation of the transactions contemplated hereby, results in the creation or imposition of any lien or encumbrance on the Interests or any asset of the Subsidiary Companies or conflicts with or violates (i) any provision of the organizational documents of any Seller, (ii) any law or any order, writ, injunction or decree of any court or Governmental Authority applicable to such Seller or the Subsidiary Companies, or (iii) any material provision of any contract, bond, note or other instrument of indebtedness, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Sellers or any of the Subsidiary Companies are a party.

(i)    OFAC. Such Seller is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC (as hereinafter defined), and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance. Neither: (i) such Seller nor (ii) any Person who owns a controlling interest in or otherwise controls such Seller is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC. For the purposes of this Agreement, “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and “OFAC List” is any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

(j)    Existing Contracts. Exhibit P sets forth a true, correct and complete list of all Existing Contracts for the Premises in effect as of the date set forth on such exhibit, of which Sellers have made true, correct and complete copies available to Purchaser. Each Seller and Subsidiary Company is in compliance in all material respects with each Material Contract (as hereinafter defined) and no Seller or Subsidiary Company is in any material respects in breach or violation of, or default under, any Material Contract. The transactions contemplated by this Agreement shall not cause a default under any Material Contract. No Seller or Subsidiary Company has sent nor received written notice of material breach or default under any such Material Contracts. It is hereby agreed that for purposes of this Section 11.1(j), “Material Contracts” shall mean:

(i)    any Existing Contract with an annual aggregate payment obligation thereunder in excess of One Million and 00/100 Dollars ($1,000,000.00);
(ii)    any Existing Contract relating to the management or operation of any Property;
(iii)    any Existing Contract relating to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than park homes, manufactured homes or inventory) or capital stock or other equity interests of, or otherwise relating to any investment in, another Person;
(iv)    any Existing Contract relating to the development or construction of, or additions or expansions to, the Properties, under which any Seller or Subsidiary Company has, or expects to incur, an obligation in excess of One Million and 00/100 Dollars ($1,000,000.00) per Property, following the Closing Date, other than Existing Contracts for ordinary repair and maintenance entered into in the ordinary course of business consistent with past practice; or

(v)    any Existing Contract under which a Seller or Subsidiary Company has agreed to provide a monetary loan to any Person in excess of One Million and 00/100 Dollars ($1,000,000.00) individually.

(k)    Existing Leases; Rent Rolls. Attached hereto as Exhibit N are lists of the Existing Leases for the Premises, which is accurate in all material respects as of the date set forth on such exhibit. The rent rolls attached hereto as Exhibit N (the “Rent Rolls”) are true, complete and accurate in all material respects as of the date set forth on such exhibit and there are no rental concessions with any tenants except as otherwise set forth on the schedule of concessions attached to the Rent Rolls. Except as otherwise set forth on the Rent Rolls and any schedules appended thereto, to Sellers’ Knowledge, there has been no rent strike or other tenant organized protest of rents or conditions at the Premises.

(l)    Home Contracts. Attached hereto as Exhibit M are lists of Existing Home Contracts, which, to the actual knowledge of such Seller, is accurate in all material respects as of the date set forth on such exhibit.

(m)    Assumed Loans. Sellers have made available to Purchaser true, correct and complete copies of the Assumed Loan Documents listed on Exhibit Z, which is a true and complete list of all Assumed Loan Documents. To Sellers’ knowledge based solely on information Sellers have received from the applicable servicers for the Assumed Loans, Exhibit JJ sets forth the outstanding principal amount, and the amount of reserves, escrows and holdbacks held by any lender with respect to each Assumed Loan as of the date set forth on such exhibit. There does not exist any default or event of default with respect to any economic terms under any such Assumed Loan Documents. Except for the Assumed Loans, no Subsidiary Company has any outstanding indebtedness for borrowed money and no Subsidiary Company has guaranteed the payment or performance of the obligations of any Person other than pursuant to the Assumed Loan Documents.

(n)    Financial Statements; No Unknown Liabilities.
(i)    Sellers have furnished Purchaser with true and correct copies of the unaudited consolidated balance sheet of Sellers and Subsidiary Companies as of the date set forth thereof (the “Financial Statements”).
(ii)    Except as set forth on the Seller Disclosure Schedule, the Financial Statements (A) have been prepared based on the separate books and records of Sellers and Subsidiary Companies, (B) have been prepared in accordance with generally accepted accounting principles in the United States of America as of the date of the applicable reports (“GAAP”) consistently applied (subject, in the case of unaudited statements, to normal year-end adjustments which will not be material in nature or amount to Sellers and Subsidiary Companies) and (C) fairly present in all material respects the financial condition of Sellers and Subsidiary Companies as of the respective dates they were prepared and the results of the operations of the Sellers and Subsidiary Companies for the periods indicated.
(iii)    Except as set forth on the Seller Disclosure Schedule, no Subsidiary Companies have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be recorded on or reflected in the consolidated financial statements of Sellers or Subsidiary Companies, except for liabilities and obligations (i) incurred pursuant to this Agreement, or (ii) incurred in the ordinary course of business and in a manner substantially consistent with past practice since the date of the last Financial Statement. Except as set forth on the Seller Disclosure Schedule, no Subsidiary Companies are a party to, or have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose vehicle or other “off-balance sheet arrangements”). From the date of the last Financial Statement to the Effective Date, there has not been any event, circumstance, change, or effect that, individually or in the aggregate, has had or would reasonably be expected to have, an Aggregate Material Adverse Effect under clause (ii) of the definition thereof. From the date of the last Financial Statement to the Effective Date, except in connection with the negotiation and execution of this Agreement, the Subsidiary Companies have conducted their respective business only in the ordinary course of business and in a manner consistent with past practice in all material respects.

(o)    Repurchase Agreements. Exhibit CC sets forth a true, correct and complete list of all Repurchase Agreements (as hereinafter defined) in effect as of the date set forth on such exhibit, of which Sellers have made true, correct and complete copies available to Purchaser. To Sellers’ knowledge based solely on information Sellers have received from the applicable servicers for the Recourse Notes, Exhibit LL sets forth the amount of reserves held by any servicer with respect to the Repurchase Guaranty Obligations as of the date set forth on such exhibit. To Seller’s knowledge, there does not exist any default or event of default with respect to any economic terms under any such Repurchase Agreement. No Seller or Subsidiary Company has sent nor received written notice of material breach or default under any such Repurchase Agreement.
(p)    Insurance. Attached hereto as Exhibit O is a complete and correct list of all material insurance policies owned or held by or on behalf of Sellers and Subsidiary Companies.
(q)    Management of Properties. The Subsidiary Companies are not party to any management agreements with respect to the Premises, other than as listed on Exhibit K attached hereto and made a part hereof (collectively, the “Management Agreements”), which agreements shall be terminated as of the applicable Closing. No Subsidiary Company has sent nor received written notice of material breach or default under any such Management Agreements.

(r)    Taxes.

(i)    All material Returns required to have been filed by or with respect to the Subsidiary Companies have been timely filed (taking into account any extension of time to file granted or obtained), and all such Returns are true, complete and correct in all material respects.

(ii)    All Taxes shown to be payable on such Returns have been paid, and all other material Taxes required to be paid by the Subsidiary Companies have been timely paid, except for Taxes being contested in good faith by appropriate proceedings.

(iii)    The Subsidiary Companies have timely withheld and paid to the proper Governmental Authorities all material Taxes required to have been withheld and paid, and the Subsidiary Companies have duly and timely filed all Returns with respect to such withheld Taxes.

(iv)    There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which a Subsidiary Company is subject, except as may result from the valid and timely extension of the deadline for filing a Return.

(v)    None of the Subsidiary Companies are a party to, or bound by, any obligation under any Tax sharing or similar agreement or arrangement covering any potential assumption of Tax liability of another Person.

(vi)    None of the Subsidiary Companies are required to make any disclosure with the IRS with respect to a “listed transaction” or “reportable transaction” pursuant to Treasury Reg. § 1.6011-4(b).

(vii)    None of the Subsidiary Companies have requested any private letter rulings from the IRS or comparable rulings from other taxing authorities or entered into any “closing agreement” as described in Section 7121 of the Code or similar arrangement.

(viii)    None of the Subsidiary Companies have received a written claim by any taxing authority in a jurisdiction where the Subsidiary Companies do not file Returns that they are or may be subject to income taxation by the jurisdiction.

(ix)    No deficiency for any amount of Tax has been asserted or assessed by a governmental authority in writing against any Subsidiary Company that has not been satisfied by payment, settled or withdrawn.

(x)    None of the Subsidiary Companies have rescinded or revoked any material Tax election, settled or compromised any material Tax liability or amended any Return filed before the date hereof. No material Tax elections have been made following the filing of the Subsidiary Companies’ 2014 U.S. federal income tax returns

(xi)    To the Seller’s knowledge, there are no material Tax liens on the assets of any Subsidiary Company, other than Encumbrances for Taxes or assessments that are not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings.

(xii)    Except as provided on Exhibit HH attached hereto and made a part hereof, each Subsidiary Company has been since its formation treated for U.S. federal income tax purposes as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), and not as a partnership, corporation or an association taxable as a corporation for U.S. federal income tax purposes.

(xiii)    Except as provided on Exhibit II attached hereto and made a part hereof, none of the Subsidiary Companies holds any interest treated as equity for U.S. federal income tax purposes in an entity treated as a corporation for U.S. federal income tax purposes (not including equity interests treated as cash for purposes of Section 856 of the Code pursuant to IRS Revenue Ruling 2012-17).

(xiv)    None of the Subsidiary Companies has ever been a member of an affiliated, combined, consolidated or unitary tax group, and has no liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or similar provision under state, local or foreign law), as a transferee or successor, by contract or otherwise.

(s)    Employee Benefit Plans. None of the Sellers or the Subsidiary Companies is (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (an “Employee Benefit Plan”), or (ii) an entity any of whose assets include the assets of one or more Employee Benefit Plans.

(t)    Labor and Employment Matters. None of Sellers or the Subsidiary Companies has or has ever had any employees.

(u)    Brokerage. With respect to each Property, there are no brokerage agreements entered into by Sellers or the Subsidiary Companies, relating to finder’s fees or commissions payable to brokers and leasing agents with respect to Leases at such Property.

(v)    Transactions with Affiliates. Except (a) as set forth on the Seller Disclosure Schedule and (b) for Sellers’ organizational documents, to Sellers’ knowledge, no director, officer or other Affiliate of any of the Sellers or Subsidiary Companies (including Sellers and Subsidiary Companies): (i) has any contract with any Seller or Subsidiary Company; (ii) owns or leases any real property used in the business or operations of any of Sellers or Subsidiary Companies; or (iii) provides goods or services to Sellers or Subsidiary Companies.

(w)    No Florida Conduit Entity.  As of the Closing Date, none of the Real Estate Owners owning Real Property in Florida is a “conduit entity” pursuant to Section 201.02(1)(b) of the Florida Statutes. Notwithstanding anything to the contrary in this Agreement, a breach of this representation shall not be taken into account for purposes of Section 7.4(a).

(x)    Environmental Representations. Except as set forth on Exhibit Q or the environmental reports set forth on Exhibit BB, as of the date reflected at the top of such Exhibit Q, no Seller or Subsidiary Company has received written notice (i) that any Seller, any Subsidiary Company or the Premises currently materially violates or may be subject to any material obligations or liability under any law, any material judicial or administrative ruling, order or decree or any permit, license or registration or agency or another Governmental Authority interpretation applicable to Sellers, any Subsidiary Companies or the Premises that relates to the use, handling, transportation, treatment, storage, disposal, release or discharge of (A) those substances, materials or wastes defined, listed, designated, requested or classified as “toxic”, “hazardous”, “acutely hazardous”, “pollutants” or “contaminants” under any Environmental Law; (B) petroleum and petroleum products, by-products and breakdown products; and (C) toxic mold, polychlorinated biphenyls and asbestos containing materials (such substances, collectively, “Hazardous Materials”, and such laws, collectively, “Environmental Laws”) or (ii) regarding any material release (that has not been cured or remediated in compliance with Environmental Law) or threatened release of any Hazardous Materials from, at, on, or under the Premises.

11.2    Purchaser hereby represents and warrants to Seller that, as of the Effective Date:

(a)    Intentionally Omitted.

(b)    Organization. Purchaser is a duly organized and validly existing entity in its jurisdiction of organization or formation and in good standing under the laws of the State of its jurisdiction of formation or organization, and is (or will be by each applicable Closing) qualified to do business and in good standing under the laws of the States where qualification is required.

(c)    Authority. The execution, delivery and performance of this Agreement by Purchaser (i) are within Purchaser’s corporate, partnership, limited liability company or other applicable powers, and (ii) have been duly authorized by all necessary corporate, partnership, limited liability company or other applicable action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(d)    Consents and Approvals; No Conflicts. Purchaser is not required to obtain any consent, approval or order of any court or Governmental Authority in order to execute, deliver or perform any of Purchaser’s obligations under this Agreement. Neither the execution, delivery or performance of this Agreement nor compliance herewith, nor the consummation of the transactions contemplated hereby, conflicts in any material respect with, or is prohibited by, any law or any order, writ, injunction or decree of any court or Governmental Authority applicable to Purchaser.

(e)    ERISA. Purchaser is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a “plan” within the meaning of Section 4975 of the Code or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

(f)    OFAC. Purchaser is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance. Neither: (i) Purchaser, any affiliate of Purchaser or any Person controlled by Purchaser; nor (ii) any Person who owns a controlling interest in or otherwise controls Purchaser; nor (iii) if Purchaser is a privately held entity, any Person otherwise having a direct beneficial interest (other than with respect to an interest in a publicly traded entity) in Purchaser; nor (iv) any Person for whom Purchaser is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, or is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(g)    Litigation. There is no action, suit, arbitration, claim, judgment, order, decree or governmental or other proceeding or investigation pending with respect to Purchaser or threatened by or against Purchaser or any of Purchaser’s affiliates, which, if adversely determined, would (i) restrain, limit, enjoin or prohibit the consummation of the transactions contemplated by this Agreement, (ii) declare unlawful the transactions or events contemplated by this Agreement or (iii) cause any of such transactions to be rescinded, unwound or terminated either in part or in their entirety.

11.3    (a)    Each of the representations and warranties set forth in Section 11.1 of this Agreement (collectively, “Sellers’ Representations”) not made as of a specified date shall be deemed to have been remade at and as of the applicable Closing Date but solely with respect to the Component of the Interests being sold on such Closing Date with the same force and effect as if first made on and as of the applicable Closing Date.

(b)    If prior to the applicable Closing, Sellers’ Representations, as made as of the Effective Date, are determined to be untrue as of the Effective Date or if Sellers’ Representations, as remade on the applicable Closing Date, shall result in Sellers’ Representations being untrue in either instance and such misrepresentation has a Material Adverse Effect as of such Closing Date, then, Purchaser may, at Purchaser’s option, either (i) subject to Section 4.3, terminate this Agreement by notice in writing to Sellers, in which event (subject to the provisions of this Section 11.3) the provisions of Section 9 of this Agreement shall apply to such termination, or (ii) waive the same and purchase the Interests without any abatement of the Purchase Price.

(c)    If prior to the applicable Closing, Sellers’ Representations, as made as of the Effective Date, are determined to be untrue as of the Effective Date or if Sellers’ Representations,

as remade on the applicable Closing Date, shall result in Sellers’ Representations being untrue (a “Pre-Closing Breach”), and such Pre-Closing Breach has or could reasonably be expected to result in Losses to Purchaser in an amount equal to or greater than the Floor (as hereafter defined) but does not result in a Material Adverse Effect as of such Closing Date, then Seller may, at Sellers’ option, either:

(x)    cause the Pre-Closing Breach to be corrected so that it no longer has or could reasonably be expected to result in losses to Purchaser in an amount equal to or greater than the Floor at or before the applicable Closing (and such Seller shall be entitled to adjourn the applicable Closing Date one or more times (but for not more than sixty (60) days in the aggregate) to effectuate such cure), and if such Seller fails to effectuate such cure on or before the applicable Closing Date (as same may have been adjourned), then Purchaser shall have the right at such Closing to either (i) terminate this Agreement by notice in writing to Sellers, in which event (subject to the provisions of this Section 11.3) the provisions of Section 9 of this Agreement shall apply to such termination, or (ii) waive the same and purchase the Interests without any abatement of the Purchase Price; or

(y)    credit Purchaser at the applicable Closing with an amount equal to the diminution of value of the Interests caused by the Pre-Closing Breach so that it no longer has or could reasonably be expected to result in losses to Purchaser in an amount equal to or greater than the Floor (it being agreed that if there is a dispute as to the amount of the credit under this subparagraph (y) then the provisions of Section 6.17 of this Agreement shall apply).

(d)    In the event that Purchaser becomes aware that any of Sellers’ Representations are untrue in any respect that constitutes a Material Adverse Effect prior to the applicable Closing Date and nonetheless proceeds to such Closing without making a claim under this Section 11.3, then same shall be deemed to be an automatic, permanent and irrevocable waiver by Purchaser of any further right to make a claim arising out of such untrue nature of such Sellers’ Representation(s). Purchaser shall be deemed to be aware that any Sellers’ Representation is untrue, inaccurate or incorrect to the extent that, prior to the applicable Closing Date, (i) Purchaser is or becomes aware or otherwise has knowledge of any fact, circumstance, event or other information which is inconsistent or contradictory with any such Sellers’ Representation or (ii) this Agreement or any information or documentation (including, without limitation, the Title Commitment, the Survey or any studies, tests, reports or analyses prepared by or for or otherwise obtained by Purchaser or any of Purchaser’s Representatives (as hereinafter defined) in connection with the Interests or the Premises (or any part thereof)) with respect to Sellers, the Subsidiary Companies, the Interests and/or the Premises (or any portion thereof) delivered or made available to Purchaser (whether through a diligence datasite or otherwise) contains provisions inconsistent with or contradictory to any of Sellers’ Representations.

11.4    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, if, after a Closing, any of Sellers’ Representations with respect to a particular Component of the Interests that was the subject of a prior Closing is discovered after such Closing to be untrue or inaccurate in any respect that constitutes a Material Adverse Effect, then such untruth or inaccuracy shall not affect Purchaser’s obligations hereunder to consummate the acquisition of any remaining Component of the Interests or entitle Purchaser to terminate this Agreement.

11.5    For purposes of this Agreement, the term “to the actual knowledge of such Seller” or “Sellers’ knowledge” and words of similar import, shall mean the actual, present and conscious (but not the constructive or imputed) knowledge of John Katz (the “Sellers’ Knowledge Party”) without any obligation or duty to make inquiry or investigation of any kind other than to make inquiry of Ross Partrich and Joel Brown (it being acknowledged and agreed by Purchaser that such individual is named solely for the purpose of defining and narrowing the scope of Sellers’ knowledge and not for the purpose of imposing any liability on or creating any duties or obligations running from such individual to Purchaser). Sellers and Purchaser acknowledge and agree that Purchaser shall not have any recourse or claim whatsoever against the Sellers’ Knowledge Party individually and that Sellers’ Knowledge Party has no liability under this Agreement.

12.    Loan Assumptions.

Sellers and Purchaser acknowledge and agree that (a) each of the Premises is currently subject to the applicable Assumed Loan encumbering such Premises, as set forth on Exhibits EE-1 through EE-4, pursuant to the terms of the applicable Assumed Loan Documents, (b) in connection with Purchaser’s proposed acquisition of the Interests, Purchaser is required to assume all of the Assumed Loans and the Assumed Loan Documents and (c) each applicable Lender’s consent to the sale of the Interests and the assumption of the applicable Assumed Loan by Purchaser is required pursuant to the terms of the applicable Assumed Loan Documents (including, without limitation, the replacement of the applicable guarantor and/or indemnitor under each and every Assumed Loan with a guarantor and/or indemnitor that satisfies the requirements of the applicable Assumed Loan Documents). In connection with the foregoing, the following shall apply:

12.1    In connection with the assumption of the Assumed Loans by Purchaser, (a) promptly after the execution of this Agreement, the Real Estate Owners shall deliver written notice to the Lenders, as applicable, of the prospective sale of the Interests to Purchaser in accordance with the requirements of the Assumed Loan Documents and (b) thereafter, Sellers and Purchaser shall use commercially reasonable efforts to obtain written consent of the Lenders to the transactions contemplated by this Agreement. In connection with the foregoing:

(a)    Purchaser shall promptly and diligently provide such information as is required by the Lenders pursuant to the Assumed Loan Documents or as otherwise reasonably requested by any of the Lenders to facilitate the consummation of the transactions contemplated hereunder regarding Purchaser and its members, in each case, to the extent such information is customarily requested for such transactions, and deliver such documents, agreements, certificates, instruments and legal opinions as are required by the terms of the Assumed Loan Documents or as otherwise reasonably requested by any of the Lenders (including, without limitation, organizational documents of, and an organizational structure chart reflecting ownership of, Purchaser and its members, non-consolidation opinions, enforceability opinions, Delaware opinions, consents and resolutions, certificates and any other information or documentation reasonably required by the Lenders);

(b)     Purchaser and Seller shall coordinate with and assist the Lenders to the extent reasonably requested in obtaining confirmation from the rating agencies, as applicable, that a re-qualification, reduction or withdrawal of the then current rating assigned to the loans or any class thereof in any securitization of any of the Assumed Loans shall not occur as a result of the assumption of the Assumed Loans by Purchaser, and such other criteria as any rating agency shall reasonably require in connection with the assumption of the Assumed Loans by Purchaser;

(c)    Purchaser shall cause its organizational structure to satisfy the special purpose entity/separateness/bankruptcy remoteness requirements of the applicable Lender and the applicable Assumed Loan Documents;

(d)    Purchaser shall cause the new property manager(s) and management agreement(s), if any, and/or any amendments, modifications, renewals or extensions to any of the existing management agreements that Purchaser intends to remain in place following the assumption of any of the Assumed Loans by Purchaser to satisfy the requirements of the applicable Assumed Loan Documents;

(e)    Purchaser shall timely remit to the Lenders (or to the Real Estate Owners to permit the Real Estate Owners to remit same to the Lenders) the assumption fee and other fees and expenses, advances or reimbursements required to be paid pursuant to the Assumed Loan Documents;

(f)    Purchaser shall cause to be provided a substitute guarantor and/or indemnitor for each of the Assumed Loans that complies with the provisions of the applicable Assumed Loan Documents, if required by the applicable lender;

(g)    Purchaser shall not be obligated to accept any Lender consent if the same imposes obligations on Purchaser or any guarantor of the Assumed Loan not otherwise set forth in the Assumed Loan Documents;

(h)    Purchaser shall have the right to request amendments to the Assumed Loan Documents to reflect permitted transfers and related provisions thereof relevant to Purchaser’s corporate structure as may be reasonably required by Purchaser and solely to the extent such transfers are customarily provided in other loan documents that affiliates of Purchaser are a party to; and

(i)    Purchaser shall take such other reasonable steps and deliver such other reasonable and customary documents, instruments, certificates and agreements as are required to be taken or delivered to the Lenders (it being acknowledged and agreed that any application fee, assumption fee set forth in the applicable Assumed Loan Documents, underwriting and rating agency fee, and the fees, expenses, advances or reimbursements and other costs charged by the Lenders, including, without limitation, attorneys’ fees, and any other parties in connection with reviewing the assumptions, approving Purchaser, preparing the assumption documents, any title charges, appraisal costs, recording and filing fees and costs and other amounts charged by the Lenders (or the respective servicers of the Assumed Loans) in approving Purchaser in accordance with the applicable Assumed Loan Documents (collectively, the “Loan Assumption Fees”) shall be paid solely by Purchaser, which payment obligation shall survive each Closing or any earlier termination of this Agreement).

12.2    Notwithstanding anything to the contrary, Purchaser shall keep Seller fully informed in connection with any and all material submissions and communications with the Lender as well as, upon request by Seller, in connection with Purchaser’s compliance with its obligations under this Section 12. In connection with the foregoing, Purchaser shall, promptly after any Lender’s request therefor: (A) comply with any Lender’s reasonable requests for information and documentation to the extent in Purchaser’s possession at such time and (B) participate in telephone calls and, if required, personal face-to-face meetings to discuss and negotiate the assumption of any of the Assumed Loans, in each case, following reasonable prior written notice thereof (which notice may be given by email to the designated individuals working on such assumption). With respect to the initial loan assumption package to be submitted to the Lenders, Purchaser shall provide all requested information (other than such information that customarily is not included in the initial loan assumption package or is to be provided by Sellers) reasonably available or in the possession of Purchaser at such time within ten (10) Business Days of receipt of the requirements letter or other initial loan assumption request from the Lenders and provide copies of all material correspondence to Sellers. In connection with Purchaser’s assumption of the Assumed Loans and the negotiation of the Loan Assumption Documents, no Lender shall be required to agree to (x) any amendment, alteration, supplementation, modification, revision or other change to the Assumed Loan Documents (other than with respect to modifications to the Assumed Loan Documents to reflect permitted transfers and related provisions relevant to Purchaser’s corporate structure as may be reasonably required by Purchaser and solely to the extent such transfers are customarily provided in other loan documents that affiliates of Purchaser are a party to) or (y) any request for approval of supplemental or additional financing or indebtedness requested by Purchaser or any other party in connection with Purchaser’s assumption of the Assumed Loan Documents and Purchaser agrees that Purchaser’s obligation to assume each of the Assumed Loans and the Assumed Loan Documents is not conditioned upon or subject to any right of Purchaser to obtain, or any obligation of any Lender to agree to any approval of supplemental or additional financing or indebtedness. Accordingly, Purchaser will not request from any Lender any amendment, alteration, supplementation, modification, revision or other change to any of the Assumed Loan Documents (other than with respect to modifications to the Assumed Loan Documents to reflect permitted transfers and related provisions relevant to Purchaser’s corporate structure as may be reasonably required by Purchaser and solely to the extent such transfers are customarily provided in other loan documents that affiliates of Purchaser are a party to) or any approval of supplemental or additional financing or indebtedness.

12.3    Upon receipt thereof, Purchaser shall deliver to Sellers evidence (in form reasonably satisfactory to Sellers) that:

(a)    Each of the Lenders has consented, as applicable, to (i) the acquisition of the Interests by Purchaser and to the assumption of the Assumed Loans by Purchaser (including, without limitation, to the extent required pursuant to the terms of the Assumed Loan Documents, approval of the substitute guarantor and/or indemnitor, approval of the form of legal opinions to be delivered by Purchaser, confirmation from the applicable rating agencies and other deliveries or matters required from Purchaser by the Lenders (or the respective servicers of the Assumed Loans) or required for the Assumed Loans to be assumed by Purchaser);

(b)    Each of the Lenders and Purchaser have agreed upon the form of loan assumption documents to be entered into by Purchaser and/or the substitute guarantor and/or indemnitor, if required by such Lender, at the applicable Closing and the Lenders have agreed to execute and deliver such agreed-upon forms without condition other than (i) the payment by Purchaser of the Loan Assumption Fees, including, without limitation, the assumption fees and costs required to be paid pursuant to the loan agreements, (ii) the execution and delivery of the Loan Assumption Documents by Purchaser, (iii) delivery by Purchaser of the legal opinions, certificates, documents and other deliveries required by the Lenders pursuant to the Assumed Loan Documents, and (iv) such other conditions as Lender may reasonably request that are customarily included in assumptions similar to the contemplated assumption (the documents agreed to between Purchaser and the Lenders, the “Loan Assumption Documents”);

(c)    The Loan Assumption Documents provide, among other things, upon execution and delivery thereof that Purchaser assumes any and all liability under the Assumed Loan Documents (including, without limitation, under any guaranties and/or environmental indemnities) first accruing from and after the applicable Closing Date; and

(d)    Purchaser has agreed to indemnify, defend and hold Sellers and the Seller Exculpated Parties harmless from and against any liability arising with respect to the Assumed Loans from and after each Closing (the conditions set forth in the preceding subclauses (a), (b), (c) and (d), collectively, the “Loan Assumption Condition”).

12.4    Notwithstanding anything to the contrary contained herein or in the Assumed Loan Documents, and subject to and without duplication for the adjustments in this Agreement, the parties hereto acknowledge and agree that each Seller shall be entitled to a credit against the Unadjusted Purchase Price, at any Closing applicable to such Seller, in an amount equal to any and all (i) deposits, reserves, impounds and escrows being held as of the applicable Closing Date by, on behalf of, or for the benefit of any Subsidiary Company (whether held by the Lender or the respective servicers of the Assumed Loans) under any of the Assumed Loan Documents and (ii) other funds derived from the Premises held by, on behalf of, or for the benefit of any Subsidiary Company (whether held by the Lender or the respective servicers of the Assumed Loans) in any lockbox or other account or sub-account, in each case, to the extent that the Lenders have not remitted such funds directly to the Real Estate Owners and such amounts were not liquidated with the proceeds distributed to Seller at the applicable Closing. At each Closing, the monthly recurring debt service payments and any other amounts due and payable under the Assumed Loans shall be prorated as of the Adjustment Time.

13.    Certain Tax Matters.

13.1    Indemnification Obligations with Respect to Taxes.

(a)    Subject to and in accordance with the provisions of Section 37, and without duplication, Sellers shall indemnify, defend and hold harmless Purchaser from and against all Taxes of the Subsidiary Companies (other than those for which the Purchaser was provided with a credit against the Unadjusted Purchase Price) that are due or payable in respect of Pre-Closing Tax Periods.

(b)    For purposes of this Section 13, whenever it is necessary to determine the liability for Taxes of a Subsidiary Company for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending before, and the portion of the Straddle Period beginning on and including, the applicable Closing Date shall be determined by assuming that the Straddle Period consists of two taxable years or periods, one of which ends at the close of the day before the applicable Closing Date and the other of which begins at the beginning of the day of the applicable Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of such Subsidiary Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Subsidiary Company are closed at the close of business on the day before the applicable Closing Date, provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation; and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis.

(c)    No Person shall be entitled to recover any Losses pursuant to this Section 13 unless written notice of a claim therefor is delivered to the Party against whom indemnity is sought prior to 60 days after the expiration of the applicable statute of limitations period (including any extensions thereof).

13.2    Returns and Payment Responsibility.
(a)    Sellers will be responsible for and will cause to be prepared and duly filed, at Seller’s sole cost and expense, all Returns of the Subsidiary Companies and all consolidated, combined or unitary Returns that include the Subsidiary Companies for all taxable periods ending on or before the Closing Date (and shall also timely prepare and file any interim filings required to be filed prior to the applicable Closing Date). Purchaser shall file or cause to be filed when due all Returns with respect to the Subsidiary Companies, other than those that are the responsibility of Sellers pursuant to this paragraph.

(b)    All Returns that are to be prepared and filed by Purchaser pursuant to the preceding paragraph and that relate to Taxes for any Straddle Period shall be submitted to Sellers not later than fifteen (15) days prior to the due date for filing of such Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). Sellers shall have the right to review such Returns and all work papers and procedures used to prepare them, and Sellers shall have the right to access any other information of or controlled by Purchaser relating to such Returns that reasonably is necessary for Sellers to perform such review. Notwithstanding anything to the contrary herein, neither Purchaser nor any affiliate shall be required to make available to Sellers or any other Person any information relating to the indirect ownership of the Subsidiary Companies. If Sellers, within ten (10) days after delivery of any such Return, notify Purchaser that it objects to any item in such Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by a nationally recognized independent accounting firm chosen by both Purchaser and Sellers. Upon resolution of all disputed items, the relevant Return shall be filed on such basis. The costs, fees and expenses of such accounting firm shall be borne equally by Purchaser and Sellers.

(c)    All Returns that are to be prepared and filed by Sellers pursuant to Section 13.2(a) shall be submitted to Purchaser not later than fifteen (15) days prior to the due date for filing of such Returns (or, if such due date is within forty-five (45) days following the applicable Closing Date, as promptly as practicable following the applicable Closing Date). Purchaser shall have the right to review such Returns and all work papers and procedures used to prepare them, and Purchaser shall have the right to access any other information of or controlled by Sellers relating to such Returns that reasonably is necessary for Purchaser to perform such review. If Purchaser, within ten (10) days after delivery of any such Return, notifies Sellers that it objects to any item in such Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by an internationally recognized independent accounting firm chosen by both Purchaser and Sellers. Upon resolution of all disputed items, the relevant Return shall be filed on such basis. The costs, fees and expenses of such accounting firm shall be borne equally by Purchaser and Sellers, and the accounting firm’s determination shall be binding on the parties for purposes of filing such Returns.

(d)    Purchaser shall not (and shall not cause or permit the Subsidiary Companies to) amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to (other than as may be the result of the filing of a timely and valid extension to the deadline for filing a Return)) any Return relating in whole or in part to the Subsidiary Companies with respect to any Pre-Closing Tax Period or Straddle Period without the prior consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers shall have no right to amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to (other than as may be the result of the filing of a timely and valid extension to the deadline for filing a Return)) any Return relating in whole or in part to the Subsidiary Companies without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

13.3    Contest Provisions.

(a)     In the event (i) Sellers or their affiliates or (ii) Purchaser or its affiliates receives notice of any pending or threatened Tax audit or assessment or other dispute concerning Taxes with respect to which the other party may incur liability under this Section 13, the party in receipt of such notice promptly shall notify the other party of such matter in writing, provided that failure of a party to comply with this provision shall not affect any party’s right to indemnification hereunder unless such failure materially adversely affects the ability of the party that did not receive notice to challenge such Tax audits or assessments.

(b)     Sellers shall have the sole right to represent the interests of any Company in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the applicable Closing Date (or for which Sellers may otherwise be required to indemnify Purchaser under this Agreement), and to employ counsel of its choice at Sellers’ expense. Notwithstanding the foregoing, Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes with respect to any Return of any Subsidiary Company (or modify any such Return) that adversely would affect the liability for Taxes of Purchaser or any Subsidiary for any period beginning on or after the applicable Closing Date or create an indemnity obligation on the part of Purchaser without the prior written consent of Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that such consent shall not be required to the extent that Sellers indemnify Purchaser against the effects of such settlement.

(c)    Purchaser shall have the sole right to represent the interests of any Subsidiary Company in any Tax audit or administrative or court proceeding relating to Taxes with respect to taxable periods including (but not ending before), or beginning after, the applicable Closing Date and to employ counsel of its choice at its expense; provided, however, that Purchaser shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would affect the liability of Sellers (including any Taxes that may be payable by any indirect owners of Sellers) for any Tax or create an indemnity obligation on the part of Sellers, without the prior consent of Sellers, which consent shall not be unreasonably conditioned, withheld or delayed. Where consent to settlement is withheld by Sellers pursuant to this Section 13.3, Sellers may continue or initiate any further proceedings at its own expense.

13.4    Assistance and Cooperation. After the applicable Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall (and shall cause their respective affiliates to): (a) assist the other party in preparing and filing any Return or report that such other party is responsible for preparing and filing in accordance with this Section 13; (b) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, any Return of any Subsidiary Company relating to taxable periods for which the other party may have a liability under this Section 13; (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the applicable Subsidiary Company; (d) provide timely notice to the other in writing of any pending or threatened Tax audit or assessment of any Subsidiary Company for taxable periods for which the other party may have a liability under this Section 13; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period described in this Section 13.4.

13.5    Retention of Records. After the applicable Closing Date, Sellers and Purchaser will, and Purchaser shall cause the Subsidiary Companies to, preserve all information, records or documents relating to liabilities for Taxes of the Subsidiary Companies until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such

Taxes; provided, that prior to disposing of such information, records or documents, Seller shall provide Purchaser with the opportunity take possession of such information, records or documents.

14.    Condemnation and Destruction.

14.1    If, prior to a Closing Date, a Taking (as hereinafter defined) occurs, then (i) Sellers shall notify Purchaser of such fact and provide reasonably detailed information with respect thereto, (ii) Purchaser shall not have any right or option to terminate this Agreement as a result of such Taking and this Agreement shall continue in full force and effect, (iii) at such Closing, Purchaser shall continue to purchase the Interests or the applicable Component of the Interests that is the subject of such Closing (notwithstanding the occurrence of such Taking); provided, that, the Unadjusted Purchase Price shall be reduced by an amount equal to the amount of any such Taking award collected by any of the Sellers or the Subsidiary Companies, and (iv) at such Closing, the applicable Seller or the applicable Subsidiary Company, as applicable, shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of such Seller’s or such Subsidiary Company’s, as applicable, interest in and to all awards for such Taking not collected before the Closing; provided, however, notwithstanding the foregoing, if prior to a Closing Date one or more Taking occurs and the same shall, individually or in the aggregate, have a Material Adverse Effect, then Purchaser shall have the right, in its sole discretion, but subject to Section 4.3, to terminate this Agreement (in accordance with this Section 14.1) solely with respect to such Component of the Interests that have not been conveyed to Purchaser pursuant to a prior Closing by delivering notice of such termination to Sellers on or before the earlier of the applicable Closing Date or the date ten (10) days after Purchaser receives such notice from Sellers. In the event that Purchaser fails to exercise such termination right within such ten (10) day (or shorter) period, Purchaser shall be deemed to have waived such termination right, in which event Purchaser shall not have any right or option to terminate this Agreement with respect to such Taking and this Agreement shall continue in full force and effect and otherwise pursuant to the terms of this Section 14.1 as if such Taking did not result in a Material Adverse Effect. In the event that Purchaser delivers a notice of termination within such ten (10) day (or shorter) period, then the provisions of Section 9 of this Agreement shall apply to such termination.

14.2    If, prior to a Closing Date, a Casualty (as hereinafter defined) occurs, then (i) Sellers shall notify Purchaser of such fact and provide reasonably detailed information with respect thereto, (ii) Purchaser shall not have any right or option to terminate this Agreement and this Agreement shall continue in full force and effect, (iii) at such Closing, Purchaser shall continue to Purchase the Interests or the applicable Component of the Interests that is the subject of such Closing (notwithstanding the occurrence of such Casualty) in the then “as is” condition; provided, that, the Unadjusted Purchase Price shall be reduced by an amount equal to (x) the amount of any such Casualty proceeds collected by any of the Sellers or the Subsidiary Companies, plus (y) the amount of any deductible on such casualty insurance policy minus (z) any Casualty proceeds or other funds expended by any of the Sellers or the Subsidiary Companies toward restoration or repair of the Premises, and (iv) at such Closing, the applicable Seller or the applicable Subsidiary Company, as applicable, shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of such Seller’s or such Subsidiary Company’s, as applicable, interest in and to all awards for such Casualty not collected before closing; provided, however, notwithstanding the foregoing, if prior to a Closing Date one or more Casualty occurs and the same shall, individually or in the aggregate, have a Material Adverse Effect, then Purchaser shall have the right, in its sole discretion, but subject to Section 4.3, to terminate this Agreement (in accordance with this Section 14.2) solely with respect to such Component of the Interests that have not been conveyed to Purchaser pursuant to a prior Closing by delivering notice of such termination to Sellers on or before the earlier of the applicable Closing Date or the date ten (10) days after Purchaser receives such notice from Sellers. In the event that Purchaser fails to exercise such termination right within such ten (10) day (or shorter)

period, Purchaser shall be deemed to have waived such termination right, in which event (x) Purchaser shall not have any right or option to terminate this Agreement with respect to such Casualty and this Agreement shall continue in full force and effect, (y) at the applicable Closing, Purchaser shall accept the Interests (notwithstanding the occurrence of such Casualty) in the then “as is” condition and otherwise pursuant to the terms of this Section 14.2 as if such Casualty did not result in a Material Adverse Effect. In the event that Purchaser delivers a notice of termination within such ten (10) day (or shorter) period, then the provisions of Section 9 of this Agreement shall apply to such termination.

14.3    Notwithstanding anything to the contrary set forth in this Section 14, Sellers shall have no obligation to repair any damage or destruction to the Premises (or any portion thereof) caused by any Casualty or to otherwise restore the Premises (or any portion thereof) after any Taking, and Sellers shall have no other obligation or liability of any kind, type, character or nature in respect of any Casualty or Taking affecting the Premises (or any portion thereof).

14.4    As used herein, the following terms shall have the following meanings:

“Casualty” means the destruction of all or a portion of the Premises by fire or other casualty.

“Taking” means any taking of any portion of the Premises by condemnation or eminent domain.

14.5    WITH RESPECT TO THOSE PORTIONS OF THE PREMISES SITUATED IN THE STATE OF NEW YORK, THIS SECTION 14 IS AGREED TO BE AN EXPRESS PROVISION TO THE CONTRARY PURSUANT TO SECTION 5-1311 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AS AMENDED FROM TIME TO TIME, AND, ACCORDINGLY, PURCHASER AND SELLER AGREE THAT THE UNIFORM VENDOR AND PURCHASER RISK ACT EMBODIED IN SAID STATUTE SHALL HAVE NO APPLICATION TO THIS AGREEMENT.

15.    Escrow.

15.1    Escrow Agent shall deposit the Deposit in an interest bearing money market escrow account at Bank of America (“BOA”) in the name of Commonwealth Land Title Insurance Company, as holder for Purchaser and whose Taxpayer Identification Number is 81-2512907.

15.2    If a Closing takes place, Escrow Agent shall deliver the Downpayment in accordance with the Closing Statement.

15.3    If Purchaser or a Seller terminates this Agreement pursuant to the provisions of Section 9 of this Agreement or if a Closing does not take place under this Agreement by reason of the failure of Purchaser or a Seller to comply with Purchaser’s or such Seller’s obligations, as applicable, hereunder, then Escrow Agent shall pay the Downpayment as required by the terms of this Agreement; provided, however, that notwithstanding the foregoing, Escrow Agent shall not pay over the Downpayment to any party hereunder unless and until the following procedure is complied with:

(a)    the party requesting disbursement of the Downpayment (the “Requesting Party”) shall deliver notice to Escrow Agent and the other party hereto requesting such disbursement;

(b)    within five (5) days after receipt of such notice of request, Escrow Agent shall deliver notice to all other parties hereto stating that the Requesting Party has requested such disbursement (and including a copy of the Requesting Party’s notice);
(c)    within ten (10) days after receipt of Escrow Agent’s notice, the non-requesting party shall either (i) agree to permit such disbursement by Escrow Agent, or (ii) inform Escrow Agent that the non-requesting party does not agree to permit such disbursement;
(d)    if the non-requesting party acts under clause (i) of Section 15.3(c) then Escrow Agent shall make the disbursement as requested by the Requesting Party;
(e)    if the non-requesting party acts under clause (ii) of Section 15.3(c), then Escrow Agent shall not make any disbursement except as provided in Section 15.5 of this Agreement; and
(f)    if the non-requesting party fails to respond during the foregoing ten (10) day period, same shall be deemed to be the response of the non-requesting party under clause (i) of Section 15.3(c) on the last day of such ten (10) day period.

15.4    It is agreed that:

(a)    the duties of Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and Escrow Agent shall incur no liability except by reason of its willful misconduct, gross negligence or willful disregard of the terms of this Agreement, as long as Escrow Agent has acted in good faith;

(b)    in the performance of Escrow Agent’s duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either or both of Purchaser and any Seller or their respective successors;

(c)    Escrow Agent may assume that any Person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so;

(d)    Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Sellers and Purchaser, and to the extent such modification, cancellation or rescission of this Agreement would affect Escrow Agent’s rights or obligations under this Agreement, by Escrow Agent;

(e)    Escrow Agent shall not be responsible for any levies imposed by taxing authorities based upon the taxpayer identification number used to establish the interest bearing money market escrow account; and

(f)    Sellers and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold Escrow Agent harmless against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys’ fees and disbursements, incurred without willful misconduct, gross negligence or willful disregard of the terms of this Agreement on the part of Escrow Agent arising out of or in connection with Escrow Agent’s acceptance of, or the performance of Escrow Agent’s duties and obligations under, this Agreement and liability resulting from the depositing of the Downpayment with BOA, including, but not limited to, failure, insolvency or inability of BOA to pay the Downpayment or accrued interest on demand for withdrawal as well as any delay in conversion, disbursement or reinvestment, as well as the reasonable out-of-pocket costs and expenses of defending against any claim or liability arising out of or relating to this Agreement, except to the extent that it is determined that Escrow Agent was guilty of gross negligence, willful misconduct or willful disregard of the terms of this Agreement.

15.5    Escrow Agent is acting as a stake-holder only with respect to the Downpayment. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Downpayment or as to whom the proceeds of the Downpayment are to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent shall hold the Downpayment until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Downpayment, or, in the absence of such authorization, Escrow Agent shall hold the Downpayment, until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination have not begun within ninety (90) days after the date Escrow Agent receives written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Downpayment in court, pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Downpayment, or if the Downpayment is split between the parties hereto, such costs of Escrow Agent shall be split, pro rata, between Sellers and Purchaser, based upon the amount of Downpayment received by each. Upon making delivery of the Downpayment, in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.
15.6    Escrow Agent has executed this Agreement solely to confirm (i) that Escrow Agent will promptly provide notice to Sellers and Purchaser upon receipt of the Deposit and (ii) that Escrow Agent, upon receipt thereof, will hold the Downpayment in escrow, pursuant to the provisions of this Agreement.

16.    Closing Costs.

Purchaser shall pay (a) to the appropriate Governmental Authority, fifty percent (50%) of any and all Transfer Taxes, (b) if Purchaser elects to obtain title insurance with respect to one or more Properties, all title insurance premiums (including, without limitation, any and all premiums charged by the Title Company for endorsements and affirmative coverages to the title policy and the title policy of any lender to Purchaser (or any of the Subsidiary Companies) and all other title insurance company charges and all survey costs with respect to such Properties in connection with the transaction contemplated by this Agreement, (c) fifty percent (50%) of any escrow fees charged by Escrow Agent, (d) all due diligence costs, (e) fifty percent (50%) all recording and filing fees and charges for the documentation to be recorded or filed in connection with the transactions contemplated by this Agreement, (f) one hundred percent (100%) of all Loan Assumption Fees in connection with Purchaser’s assumption of the Assumed Loans pursuant to Section 12 of this Agreement and (g) one hundred percent (100%) of all premiums due and payable in connection with the Representations and Warranties Insurance Policy. Sellers shall pay (i) fifty percent (50%) of any escrow fees charged by Escrow Agent, (ii) fifty percent (50%) all recording and filing fees and charges for the documentation to be recorded or filed in connection with the transactions contemplated by this Agreement, and (iii) fifty percent (50%) of any and all Transfer Taxes. Sellers shall provide Purchasers with draft copies of all Transfer Tax Documents ten (10) days prior to the applicable Closing Date for Purchaser’s review and comment. Sellers agree to consider in good faith Purchaser’s comments regarding any Transfer Tax Documents submitted for Purchaser’s review. Purchaser shall be responsible for filing all Transfer Tax Documents. If Purchaser, within seven (7) days after delivery of any such Transfer Tax Return, notifies Sellers that it objects to any item in such Document, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Transfer Tax Return) by an internationally recognized independent accounting firm chosen by both Purchaser and Sellers. The costs, fees and expenses of such accounting firm shall be borne equally by Purchaser and Sellers, and the accounting firm’s determination shall be binding on the parties for purposes of filing such Transfer Tax Documents. Except as expressly provided above, each party hereto shall pay such party’s own legal fees and all of such party’s other expenses in connection with the transactions contemplated in this Agreement. The provisions of this Section 16 shall survive each Closing or any earlier termination of this Agreement.

17.    Sellers’ Covenants.

Sellers agree as follows:

17.1    Conduct of Business. Between the Effective Date and each Closing Date or earlier termination of this Agreement, Sellers will and will cause, in each such case, to the extent within Sellers’ power and control, each Subsidiary Company to, except as otherwise contemplated by this Agreement or required by applicable law, conduct its business and operations in the ordinary course of business reasonably consistent with past practices and provide or cause to be provided by Sellers or the Subsidiary Companies such services with respect to the Premises that have been provided by Sellers or the Subsidiary Companies in the past in accordance with Sellers’ or the Subsidiary Companies’, as applicable, customary practice, in each such case, so long as any deviation from past practice is not material, taking into account the facts and circumstances in existence from time to time (including, without limitation, emergency situations at the Premises, material changes in market conditions and actions or omissions taken in satisfaction of Sellers’ obligations hereunder).

17.2    Insurance. Between the Effective Date and each Closing Date or earlier termination of this Agreement, Sellers or the Subsidiary Companies, as applicable, will maintain casualty and liability insurance with respect to the Premises (which insurance may be effected under a blanket policy or policies of insurance) substantially in accordance with the ordinary course of business and the applicable Sellers’ or the applicable Subsidiary Companies’, as applicable, past practice.
17.3    Information. The Subsidiary Companies shall maintain all books and records relating to the Premises in the ordinary course of Sellers’ business. Between the Effective Date and each Closing Date or earlier termination of this Agreement, subject to Section 34 of this Agreement, Sellers will make all books, records, billing information, Leases, Contracts, Home Contracts and other documents relating to the operation of the Premises available to Purchaser and Purchaser’s accountants and attorneys, upon advance written request therefor, and will permit Purchaser’s accountants and attorneys to examine the same, during regular business hours, at Purchaser’s sole cost and expense, provided, however, notwithstanding the foregoing, Sellers shall not be required to make available to Purchaser any of the foregoing to the extent that same constitutes (i) privileged information pertaining to any potential or existing litigation or other proceeding or (ii) confidential or proprietary information prepared by any Seller or any of the Subsidiary Companies pertaining to the Premises, the Interests and/or the Assumed Loans (including, without limitation, internal evaluations, appraisals, reports or other documentation and information pertaining to the business relationships among the members comprising any Seller). The making available to Purchaser of the foregoing shall in no event be deemed to constitute a representation by any Seller as to the accuracy, correctness or completeness thereof.
17.4    Inspections. Between the Effective Date and each Closing Date or earlier termination of this Agreement, subject to the rights of all tenants and other occupants of the Premises, Sellers or the Subsidiary Companies, as applicable, will permit Purchaser and Purchaser’s engineers, at Purchaser’s sole cost and expense, to inspect, in strict compliance with all applicable laws, the Premises and all portions thereof from time to time upon reasonable advance request therefor and accompanied by a representative of the applicable Seller or the applicable Subsidiary Companies; provided, however, Purchaser will not be permitted to perform any such inspection unless and until Purchaser delivers to the applicable Seller reasonably satisfactory evidence that Purchaser has obtained such insurance as such Seller shall reasonably require in connection with any such inspection, which insurance shall name such Seller, the applicable Subsidiary Companies and such Seller’s managing agent/manager as additional insureds (it being agreed by Purchaser that such insurance shall include (i) policies of workers’ compensation and employers’ liability for all employees of Purchaser, (ii) commercial general liability insurance which insure Purchaser (and Purchaser’s directors, officers, lenders, employees, agents, counsel, consultants, engineers and representatives (collectively, “Purchaser’s Representatives”) engaged or otherwise involved in the conduct of such due diligence) with liability insurance limits of not less than $3,500,000 combined single limit per occurrence and in the aggregate for personal injury and property damage, coverage shall be on a per location/project basis and shall be primary and noncontributory, and (iii) professional errors and omissions and contractors pollution liability coverage of not less than $3,500,000 per claim/annual aggregate for any of Purchaser’s environmental consultants). Each insurance policy shall also provide that it may not be canceled or modified without at least thirty (30) days’ prior written notice to the applicable Seller, except ten (10) days’ notice in the event of non-payment of premium. In no event shall Purchaser be permitted to conduct any drilling or other invasive testing of the Premises (or any portion thereof) without the prior written consent of the applicable Seller in its sole and absolute discretion (and, if such consent is given, Purchaser shall be obligated to pay to such Seller on demand the cost of repairing and restoring any borings or holes created or any other damage resulting from such invasive testing). Purchaser hereby agrees to repair and restore any portion of the Premises damaged as a result of any inspection of the Premises by Purchaser and, in addition, hereby indemnifies, defends and holds harmless each Seller, the Subsidiary Companies and each Seller Exculpated Party from and against any and all reasonable out-of-pocket damages, demands, claims, losses, liabilities, injuries, liens, judgments, fines, penalties, costs (including, without limitation, the cost of remediation, if necessary) and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements and costs incurred in the enforcement of the foregoing indemnity) actually incurred by any Seller, any of the Subsidiary Companies and any Seller Exculpated Party by reason of Purchaser’s or Purchaser’s Representatives’ entry onto, or inspection of, the Premises, which indemnity shall survive the Final Closing or earlier termination of this Agreement. Purchaser and Purchaser’s Representatives shall keep the Premises free and clear of any and all mechanics’ and materialmen’s liens and other liens, encumbrances and claims arising out of any of Purchaser’s and/or Purchaser’s Representatives’ entry onto, and inspections and other evaluations of, the Premises as set forth herein. Notwithstanding the foregoing or anything to the contrary set forth herein, in the event that Purchaser shall become entitled under any other provision of this Agreement to a return of the Downpayment and, at such time, any repair or restoration cost of Purchaser pursuant to this Section 17.4 remains outstanding, then the amount of any such outstanding repair or restoration cost shall be withheld from the Downpayment and promptly paid to the applicable Seller by Escrow Agent before any remaining balance of the Downpayment is returned to Purchaser (and, for the avoidance of doubt, the foregoing provisions shall survive the termination of this Agreement).

17.5    Repair and Maintenance. Between the Effective Date and each Closing Date or earlier termination of this Agreement, Sellers or the applicable Subsidiary Companies, as applicable, will cause to be performed all normal operational repairs required to be made to the Premises in order to maintain the Premises substantially in the condition of the Premises as of the Effective Date, reasonable wear and tear and natural deterioration and damage by fire or other casualty or condemnation excepted, provided that the foregoing shall not have the effect of requiring any Seller or any of the Subsidiary Companies, as applicable, to make any repairs, replacements or improvements of a capital nature to the Premises (or any portion thereof).

17.6    Tax Matters. Except as otherwise contemplated by this Agreement, between the date of this Agreement and the applicable Closing Date, without the prior consent of Purchaser, none of the Sellers will cause any Subsidiary Company to make, rescind, or revoke any Tax election, settle or compromise any income Tax liability, or amend any Return.

17.7    Employees. Between the Effective Date and each Closing Date, no Subsidiary Company shall hire any employee.

17.8    Assumed Loans. Between the Effective Date and each Closing Date, (a) Seller shall make the debt service payments required under the Assumed Loan Documents or cause such debt service payments to be made and otherwise comply with the borrower’s monetary obligations thereunder in all material respects, (b) Sellers shall not make any voluntary prepayments of principal under any of the Assumed Loans or allow any voluntary prepayments of principal under any of the Assumed Loans to be made; and (c) other than in connection with the satisfaction of the Loan Assumption Condition, without Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed), Sellers shall not amend or modify any of the Assumed Loan Documents other than as may be required or permitted herein or allow such Assumed Loan Documents to be amended or modified other than as may be required or permitted herein.

17.9    Zoning. Between the Effective Date and each Closing Date, no Seller, Subsidiary Company or Real Estate Owner shall apply for or consent to any zoning change, variance, subdivision, lot line adjustment or similar change with respect to any of the Properties.

17.10    Conduct of Business Prior to the Closing. Sellers and the Subsidiary Companies covenant and agree that, during the period from the Effective Date through the Closing Date, except to the extent required by law and as may be required or expressly permitted pursuant to this Agreement (including without limitation, Section 18 hereof), Sellers shall not, and shall not cause or permit any of the Subsidiary Companies to do any of the following without the consent of Purchaser:

(a)    other than in connection with the acquisition of Snowbird Concessions, Inc. as set forth in Section 49 or the transactions contemplated in this Agreement, amend or propose to amend any organizational documents of the Subsidiary Companies other than to provide for de minimis changes to such organizational documents;
(b)    split, combine, reclassify or subdivide any equity securities or ownership interests of any Subsidiary Company;

(c)    declare, set aside or pay any dividend on or make any other distributions (whether in stock, equity interests, property or otherwise) with respect to the equity securities or ownership interests of the Subsidiary Companies;

(d)    redeem, repurchase or otherwise acquire, directly or indirectly, any equity securities or ownership interests of any Subsidiary Company;

(e)    issue, sell, pledge, dispose, encumber or grant any equity securities or ownership interests of any Subsidiary Company, or any options, warrants, convertible securities or other rights of any kind to acquire any equity securities or ownership interests of any Subsidiary Company;

(f)    acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than One Million and 00/100 Dollars ($1,000,000.00) in the aggregate), intellectual property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

(g)    divest, sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any portion of the Real Property;

(h)    make to any third party, any loans or advances to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants) in excess of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate for all such loans and advances, or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by Sellers and/or Subsidiary Companies;

(i)    incur, assume or guarantee any indebtedness other than (a) pursuant to the Existing Contracts and (b) indebtedness in an amount not to exceed One Million and 00/100 Dollars ($1,000,000.00) in the aggregate (which Indebtedness is permitted to be repaid in connection with the Closing (and any liens securing such Indebtedness released upon such repayment in full));

(j)    settle, pay, discharge, satisfy or compromise any pending or threatened action, other than with respect to claims relating solely to monetary damages (including any claims that are covered by insurance);

(k)    fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with substantially equivalent policies covering the Sellers, the Subsidiary Companies and the Properties;

(l)    cause a Subsidiary Company to enter into any new line of business;

(m)    adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, bankruptcy or other method of reorganization or resolutions providing for or authorizing such merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, bankruptcy or other method of reorganization; or
(n)    authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

17.11    No Shop. Between the date hereof and earlier of (i) the Closing Date with respect to all of the Component of the Interests, (ii) the termination of this Agreement in its entirety and (iii) the date that is six (6) months after the Effective Date (such earlier date, the “Exclusivity Expiration Date”), none of the Sellers, the Subsidiary Companies or any of their Affiliates shall solicit any proposals or offers regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the assets or properties of any of the Subsidiary Companies (other than the sale of products or services in the ordinary course of business consistent with past practices) or any equity securities or interests (whether newly issued or currently outstanding) of any of the Subsidiary Companies, any merger, business combination or recapitalization involving any of the Subsidiary Companies, the liquidation, dissolution or reorganization of any Subsidiary Company, or any similar transaction, and the Sellers and the Subsidiary Companies shall cause each Subsidiary Company’s and Affiliates’ directors, officers, employees, agents, representatives to refrain from any of the foregoing. If the First Equity Interest Closing has occurred, then the Exclusivity Expiration Date shall be extended until the Outside Closing Date.

18.    Contracts, Leasing and Other Matters.

18.1        Notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, Section 17 hereof), from and after the Effective Date through the earlier of each Closing Date or the termination of this Agreement in accordance with the terms hereof, each Seller and the applicable Subsidiary Companies shall each have the unfettered right and power (but not the obligation), without the consent of Purchaser, in the exercise of each such parties’ respective business judgment in the ordinary course of business reasonably consistent with past practices, in each such case, so long as any deviation from past practice is not material, taking into account the facts and circumstances in existence from time to time (including, without limitation, emergency situations at the Premises, material changes in market conditions and actions or omissions taken in satisfaction of Sellers’ obligations hereunder) to, among other things:
(a)    (i) Terminate, amend, modify, renew, extend or accept cancellation of, any Existing Leases, (ii) enter into new Leases and (iii) terminate, amend, modify, renew, extend or accept cancellation of, any new Leases; provided that the applicable Seller shall deliver a copy of any such termination, amendment, modification, renewal or extension or any such new Lease, as applicable, to Purchaser promptly after the execution thereof by the applicable Subsidiary Company and upon such execution and delivery, the same shall be deemed to be a “Lease Amendment” or “New Lease”, as the case may be, for purposes of this Agreement.
(b)    (i) Enter into, execute and deliver (I) any amendment, modification, renewal, extension or termination of any Home Contract or II) any new Home Contract affecting any Subsidiary Company or any portion of the Premises, (ii) accept or obtain title to a manufactured home from a borrower or other counterparty under a Home Contract in exchange for a full or partial release under the Home Contract securing same, (iii) originate loans or other financing arrangements for manufactured homes and (iv) institute proceedings to foreclose on manufactured homes, recreational vehicles and mobile homes that are security collateral under Home Contracts, effectuate such foreclosures and exercise any remedies available under the loan documents related to such Home Contracts, at law or in equity; provided that the applicable Seller shall deliver a copy of any such amendment, modification, renewal, extension, termination, any such new Home Contract or other document, as applicable, to Purchaser promptly after the execution thereof by the applicable Subsidiary Company and upon such execution and delivery, the same shall be deemed to be a “Home Contract Amendment” or “New Home Contract”, as the case may be, for purposes of this Agreement.
(c)    (i) Purchase manufactured homes, recreational vehicles and mobile homes for and at the Premises (whether pursuant to an obligation under a Repurchase Agreement or otherwise), (ii) sell manufactured homes, recreational vehicles and mobile homes for and at the Premises and (iii) enter into lease-to-own arrangements with tenants with respect to manufactured homes, recreational vehicles and mobile homes at the Premises.
(d)    Where not prohibited by law, contract or otherwise, Sellers shall increase rents for the year 2016 for those Real Properties where they have not yet increased rent.
18.2    Contracts. Without Purchaser’s prior consent, which consent shall not be unreasonably withheld, between the Effective Date and the Closing Date, Sellers shall not enter into, extend, renew, replace or modify any contract (other than Leases, which are addressed in Section 18.1 above or Contracts) that has an aggregate annual payment in excess of One Million and 00/100 Dollars ($1,000,000.00) unless such contract (i) as so entered into, extended, renewed, replaced or modified, is terminable by the owner of the Property without penalty on not more than thirty (30) days’ advance notice, (ii) is a contract that automatically renews or extends by its terms for a period not to exceed ninety (90) days, or (iii) is a contract for waste services or cable services and such contract automatically renews by its terms for a period not to exceed one (1) year.
18.3    Termination of Management Agreements. As of each Closing Date, each Seller shall terminate (or cause to be terminated) and satisfy all obligations of the applicable Subsidiary Companies under their respective property management agreements.
18.4    No Homes Removed. From the Effective Date through the Closing Date, neither Sellers nor Affiliates of Sellers shall remove any manufactured homes from any Property (other than to another Property); provided, that, Sellers and Affiliates of Sellers shall be permitted to sell and demolish homes in accordance with past business practices (the parties acknowledging and agreeing that Purchaser shall not receive a credit against the Purchase Price at Closing for any demolished homes and any credit for sold homes shall be governed by Section 6.13(a)(v)).
18.5    No Sale of MH Notes. From the Effective Date through the Closing Date, neither Seller nor any Subsidiary Company shall cause or permit to be caused the sale, assignment, transfer or disposal of any Home Contract.

19.    Exculpation.

Notwithstanding anything to the contrary contained in this Agreement:
19.1    Purchaser acknowledges and agrees that no director, officer, employee, shareholder, member, manager, partner or agent of Sellers or any of the Subsidiary Companies nor any of the directors, officers, employees, shareholders, members, managers, partners, joint venturers or agents of any of the directors, officers, employees, shareholders, members, managers, partners, joint venturers or agents of Sellers, the Subsidiary Companies nor any other Person, as principal of ant Seller or any of the Subsidiary Companies, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability whatsoever hereunder, and Purchaser (i) shall not seek to (a) assert (and hereby unconditionally and irrevocably waives) any claim or cause of action of any kind, type, character or nature whatsoever that Purchaser may now or hereafter have against the Seller Exculpated Parties or (b) enforce any of Purchaser’s rights hereunder against any Seller Exculpated Party and (ii) hereby unconditionally and irrevocably releases and discharges the Seller Exculpated Parties from and any all liability whatsoever which may nor or hereafter accrue in favor of Purchaser against any Seller Exculpated Party in connection with or arising out of this Agreement or the transactions contemplated hereby.
19.2    Sellers acknowledge and agree that no director, officer, employee, shareholder, member, manager, partner or agent of Purchaser nor any of the directors, officers, employees, shareholders, members, managers, partners, joint venturers or agents of any of the directors, officers, employees, shareholders, members, managers, partners, joint venturers or agents of Purchaser nor any other Person, as principal of Purchaser, whether disclosed or undisclosed (collectively, the “Purchaser Exculpated Parties”) shall have any personal obligation or liability whatsoever hereunder, and Sellers (i) shall not seek to (a) assert (and hereby unconditionally and irrevocably waive) any claim or cause of action of any kind, type, character or nature whatsoever that Sellers may now or hereafter have against the Purchaser Exculpated Parties or (b) enforce any of Sellers’ rights hereunder against any Purchaser Exculpated Party and (ii) hereby unconditionally and irrevocably release and discharge the Purchaser Exculpated Parties from and any all liability whatsoever which may nor or hereafter accrue in favor of Sellers against any

Purchaser Exculpated Party in connection with or arising out of this Agreement or the transactions contemplated hereby.

20.    Sellers’ Default.

Subject to the provisions of Sections 19 and 37 of this Agreement, if any Seller shall default under this Agreement in any material respect and a Closing does not occur, then Purchaser, as Purchaser’s sole and exclusive remedy (Purchaser specifically waiving any right to bring an action for monetary damages, including, without limitation, consequential, speculative or punitive damages), may either:
20.1    deliver written notice to Sellers that Purchaser elects to terminate this Agreement, in which event the provisions of Section 9 of this Agreement shall apply to such termination; or
20.2    provided that Purchaser is not otherwise in default under this Agreement, bring an action against a Seller to seek specific performance of such Seller’s obligations hereunder within thirty (30) days following the earlier of (x) the applicable Scheduled Closing Date or (y) the date of Seller’s breach. Such action for specific performance will not be construed to require any Seller to cure any title defect, cure any untrue representation, comply with any covenant hereunder, cure any physical condition (including, without limitation, any structural condition) existing at the Premises, or cause any third party to take any action with respect to the Interests, the Premises, the Subsidiary Companies or Sellers.

If Purchaser believes that a Seller has defaulted as aforesaid prior to the applicable Closing Date, then Purchaser shall be required to elect one (1) of the remedies set forth in either Section 20.1 or Section 20.2 prior to the applicable Closing Date and if Purchaser fails to make such an election within such time period same shall conclusively mean that Purchaser has determined to proceed under Section 20.1 of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event that Purchaser becomes aware that a Seller has defaulted in any respect under this Agreement prior to the applicable Closing Date and nonetheless proceeds to such Closing, then same shall be deemed to be a waiver by Purchaser of any further right to make a claim arising out of such default. For the avoidance of doubt, Purchaser and Sellers acknowledge that a breach of Sellers’ Representations that is alleged by Purchaser under this Agreement shall not be deemed to fall within this Section 20 (it being acknowledged that Purchaser’s remedies in respect thereof are as set forth in Section 11 of this Agreement). If the Closing shall not occur by reason of a willful and intentional failure of Sellers to consummate the Closing in accordance with the terms of this Agreement, and Purchaser elects to terminate this Agreement in accordance with the terms hereof, in addition to all of the other remedies set forth herein, Sellers shall reimburse Purchaser within ten (10) Business Days after demand therefor for the expenses incurred by Purchaser in connection with the negotiation of this Agreement and the due diligence performed in connection with the Premises; provided that such payment obligation of Sellers shall not exceed Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) to reimburse Purchaser for such expenses. This Section 20 shall survive any termination of this Agreement.

21.    Condition of Premises.
21.1    Except as otherwise expressly provided in this Agreement, Purchaser acknowledges that the applicable Subsidiary Companies shall own the Premises at the applicable Closing in an “as is”, “where is” condition with all faults as of such Closing Date. Purchaser agrees that, except as expressly set forth herein, Sellers shall not be liable for any construction, latent or patent defects in the Premises, and shall not be bound in any manner whatsoever by any guarantees, promises, projections, forecasts, operating expenses, set-ups or other information pertaining to the Premises made, furnished or claimed to have been made or furnished by any Seller, the Subsidiary Companies or any other Person, including, without limitation, GS (as hereinafter defined), or any partner, member, manager, shareholder, employee, agent, attorney or other Person representing or purporting to represent any Seller, the Subsidiary Companies or GS, whether verbally or in writing. Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Sellers, the Subsidiary Companies nor any of the employees, agents or attorneys of Sellers, the Subsidiary Companies have made any verbal or written representations or warranties whatsoever to Purchaser, whether express, implied, statutory, or by operation of law, and, in particular, that no such representations and warranties have been made with respect to the Interests, the physical or environmental condition or operation of the Premises, the layout or footage of the Premises, the actual or projected revenue and expenses of the Premises or any of the Leases, zoning, environmental, and other laws, regulations and rules applicable to the Premises, or the compliance of the Premises therewith, the quantity, quality or condition of the articles of personal property and fixtures included in the transactions contemplated hereby, the use or occupancy of the Premises or any part thereof or any other matter or thing affecting or relating to the Premises or the transactions contemplated hereby, except as specifically set forth in this Agreement. Purchaser has not relied and is not relying upon any representations or warranties, other than Sellers’ Representations set forth in Section 11.1, the representations of each Seller set forth in Section 33.2 of this Agreement, and any other representations and warranties made by Sellers in this Agreement, or upon any statements made in any informational materials with respect to the Interests and/or the Premises provided by any Seller, the Subsidiary Companies or any other Person, including GS or any shareholder, member, manager, employee, agent, attorney or other Person representing or purporting to represent any Seller, the Subsidiary Companies or GS. Without limitation of the foregoing, Purchaser specifically acknowledges and agrees that it has assumed the risk of changes in the condition of the Interests and the Premises between the Effective Date and each applicable Closing Date and no adverse change in such condition shall grant Purchaser any right to terminate this Agreement or to obtain any damages against any Seller, except as expressly set forth in this Agreement. IN ADDITION TO, AND WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR BY OPERATION OF LAW, AS TO THE QUANTITY, QUALITY, MERCHANTABILITY, TITLE, MARKETABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OF THE INTERESTS, THE PREMISES, AND THE INTERESTS ARE SOLD IN AND THE PREMISES ARE CONVEYED, IN, AN “AS IS”, “WHERE IS” CONDITION, WITH ALL FAULTS. BY EXECUTING THIS AGREEMENT, EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER AFFIRMS AND AGREES THAT (A) PURCHASER HAS NOT RELIED ON ANY SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE INTERESTS, THE PREMISES OR ANY COMPONENT THEREOF FOR ANY PARTICULAR PURPOSE, (B) SELLERS MAKES NO WARRANTY THAT THE INTERESTS, THE PREMISES OR ANY COMPONENT THEREOF ARE FIT FOR ANY PARTICULAR PURPOSE, (C) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR BY OPERATION OF LAW, WITH RESPECT TO THE INTERESTS, THE PREMISES OR ANY COMPONENT THEREOF, (D) PURCHASER HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PREMISES AND EACH COMPONENT THEREOF AND THE DOCUMENTATION RELATING TO THE INTERESTS AND HAS DETERMINED TO PURCHASE THE INTERESTS BASED ON SUCH INSPECTION, AND (E) UPON EACH CLOSING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, ON SUCH CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED, AND RELEASED SELLERS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION IN TORT, LOSSES, DAMAGES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’

FEES AND COURT COSTS)) OF ANY AND EVERY KIND, TYPE, NATURE OR CHARACTER, KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT, THAT PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ANY SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES, OR MATTERS REGARDING THE PREMISES, THE INTERESTS, THE ASSUMED LOANS, OR THE SUBSIDIARY COMPANIES. Purchaser acknowledges and agrees that in no event shall Purchaser, any Subsidiary Company or any of their respective affiliates (i) institute a lawsuit or other proceeding based upon, arising out of, or relating to any of the claims, demands and/or causes of action waived, relinquished and released pursuant to this Agreement, (ii) join, participate, assist or otherwise cooperate in any such lawsuit or other proceeding or (iii) encourage, assist, facilitate and/or solicit any third party to institute, join, participate, assist or otherwise cooperate in any such lawsuit or other proceeding.

21.2    Without limiting the generality of the provisions of Section 21.1 of this Agreement, Purchaser specifically acknowledges and agrees as follows:

(a)    Except as set forth in Section 11.1, neither Sellers, the Subsidiary Companies, nor any other party acting (or purporting to act) on behalf of any Seller or any of the Subsidiary Companies, has made any (and each Seller and each of the Subsidiary Companies hereby disclaims any) representation or warranty of any kind, type, character or nature whatsoever concerning any environmental condition existing at the Premises;

(b)    Sellers have delivered to Purchaser copies of the environmental reports listed on Exhibit BB (the matters stated therein being referred to as the “Environmental Disclosed Matters”); and

(c)    Except as set forth in Section 11.1, Purchaser acknowledges that the applicable Subsidiary Companies hold title to the Premises subject to, and Purchaser hereby releases Sellers and each Seller Exculpated Party from any liability of any kind, type, character or nature whatsoever arising with respect to, any and all environmental conditions thereat (or the presence of any matter or substance relating to any such environmental condition at the Premises), whether known or unknown, disclosed or undisclosed, including, without limitation, the Environmental Disclosed Matters, and any and all claims and/or liabilities relating to (in any manner whatsoever) any hazardous, toxic or dangerous materials or substances located in, at, about or under the Premises, or for any and all claims or causes of action (actual or threatened) based upon, in connection with or arising out of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and the Superfund Amendments and Reauthorization Act, 42 U.S.C. §9601 et seq., or any other law or cause of action (including any federal or state based statutory, regulatory or common law cause of action) related to environmental matters or liability with respect to or affecting the Premises (any of the foregoing described in this clause (c) being referred to as “Environmental Conditions”) and, specifically, agrees that if any claim is brought against Purchaser arising out of any Environmental Condition Purchaser shall have no claim of any kind, type, character or nature whatsoever against any Seller or any Seller Exculpated Party.

21.3    PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THOSE SET FORTH IN THIS SECTION 21, AND UNDERSTANDS THEIR SIGNIFICANCE AND EFFECT. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THOSE SET FORTH IN THIS SECTION 21, ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLERS WOULD NOT HAVE AGREED TO SELL THE INTERESTS TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THOSE SET FORTH IN THIS SECTION 21. THE TERMS AND CONDITIONS OF THIS SECTION 21 WILL EXPRESSLY SURVIVE EACH CLOSING AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

Initials of Sellers:	Initials of Purchaser:
RL	LB

22.    Notices.

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic confirmation (if notice is delivered by electronic mail), (iii) on the day one (1) Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the third (3rd) Business Day following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other in accordance with this Section 22):

If to any Seller, to:

c/o NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention:    General Counsel
Email:        legal@nsamgroup.com

with a copy at the same time to:

c/o NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention:    Daniel Raffe and Sujan Patel
Email:        raffe@nsamgroup.com and patel@nrfc.com

with an additional copy at the same time to:

Duval & Stachenfeld LLP
555 Madison Avenue, 6th Floor
New York, New York 10022
Attention:    Terri L. Adler, Esq. and File Manager
File No.:     3281.0090
Email:        tadler@dsllp.com

If to Purchaser, to:

250 Vesey Street, 15th Floor
New York, New York 10281
Attention:    Lowell Baron and Murray Goldfarb
Email:        lowell.baron@brookfield.com & murray.goldfarb@brookfield.com

With a copy at the same time to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

New York, New York 10004
Attention:        Joshua Mermelstein, Esq.
Email:        joshua.mermelstein@friedfrank.com
If to Escrow Agent, to:

Commonwealth Land Title Insurance Company
685 Third Avenue, 20th Floor
New York, New York 10017
Attention:    Craig Feder, Esq.
Email:        cfeder@cltic.com

23.    Entire Agreement.

This Agreement contains all of the terms agreed upon by and between Purchaser and Sellers with respect to the subject matter hereof, and all agreements heretofore had or made by and between Purchaser and Sellers are merged in this Agreement which alone fully and completely expresses the agreement of Purchaser and Sellers with respect to the transaction set forth in this Agreement; provided, however, for the avoidance of doubt, the Confidentiality Agreement (as hereinafter defined) shall remain in full force and effect pursuant to, and in accordance with, the terms and provisions of Section 34 of this Agreement.

24.    Amendments.

Subject to the provisions of Section 15.4(d) of this Agreement, this Agreement may not be changed, modified or amended, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.

25.    No Waiver.

No waiver by either Purchaser or any Seller of any failure or refusal to comply with Purchaser’s or any Seller’s, as applicable, obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

26.    Successors and Assigns.

The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties hereto; provided, however, Purchaser may assign this Agreement and Purchaser’s rights hereunder to an Affiliate of Purchaser upon written notice to Sellers.

27.    Partial Invalidity.

If any term or provision of this Agreement or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than such Persons or circumstances as to which such term or provision is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

28.    Paragraph Headings.

The headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement.

29.    Governing Law.

This Agreement shall be governed by, and shall be interpreted, construed and enforced in accordance with, the laws of the State of New York, without regard to the rules regarding conflicts of law in such laws of such state.

30.    Binding Effect.

This Agreement does not constitute an offer to sell and shall not bind any Seller unless and until such Seller, in such Seller’s sole discretion, elects to be bound hereby by executing and delivering to Purchaser an original counterpart hereof.

31.    No Recording or Lis Pendens.

The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Purchaser agrees not to file any lis pendens or other instrument against the Premises, the Interests or any of the Subsidiary Companies in connection herewith. In furtherance of the foregoing, Purchaser (i) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement against the Premises, the Interests or any Subsidiary Company, could cause significant monetary and other damages to Sellers and (ii) hereby indemnifies each Seller (and each Seller Exculpated Party) from and against any and all liabilities, damages, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of Purchaser’s obligations under this Section 31. The provisions of this Section 31 shall survive the termination of this Agreement.

32.    Prevailing Party to Receive Attorneys’ Fees.

In the event of any litigation arising out of this Agreement, the Prevailing Party (as hereinafter defined) shall be entitled to receive from the non-Prevailing Party an amount equal to the Prevailing Party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. For purposes of this Section 32, (a) the term “Prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and (b) the term “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal and any other legal proceeding, including mediation and arbitration. The provisions of this Section 32 shall survive each Closing or any earlier termination of this Agreement.

33.    Brokers

33.1    Purchaser represents and warrants that Purchaser has not dealt with any investment banker, financial advisor, broker, agent, finder or similar party in connection with the transaction contemplated hereby other than (a) Sellers’ financial advisor, Goldman, Sachs & Co. (collectively, “GS”) and (b) Royal Bank of Canada (“RBC”), and Purchaser hereby indemnifies and holds harmless Sellers and each Seller Exculpated Party (as hereinafter defined) from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. Purchaser agrees to pay RBC a commission due to RBC with respect to the transactions contemplated by this Agreement pursuant to a separate agreement.
33.2    Each Seller represents and warrants, for itself and for no other Seller, that such Seller has not dealt with any investment banker, broker, agent, finder or similar party in connection with the transaction contemplated hereby other than GS, and Sellers hereby indemnify and hold harmless Purchaser and each Purchaser Exculpated Party from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. Sellers agree to pay GS a commission due with respect to the transactions contemplated by this Agreement pursuant to a separate agreement.
33.3    The provisions of this Section 33 shall survive each Closing or any earlier termination of this Agreement.

34.    Confidentiality.

34.1    Purchaser acknowledges and agrees that the terms and provisions of that certain Confidentiality Agreement, dated as of February 22, 2016 (the “Confidentiality Agreement”), executed and delivered by BPG Acquisitions LLC shall be applicable in all respects to Purchaser and shall remain in full force and effect on and after the execution and delivery of this Agreement but shall terminate with respect to each Component of the Interests on the applicable Closing Date. In furtherance of the foregoing, any documents, instruments, records or other information delivered by Sellers (or any party on behalf of a Seller) to Purchaser pursuant to the provisions of this Agreement as well as this Agreement itself and the terms and provisions hereof shall be deemed confidential information for purposes of such Confidentiality Agreement subject to the terms thereof.

34.2
(a)    Without the prior consent of the other party, neither any Seller nor Purchaser will disclose the terms of this Agreement (including, without limitation, the Purchase Price), any closing or other documents delivered pursuant to or related to this Agreement (including, without limitation, any agreements, certificates, instruments or other documents to be delivered at a Closing) or the transactions contemplated hereunder, or the identity of the parties hereto or their respective affiliates, to any person except (i) such disclosure as is required in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation; (ii) such disclosure as is required by court order or otherwise mandated by law, (iii) such disclosure as is required by any listing agreement with or the rules of any applicable securities exchange, trading market or listing authority, (iv) disclosure made to a party’s Representatives (as defined in the Confidentiality Agreement), officers, directors, partners, members, lenders, prospective investors, managers, affiliates (including, without limitation, any publicly traded company that owns a direct or indirect interest in a Seller or Purchaser), advisors and employees who require such information for the purpose of consummating the transactions contemplated by this Agreement; provided that such disclosures are made in accordance with, and are subject to, the provisions of the Confidentiality Agreement, and (vi) such disclosure as is required by law.

(b)    Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the filing by a Seller or Purchaser or any direct or indirect owner, member, partner, principal, affiliate, or related entity of a Seller or Purchaser (such party, for the purposes of this Section 34.2, the “Filing Party”) of Form 8-K with the U.S. Securities and Exchange Commission shall be freely permitted and shall not be deemed a breach of the provisions of this Section 34.2; provided, however, as early as is reasonably practicable, but at least Twenty-Four (24) hours prior to the filing of such Form 8-K, the Filing Party shall provide the non-filing party with a copy of such proposed Form 8-K for the non-filing party’s review in a timely manner and Sellers and Purchaser shall reasonably cooperate with respect to any proposed comments or revisions that are reasonably requested by a Seller or Purchaser (but in no event shall any modification, amendment, or deletion to such Form 8-K be required to made to the extent that the Filing Party determines that same would cause the Form 8-K to fail to comply with applicable laws, rules, regulations, or procedures applicable to a Seller or Purchaser or its respective direct or indirect owners, members, partners, principals, affiliates, or related entities).

(c)     Any written press release to be issued by a Seller or Purchaser (or their respective direct or indirect owners, members, partners, principals, affiliates, or related entities), concerning this Agreement or the transactions contemplated by this Agreement, which names the other party (or an affiliate of the other party) shall require the prior written consent of Purchaser and Sellers, such consent not to be unreasonably withheld, conditioned or delayed.

34.3    The provisions of this Section 34 shall survive each Closing or any earlier termination of this Agreement.

35.    Repurchase Obligations Acknowledgment.

35.1    As of the Effective Date, the recourse notes listed on Exhibit CC attached hereto and made a part hereof, repayment of which is secured by liens on certain manufactured homes located at certain Manufactured Home Communities (the “Recourse Notes”), are owned by 21st Mortgage Corporation, a Delaware corporation (“21st Mortgage”), or Vanderbilt Mortgage & Finance, Inc., a Tennessee corporation (“Vanderbilt Mortgage”), subject to and in accordance with the terms of the applicable Repurchase Agreements. Sellers previously joined in the execution of the applicable Existing Repurchase Assignments, pursuant to which each Seller agreed to guaranty the obligations and covenants of certain subsidiaries of the applicable Seller under the applicable Existing Repurchase Assignments with respect to, among other things, the Repurchase Agreements and Recourse Notes (collectively, the “Repurchase Guaranty Obligations”).

35.2    In connection with the sale of the Interests to Purchaser, (a) Purchaser together with any of its assignees permitted under this Agreement (individually or collectively, the “Repurchase Purchaser Entity”) shall assume the Repurchase Guaranty Obligations from each Seller (it being agreed that if there is more than one Repurchase Purchaser Entity, then each Repurchase Purchaser Entity shall be jointly and severally liable for the Repurchase Guaranty Obligations), and (b) the Repurchase Purchaser Entity, Sellers and any other applicable parties to the Existing Repurchase Assignments shall enter into such documentation (each, an “Assumption and Release Agreement”) as may be necessary to (i) effectuate the assumption by the Repurchase Purchaser Entity of the Sellers’ Repurchase Guaranty Obligations under the Existing Repurchase Assignments, and (ii) release each Seller from the applicable Existing Repurchase Assignment and the corresponding Repurchase Guaranty Obligations, in each case, from and after the applicable Closing Date. The Assumption and Release Agreements shall (x) provide, among other things, that upon execution and delivery thereof by the parties thereto, the Sellers shall be fully and irrevocably released and discharged from, and indemnified for and against, any and all liability under the Existing Repurchase Assignments first accruing from and after the applicable Closing Date, and (y) be in form and substance reasonably acceptable to Sellers and Purchaser.

35.3    In connection with the assumption of the Repurchase Guaranty Obligations by the Repurchase Purchaser Entity and release of the Sellers pursuant to this Section 35, (a) Sellers shall promptly after the execution of this Agreement deliver written notice to 21st Mortgage, Vanderbilt Mortgage and any other applicable parties, of the prospective sale of the Interests to Purchaser and request the release of each Seller from the applicable Existing Repurchase Assignment (b) Purchaser shall (i) promptly provide such information and documentation as is reasonably required or requested by 21st Mortgage, Vanderbilt Mortgage and the other applicable parties regarding the Repurchase Purchaser Entity which will assume Sellers’ Repurchase Guaranty Obligations, and (ii) remit to 21st Mortgage and/or Vanderbilt Mortgage any fees and expenses required to be paid pursuant to the applicable Repurchase Agreements in connection with the assumptions and releases contemplated herein, (c) Sellers and the Repurchase Purchaser Entity shall take such other steps to negotiate and enter into the Assumption and Release Agreements in accordance with Section 35.2 above, and shall deliver such other documents, certificates, instruments and agreements as are reasonably required to be delivered in connection therewith and (d) Purchaser shall satisfy any conditions and requirements customarily required by 21st Mortgage and/or Vanderbilt Mortgage relating to such matters (including, without limitation, depositing or escrowing funds in reserves, regardless of whether such funds are in lieu of or in addition to any Repurchase Agreement Reserve (as hereinafter defined)).
35.4    If, at or before a Closing, 21st Mortgage, Vanderbilt Mortgage and any other applicable parties to Existing Repurchase Assignments do not provide such party’s written consent to, and execute and deliver the applicable Assumption and Release Agreements, then the Repurchase Purchaser Entity shall fully assume, at each applicable Closing, any and all liability for the Repurchase Guaranty Obligations first arising after the applicable Closing Date and the Repurchase Purchaser Entity shall indemnify, defend and hold harmless Sellers and the Seller Exculpated Parties from and against any and all losses, costs, expenses, damages, claims or liabilities (including, without limitation, reasonable attorneys’ fees, costs and disbursements and costs incurred in the enforcement of the foregoing indemnification obligation) incurred by or asserted against any Seller in connection therewith and/or arising from the applicable Repurchase Guaranty Obligations during the period following the applicable Closing.
35.5    In connection with the foregoing, Sellers and Purchaser acknowledge that 21st Mortgage, Vanderbilt Mortgage and/or certain other parties currently hold funds in certain reserves pursuant to certain of the Repurchase Agreements (each, a “Repurchase Agreement Reserve”) in order to secure the performance by the applicable Seller of certain obligations thereunder. Accordingly, at each Closing, subject to Section 6 hereof, the applicable Seller shall be entitled to receive a credit against the Unadjusted Purchase Price equal to the full amount of the Repurchase Agreement Reserve being held, as of such Closing Date, by or for the benefit of 21st Mortgage, Vanderbilt Mortgage and/or any other party under each applicable Repurchase Agreement applicable to such Seller.
35.6    As used herein, the following terms shall have the following meanings:
“Community Financing Agreements” means, collectively, (i) that certain Community Financing Agreement, dated as of August 13, 2010, between 21st Mortgage, Vanderbilt Mortgage, Hometown America Holdings, L.L.C., a Delaware limited liability company, as agent for certain fee owners, and MH Financial Services, L.L.C., a Delaware limited liability company (“MH Financial”), as heretofore and/or hereafter amended and/or assigned, and (ii) that certain Community Financing Agreement, dated as of November 24, 2015, by and between 21st Mortgage, Bayshore Portfolio IV and Portfolio IV Seller, as heretofore and/or hereafter amended and/or assigned.

“Dealer Agreements” means, collectively, (i) that certain Manufactured Home Dealer Agreement, dated as of January 12, 2010, between 21st Mortgage, ARC Dealership LLC, a Delaware limited liability company (“ARC Dealership”), and ARC Real Estate, LLC, a Delaware limited liability company (“ARC Real Estate”), as amended by that certain First Amendment to Manufactured Home Dealer Agreement, dated as of March 8, 2012, among 21st Mortgage, ARC Dealership and ARC Real Estate, and as further amended by that certain Second Amendment to Manufactured Home Dealer Agreement, dated as of January 3, 2013, among 21st Mortgage, ARC Dealership and ARC Real Estate; and (ii) that certain Manufactured Home Dealer Agreement, dated as of July 14, 2008, between 21st Mortgage, Sun Home Services, Inc., a Michigan corporation (“Sun Home Services”), and Sun Communities, Inc., a Maryland corporation (“Sun Inc.”), each as heretofore and/or hereafter amended and/or assigned.

“Existing Repurchase Assignments” means, collectively, (i) that certain Repurchase Obligation Agreement, dated as of December 6, 2012, among ARC Dealership, Enspire Finance LLC, a Delaware limited liability company (“Enspire Finance”), ARC Real Estate, ARC Debt 5B LLC, a Delaware limited liability company (“ARC Debt 5B”), RHP Venture Holdings, LLC, a Delaware limited liability company, certain other parties and joined by 21st Mortgage and Portfolio I Seller; (ii) that certain Repurchase Obligation Agreement, dated as of April 5, 2013, among ARC Dealership, Enspire Finance, ARC Real Estate, ARC Debt 5B, Bayshore AHP, certain other parties and joined by 21st Mortgage and Portfolio II Seller; (iii) that certain Assignment and Assumption Agreement, dated as of May 30, 2014 and effective December 23, 2013, among AMC Homes LLC, a Delaware limited liability company, AMC Home Sales Inc., a Delaware corporation (“AMC Home Sales”), AMC REIT Inc., a Maryland corporation (“AMC REIT”), American Manufactured Communities Operating Partnership LP, a Delaware limited partnership (“AMCOP”), and Bayshore AMC, and joined by Portfolio III Seller; and (iv) that certain Assignment and Assumption Agreement, dated as of November 24, 2015, among Sun Homes Services and Bayshore Portfolio IV, and joined by Portfolio IV Seller, each as heretofore and/or hereafter amended and/or assigned.

“Loan Purchase Agreements” means, collectively, (i) that certain Loan Purchase Agreement, dated as of September 24, 2010, between 21st Mortgage and Enspire Finance, and joined by ARC Dealership and ARC Real Estate, as amended by that certain First Amendment to Loan Purchase Agreement, dated as of February 7, 2012, among 21st Mortgage, Enspire Finance, ARC Dealership, ARC Real Estate and ARC Debt 5B, as further amended by that certain Second Amendment to Loan Purchase Agreement, dated as of January 3, 2013, among 21st Mortgage, Enspire Finance, ARC Dealership, ARC Real Estate and ARC Debt 5B, as further amended by that certain Third Amendment to Loan Purchase Agreement, dated as of January 4, 2013, among 21st Mortgage, Enspire Finance, ARC Dealership, ARC Real Estate and ARC Debt 5B; and (ii) that certain Agreement for Purchase and Sale, dated as of July 1, 2008, between 21st Mortgage and Sun Communities Operating Limited Partnership, a Michigan limited partnership, and joined by Sun Inc., as amended through the Sixth Amendment thereof dated as of June 13, 2011, each as heretofore and/or hereafter amended and/or assigned.

“Repurchase Agreements” means the Dealer Agreements, the Loan Purchase Agreements, the Retailer Agreements and the Community Financing Agreements.

“Retailer Agreements” means, collectively, (i) that certain Community Manufactured Home Retailer Agreement, dated as of January 6, 2012, among AMC Homes Sales, 21st Mortgage, AMC REIT and AMCOP; and (ii) that certain Manufactured Home Retailer Community Agreement, dated as of August 13, 2010, between Hometown America Holdings, L.L.C., a Delaware limited liability company, MH Financial and 21st Mortgage, each as heretofore and/or hereafter amended and/or assigned.

35.7    The provisions of this Section 35 shall survive each Closing indefinitely.

36.    Multiple Interests and Sellers.

36.1    Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that (i) Sellers is comprised of multiple entities (each, a “Constituent Seller”), (ii) Portfolio I Seller owns the Component of the Interests constituting the Portfolio I Equity Interests, (iii) Portfolio II Seller owns the Component of the Interests constituting the Portfolio II Equity Interests, (iv) Portfolio III Seller owns the Component of the Interests constituting the Portfolio III Equity Interests, (v) Portfolio IV Seller owns the Component of the Interests constituting the Portfolio IV Equity Interests and (vi) with respect to each Constituent Seller, all obligations, representations, warranties and covenants of Sellers contained herein shall only apply in respect of the constituent Component of the Interests owned by such Constituent Seller. For the avoidance of doubt and not in limitation of the foregoing, each Constituent Seller shall be severally responsible for matters relating to itself and the Component of the Interests it owns and there shall be no joint liability among the Constituent Sellers under this Agreement or otherwise for any matter, condition or circumstance whatsoever.

37.    Survival/Representations and Warranties Insurance Policy.

37.1    Survival.

(a)    Except as otherwise specifically herein provided, no representation, warranty, covenant or obligation of any Seller set forth in (a) this Agreement or (b) any Seller Document (as hereinafter defined), shall survive any Closing and the delivery of the applicable Assignment and Assumption of Interests.
(b)    (i) Each of Sellers’ Representations in Sections 11.1(a), (b), (c), (h), (i) and (r) (collectively, “Sellers’ Fundamental Representations”) shall survive the Closings to which such Sellers’ Representations apply until the 60th day following the expiration of the statute of limitation corresponding to such Sellers’ Representations following each Closing to which such Sellers’ Representations shall directly apply, and (ii) each of Sellers’ Representations that are not Sellers’ Fundamental Representations (collectively, “Sellers’ Other Representations”) shall survive the Closing for a period of three (3) years following each Closing to which such Sellers’ Representations shall directly apply (each such period of time as described in clauses (i) and (ii) above, as applicable, the “Post-Closing Claims Survival Period”).
(c)    Each of the representations and warranties set forth in Section 11.2 of this Agreement (collectively, “Purchaser’s Representations”) and each of Sellers’ Representations shall be deemed to have been remade at and as of each Closing Date with the same force and effect as if first made on and as of such Closing Date.
(d)    Purchaser’s Representations shall survive the Closing for a period of three (3) years following each Closing to which such Purchaser’s Representations shall directly apply.

(e)    The representations and warranties set forth in this Agreement and other obligations (other than Post-Closing Obligations, which shall survive for the applicable period set forth for each such Post-Closing Obligation) shall automatically terminate after the dates set forth in this Section 37.1 and be null and void and of no further force and effect (it being acknowledged and agreed that the applicable Post-Closing Claims Survival Period pertaining to the sale of the Portfolio I Equity Interests, Portfolio II Equity Interests (or portion thereof in the event of more than one Closing with respect to the conveyance of the Portfolio II Equity Interests to Purchaser as provided for in Section 4.2 of this Agreement), Portfolio III Equity Interests and/or Portfolio IV Equity Interests, as the case may be, shall each separately commence upon the actual Closing Date applicable thereto); provided, that any claim or cause of action made by party that is delivered to the other party by written notice (specifying in reasonable detail and particularity the nature of the alleged claim or cause of action) prior to the expiration of the applicable periods described above shall survive until such claim or cause of action is finally and duly resolved. Notwithstanding anything in this Agreement to the contrary, the covenants and indemnification obligations of Sellers and Purchaser set forth in Section 13 shall survive the applicable Closing Date until the 60th day following the expiration of the statute of limitation for the assessment of Taxes to which Sellers have an indemnification obligation and such period shall constitute the Post-Closing Claims Survival Period with respect to such obligations.

37.2    Indemnity.

(a)    Subject to the other provisions of this Agreement (including this Section 37), from and after each Closing, Purchaser agrees to indemnify, defend and hold harmless the applicable Seller, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (“Seller Indemnitees”) from and against all Losses incurred by any of the Seller Indemnitees arising out of or relating to (i) any breach of any representation or warranty made by Purchaser in this Agreement (without regard to any qualifications as to “material”, “materiality”, “material adverse effect” or phrases of similar import), and (ii) any breach of any Post-Closing Obligation of Purchaser contained in this Agreement.

(b)    Subject to the other provisions of this Agreement (including this Section 37), from and after each Closing, each Seller agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (“Purchaser Indemnitees”) from and against all Losses incurred by any of the Purchaser Indemnitees arising out of or relating to (i) any breach of any representation or warranty made by such Seller in this Agreement (without regard to any qualifications as to “material”, “materiality”, “material adverse effect” or phrases of similar import), and (ii) any breach of any Post-Closing Obligation of Seller contained in this Agreement.

37.3    Representations and Warranties Insurance Policy.

(a)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in the event that Purchaser asserts a claim against any Seller for indemnification under Section 37.2(b)(i) or Section 13.1, then, Purchaser shall have no right, remedy or recourse whatsoever to or against the property or assets of any Seller or any of the Seller Exculpated Parties, and Purchaser’s sole and exclusive remedy for any such claim shall be to pursue recovery from the Representations and Warranties Insurance Policy (as hereinafter defined) (it being acknowledged and agreed that any claim brought by Purchaser against any Seller in breach of this Section 37.3 shall be null and void and without force and effect). In addition to the foregoing, Purchaser and Sellers acknowledge and agree that, on or prior to the first Closing Date, Purchaser shall be obligated to obtain, at the cost and expense of Purchaser, the Representations and Warranties Insurance Policy. As used herein, “Representations and Warranties Insurance Policy” shall mean that certain representations and warranties insurance policy, to be dated on or before the first Closing Date, to and for the benefit of Purchaser, insuring Purchaser against Sellers’ post-closing obligations with respect to breaches of Sellers’ Representations and Sellers’ indemnification obligations pursuant to Section 13.1.

37.4    Limitations.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, but without limiting Section 37.3, Purchaser covenants and agrees that (i) Purchaser shall not pursue any claim against any Seller under Section 37.2(b)(i) for a breach of any representation or warranty by such Seller or pursue any claim for indemnification pursuant to Section 13.1 unless the aggregate Losses to Purchaser are in excess of the Floor (as hereinafter defined) (and such Seller shall have no liability in connection therewith), (ii) if Purchaser pursues any claim against any Seller under Section 37.2(b)(i) or Section 13.1 for damages to Purchaser greater than the Floor, then such Seller shall only be liable to Purchaser for damages in excess of the Floor (it being acknowledged and agreed that the Floor shall act as a deductible amount against any claims brought by Purchaser hereunder); (iii) the maximum potential amount of liability that Sellers shall have under any circumstance for any breach of a representation or warranty or indemnity relating thereto under this Agreement shall not exceed a total aggregate amount of Fifty Million and 00/100 Dollars ($50,000,000.00), which amount may be increased pursuant to the Representations and Warranties Insurance Policy for Seller’s liability under Section 37.2(b)(i) or Section 13.1 (the “Maximum Amount”) (which Maximum Amount constitutes the total maximum potential aggregate liability of all Sellers under this Agreement for a breach of any representation or warranty hereunder or indemnity relating thereto and shall be subject to reduction and other limitations set forth in Section 37.3 and this Section 37.4 (i.e., Sellers’ maximum liability shall not exceed $50,000,000), and (iv) notwithstanding the foregoing provisions of this Section 37.4(a), the right of Purchaser to recover against the Representations and Warranty Insurance Policy shall be the exclusive remedy of Purchaser with respect to any claim arising from a breach of representations and warranties of Seller set forth in Section 37.2(b)(i) or Sellers’ indemnification obligations under Section 13.1 following the Closing.
(b)    As used herein, the term “Floor” shall mean as follows: (i) with respect to Portfolio I Seller, Nine Hundred Eighty Seven Thousand Eight Hundred Seventy Nine and 61/100 Dollars ($987,879.61), (ii) with respect to Portfolio II Seller, Two Million Four Hundred Fifty Eight Thousand Nine Hundred Sixty and 69/100 Dollars ($2,458,960.69), (iii) with respect to Portfolio III Seller, One Million Two Hundred Four Thousand Three Hundred Seven and 13/100 Dollars ($1,204,307.13), and (iv) with respect to Portfolio IV Seller, Three Hundred Forty Eight Thousand Eight Hundred Fifty Two and 58/100 Dollars ($348,852.58), which amounts may be lowered with respect to Seller’s liability under Section 37.2(b)(i) or Section 13.1 pursuant to the Representations and Warranties Insurance Policy.

(c)    With respect to each Seller’s liability for the Maximum Amount as provided in Section 37.3(a), each Seller shall be liable severally (not jointly and severally) to the extent of such Seller’s share of the Maximum Amount as follows: (i) with respect to Portfolio I Seller, Nine Million Eight Hundred Seventy Eight Thousand Seven Hundred Ninety Six and 07/100 Dollars ($9,878,796.07), (ii) with respect to Portfolio II Seller, Twenty Four Million Five Hundred Eighty Nine Thousand Six Hundred Six and 88/100 Dollars ($24,589,606.88), (iii) with respect to Portfolio III Seller, Twelve Million Forty Three Thousand Seventy One and 25/100 Dollars ($12,043,071.25), and (iv) with respect to Portfolio IV Seller, Three Million Four Hundred Eighty Eight Thousand Five Hundred Twenty Five and 80/100 Dollars ($3,488,525.80).

(d)    For the avoidance of doubt, in the event that there are multiple Closings pursuant to this Agreement, if a Closing with respect to any Component of the Interests shall fail to occur for any reason, then in no event shall the applicable Seller of such Component of the Interests be liable under this Section 37 (e.g., if the sale of the Portfolio III Equity Interests to Purchaser by Portfolio III Seller shall not occur, then Portfolio III Seller shall not bear any potential liability or obligation to Purchaser under this Section 37).

(e)    In addition to the foregoing and notwithstanding anything to the contrary set forth in this Agreement, (i) in each and every case, Purchaser’s recovery for any claims or causes of action referenced herein shall be net of any insurance benefits or proceeds (including, without limitation, any insurance benefits or proceeds paid pursuant to the Representations and Warranties Insurance Policy) and any indemnity, contribution or other similar payment actually recovered or recoverable by Purchaser, the Subsidiary Companies or any of their respective affiliates from any insurance company, tenant or other third party (which recoveries Purchaser agrees to use its commercially reasonable efforts to obtain or cause to be obtained) and (ii) Purchaser shall (and shall, if applicable, cause Purchaser’s affiliates to) take any and all reasonable steps and actions to mitigate its damages, liabilities, losses, claims, costs and expenses upon and after becoming aware of any event or condition which could reasonably be expected to, or does, give rise to any claim or cause of action for which any Seller may have liability hereunder. If Purchaser receives any payment from any Seller for any claim or cause of action pursuant to this Section 37 and Purchaser, the Subsidiary Companies and/or any of their respective affiliates subsequently receives payment or recovery therefor from another source or party (including, without limitation, insurance benefits or proceeds from an insurance policy), then, in such event, Purchaser shall immediately pay to such applicable Seller a sum equal to the lesser of (i) the actual amount of the payment or recovery received by Purchaser, the Subsidiary Companies and/or any of their respective affiliates, as applicable, or (ii) the actual amount of the applicable payment previously paid by such Seller to Purchaser.

38.    Arbitration of Matters in Dispute.

38.1    In the event that there is a disagreement between Purchaser and Sellers as to any matter arising out of this Agreement for which arbitration is expressly stated to be the sole procedure or mechanism for the resolution of such disagreement (the “Matter in Dispute”), then the Matter in Dispute shall be submitted to arbitration pursuant to the rules of the American Arbitration Association within the City of New York or the County of New York, State of New York. The arbitrators will be entitled to award monetary damages, declaratory relief and injunctive relief interpreting the provisions of this Agreement, however the arbitrators will not be entitled to award punitive or consequential damages or to act inconsistently with the terms of this Agreement. The arbitrators will be entitled, but not required, to provide that the losing party in any arbitration will pay all or a portion of the prevailing party’s costs incurred in connection therewith, including, without limitation, the costs and fees of the arbitrators, provided, however, if the arbitrators decline to make such a provision, then the costs of the arbitration will be split equally between the parties (except that each party will bear such party’s own attorneys’ fees). The determination of the arbitrators in the foregoing proceeding shall be binding upon the parties, subject only to the provision of Section 38.3 below.

38.2    In the event that the arbitrators make a determination in favor of a party (the “Succeeding Party”) and the Matter in Dispute is monetary in nature, then the other party (the “Non- Succeeding Party”) shall pay to the Succeeding Party the amount determined by the arbitrators to be necessary to make the Succeeding Party whole (the “Arbitrated Amount”) within ten (10) days after the determination is made in such arbitration proceeding, provided, however, in the event this Agreement expressly provides that an escrow of funds (each, a “Funds Escrow”) be established (and such Funds Escrow is established) by the Non-Succeeding Party with respect to a monetary Matter in Dispute and the amount in the Funds Escrow is greater than the Arbitrated Amount, then the Non-Succeeding Party shall, within such ten (10) day period, instruct the escrow agent for the Funds Escrow to disburse an amount equal to the Arbitrated Amount from the Funds Escrow to the Succeeding Party and, unless otherwise provided in this Agreement, the Non-Succeeding Party shall be entitled to a return of the remaining funds in the Funds Escrow. In the event that the arbitrators make a determination in favor of the Succeeding Party and the Matter in Dispute is non-monetary in nature, then the Non-Succeeding Party shall take such action as is required by the arbitrators in connection therewith within ten (10) days after the determination is made in such arbitration proceeding.

38.3    The parties agree that the arbitration proceeding described in this Section 38 is the sole and exclusive manner in which the parties may resolve Matters in Dispute and the parties fully waive any right to commence any action or proceeding in any court arising out of any Matter in Dispute, subject only to the right of a party hereto to bring an action in court to enforce the determination made in an arbitration proceeding. For the avoidance of doubt, the parties hereto acknowledge and agree that any dispute arising out of this Agreement that is not a Matter in Dispute shall not be required to be submitted to arbitration as hereinabove provided (it being acknowledged and agreed, however, that any Matter in Dispute regarding a Material Adverse Effect Dispute shall be resolved by arbitration pursuant to the terms and provisions of Exhibit DD of this Agreement).

39.    Submission to Jurisdiction.

PURCHASER AND SELLERS EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, STATE OF NEW YORK, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. SELLERS MAY, IN SELLERS’ RESPECTIVE SOLE DISCRETION, ELECT THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES OF AMERICA, FEDERAL DISTRICT COURT HAVING JURISDICTION OVER NEW YORK COUNTY, STATE OF NEW YORK, AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. PURCHASER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM. THE FOREGOING SHALL NOT, HOWEVER, HAVE THE EFFECT OF PROHIBITING ANY SELLER FROM BRINGING AN ACTION AGAINST PURCHASER ARISING OUT OF THIS AGREEMENT IN ANY OTHER COURT OR VENUE. THE PROVISIONS OF THIS SECTION 39 SHALL SURVIVE EACH CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

40.    Waiver of Jury Trial.

PURCHASER AND SELLERS EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SUCH SELLER, AS APPLICABLE. THE PROVISIONS OF THIS SECTION 40 SHALL SURVIVE EACH CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

41.    Certain Definitions.

As used herein, the following capitalized terms shall have the following definitions:

“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Aggregate Material Adverse Effect” means (i) any new title and/or survey matters or conditions that are not Permitted Existing Title/Survey Matters pursuant to Section 8.2; (ii) any Sellers’ Representations are untrue (without regard to any qualification as to materiality or material adverse effect (or any correlative terms)) as of the Effective Date or as of the applicable Closing Date, as if made as of such date (except for representations and warranties which refer to facts, events or circumstances existing as of a specific date, which representations and warranties shall be true and correct only as of such specified date); (iii) any Taking pursuant to Section 14.1; and (iv) any Casualty pursuant to Section 14.2, which, individually or in the aggregate of all such matters under clauses (i) through (iv) has or could reasonably be expected to result in a decrease in the aggregate equity value of the Interests in an amount equal to or greater than One Hundred Million and 00/100 Dollars ($100,000,000.00).  The Aggregate Material Adverse Effect shall be allocated among the Component of the Interests hereunder as follows, subject to the succeeding sentence: (i) with respect to Portfolio I Equity Interests, Nineteen Million Seven Hundred Fifty Seven Thousand Five Hundred Ninety Two and 14/100 Dollars ($19,757,592.14), (ii) with respect to Portfolio II Equity Interests, Forty Nine Million One Hundred Seventy Nine Thousand Two Hundred Thirteen and 76/100 Dollars ($49,179,213.76), (iii) with respect to Portfolio III Equity Interests, Twenty Four Million Eighty Six Thousand One Hundred Forty Two and 51/100 Dollars ($24,086,142.51), and (iv) with respect to Portfolio IV Equity Interests, Six Million Nine Hundred Seventy Seven Thousand Fifty One and 60/100 Dollars ($6,977,051.60) (each a “Allocated Portfolio MAE”).  If the First Equity Interest Closing or any subsequent Closing has occurred and there has been no events that constitute a Material Adverse Effect for such Component of the Interests, then for any subsequent Closings, the Allocated Portfolio MAE shall be increased by an amount equal to (A) the Allocated Portfolio MAE for the Component of Interests that have closed minus (B) the decrease in the aggregate equity value of the Interests due to (i) any new title and/or survey matters or conditions that are not Permitted Existing Title/Survey Matters pursuant to Section 8.2; (ii) any Sellers’ Representations are untrue (without regard to any qualification as to materiality or material adverse effect (or any correlative terms)) as of the Effective Date or as of the applicable Closing Date, as if made as of such date (except for representations and warranties which refer to facts, events or circumstances existing as of a specific date, which representations and warranties shall be true and correct only as of such specified date); (iii) any Taking pursuant to Section 14.1; and (iv) any Casualty pursuant to Section 14.2 that occurred after the Effective Date but that did not constitute a Material Adverse Effect (e.g., if after the First Equity Interest Closing the diminution of value with respect to the Portfolio II Equity Interests is $48,179,213.76 then the Allocated Portfolio MAE for the Component of the Interests for any subsequent closings will be increased by $1,000,000.00).  For purposes of this Agreement, Sellers and Purchaser agree that in the event that there is a dispute as to whether the occurrence of any of the matters under clauses (i) through (iv) above has, individually or in the aggregate, a “Material Adverse Effect”, then the parties hereto shall submit such dispute to arbitration pursuant to the terms and provisions of Exhibit DD attached hereto and made a part hereof, in which case no Closings shall occur, and no party hereto shall be entitled to terminate this Agreement, pending the final determination of the arbitration of such dispute.

“Assumed Loan Documents” means each of the documents evidencing and securing the Assumed Loans, as set forth in more detail on Exhibit Z attached hereto and made a part hereof.

“Assumed Loans” means (i) the Portfolio I Loans, (ii) the Portfolio II Loans, (iii) the Portfolio III Loans and (iv) the Portfolio IV Loans; each of the foregoing is referred to herein as an “Assumed Loan”.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a national holiday, or (c) a day on which banks are not required to be open for business within each State where the Premises are located or the State of New York.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Component of the Interests” means (i) the Portfolio I Equity Interests, (ii) the Portfolio II Equity Interests, (iii) the Portfolio III Equity Interests and (iv) the Portfolio IV Equity Interests; and each reference herein to an “Assumed Loan and the corresponding Component of the Interests applicable thereto” (or words of similar import) shall mean: (a) with respect to the Portfolio I Loans, the Portfolio I Equity Interests; (b) with respect to the Portfolio II Loans, the Portfolio II Equity Interests; (c) with respect to the Portfolio III Loans, the Portfolio III Equity Interests; and (d) with respect to the Portfolio IV Loans, the Portfolio IV Equity Interests. For the avoidance of doubt, each Constituent Seller’s respective ownership of the Component of the Interests is set forth in Section 36.1 above. In the event that the Portfolio II Equity Interests are to be sold to Purchaser in more than a single Closing pursuant to Section 4.2 of this Agreement, then, in such case, “Component of the Interests” shall mean each portion of the Portfolio II Equity Interests that is the subject of a separate Closing hereunder and each reference herein to an “Assumed Loan and the corresponding Component of the Interests applicable thereto” (or words of similar import) shall mean, with respect to the Portfolio II Loans, the portion(s) of the Portfolio II Equity Interests (i.e., the Portfolio II Pools) that are the subject of the applicable Closing.
“Control” means, with respect to any Person, possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).
“Governmental Authority” means any (a) government, governmental agency, department, bureau, office, commission, board, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, U.S. federal, state, or local or (b) quasi-Governmental Authority exercising any authority under or for the account of any of the above and having jurisdiction over Sellers, the Subsidiary Companies, the tenants under the Leases and/or the Properties.

“IRS” means the Internal Revenue Service.

“Lenders” means the person or persons designated as the “lender” under the Assumed Loans; each of the foregoing is referred to herein as a “Lender”.

“Losses” means, with respect to any matter, without duplication, any and all claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, Taxes, expenses, fines, penalties, charges, fees, judgments, awards, and amounts paid in settlement of, including reasonable legal fees and disbursements of legal counsel and other costs of defense actually incurred or suffered by the Person in question with respect to such matter; provided, however, that the damages recoverable shall be only those that are currently reasonably foreseeable to have arisen from the breach or claim in question, whether denominated actual or consequential.

“Material Adverse Effect” means an Aggregate Material Adverse Effect or Allocated Portfolio MAE.

“Person” means any natural person, partnership, corporation, limited liability company and any other form of business or legal entity.

“Portfolio I Loans” means all of the mortgage loans set forth on Exhibit EE-1 attached hereto and made a part hereof.
“Portfolio II Loans” means all of the mortgage loans set forth on Exhibit EE-2 attached hereto and made a part hereof.
“Portfolio II Pools” means each of the pools of the Portfolio II Subsidiary Companies and the portion of the Portfolio II Allocated Purchase Price allocated thereto as set forth on Exhibit FF attached hereto and made a part hereof.
“Portfolio III Loans” means all of the mortgage loans set forth on Exhibit EE-3 attached hereto and made a part hereof.
“Portfolio IV Loans” means all of the mortgage loans set forth on Exhibit EE-4 attached hereto and made a part hereof.
“Post-Closing Obligations” means the obligations of Purchaser and/or Sellers pursuant to Sections 1.2, 6.17, 12.1, 16, 17.4, 21, 32, 33, 34, 35, 39 and 40 of this Agreement that are expressly stated to survive a Closing.

“Post-Termination Obligations” means the obligations of Purchaser and/or Sellers pursuant to Sections 10, 12.1, 16, 17.4, 20, 31, 32, 33, 34, 39 and 40 of this Agreement that are expressly stated to survive the termination of this Agreement.

“Pre-Closing Tax Period” means any Tax period ending before the applicable Closing Date and that portion of any Straddle Period ending on the day before the applicable Closing Date.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed or delivered to any Person with respect to any Tax.
“Seller Document” means any document or instrument executed and delivered by a Seller to Purchaser in connection herewith, including, without limitation, each Assignment and Assumption of Interests.
“Straddle Period” means any Tax period beginning before and ending after the applicable
Closing Date.
“Subsidiary Companies” means (i) the Portfolio I Subsidiary Companies, (ii) the Portfolio II Subsidiary Companies, (iii) the Portfolio III Subsidiary Companies and (iv) the Portfolio IV Subsidiary Companies.
“Taxes” means any and all taxes of any kind (together with any and all interest, penalties,additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including real estate taxes and assessments and any obligation to turnover (escheat) any abandoned property to a Governmental Authority.
“Transfer Taxes” means all sales, use, commercial activity, registration, value added, transfer, stamp, mortgage, stock transfer, property transfer, real property transfer, intangible and similar Taxes (for the avoidance of doubt, excluding any Tax imposed under Sections 897 or 1445 of the Code), together with any conveyance fees, notarial and registry fees and recording costs (including any penalties and interest thereon) imposed on Purchaser or Sellers by any taxing authority or other Governmental Authority in connection with the purchase and sale of the Interests contemplated by this Agreement.

42.    Intentionally Omitted.

43.    No Third Party Beneficiaries.

PURCHASER AND SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF PURCHASER OR SELLERS. EITHER OF SELLERS OR PURCHASER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST ANY SELLER OR PURCHASER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES INTENTIONS.

44.    Time of Performance.

In the event the provisions of this Agreement provide for the performance of an obligation by Purchaser or any Seller on a day other than a Business Day, then the time for the performance of such obligation shall be automatically adjourned to the first (1st) Business Day immediately succeeding the day on which such obligation would otherwise be required to be performed. In the event the provisions of this Agreement provide that Purchaser or any Seller shall have the right to adjourn the performance of an obligation by Purchaser or any Seller, as applicable, to a day that is other than a Business Day, then Purchaser or any Seller, as applicable, shall have the right to adjourn the time for the performance of such obligation to the first (1st) Business Day immediately succeeding the day on which such adjourned obligation would otherwise be required to be performed.

45.    Counterpart Execution; Execution by Facsimile Transmission/.PDF Format.

This Agreement may be executed in more than one counterpart, each of which, when taken together, shall be deemed to be one (1) instrument. This Agreement may be executed by facsimile transmission or by e-mail via .pdf (or its equivalent) format, in each case, with the same force and effect as originals.

46.    No Financing Contingency.

Except as set forth in Section 12 above, Purchaser expressly acknowledges and agrees that Purchaser’s obligations under this Agreement are not in any way conditioned upon or qualified by Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e., whether by way of debt financing, preferred or other equity investment, or otherwise) to consummate the transaction contemplated by this Agreement.

47.    Ambiguities Not Construed Against Drafter.

Ambiguities in this Agreement shall not be construed against the party drafting this Agreement, notwithstanding any contrary rule of construction or interpretation at law or in equity.

48.    No Special Relationship Between Sellers and Purchaser.

Purchaser and Sellers acknowledge and agree that the relationship between Purchaser and Sellers is solely a commercial relationship, and the execution of this Agreement by Purchaser and Sellers shall not create (and neither Purchaser nor Sellers intends to create) any relationship of principal and agent between Purchaser and Sellers, or any partnership or joint venture relationship between Purchaser and Sellers. Neither Purchaser nor Sellers shall be deemed to be a fiduciary of the other party.

49.    Provisions Pertaining to Snowbird Concessions Liquor License.

With respect to the Snowbird Concessions Liquor License (as hereinafter defined), (i) as of the Effective Date, Snowbird Concessions, Inc., a Texas corporation (“Snowbird Concessions”), holds a liquor license (the “Snowbird Concessions Liquor License”) which relates to the manufactured homes community located at 1701 North International Boulevard, Weslaco, Texas, and commonly known as “Snow to Sun” (the “Snow to Sun Property”), which manufactured homes community is owned by MHC Snow to Sun (TX), LLC, a Delaware limited liability company; (ii) Snowbird Concessions sole source of revenue is derived from liquor sales made at the Snow to Sun Property; (iii) as of the Effective Date, one hundred percent (100%) of the shares of stock (the “Snowbird Concessions Stock”) in Snowbird Concessions are currently owned by one or more affiliates of Sun Communities, Inc., a Maryland corporation (collectively, “Snowbird Concessions Current Owner”); (iv) Portfolio IV Seller currently intends for (and, as of the Effective Date, one or more of the Portfolio IV Subsidiary Companies are attempting to effectuate) the transfer (without further consideration) of one hundred percent (100%) of the Snowbird Concessions Stock (the “Snowbird Concessions Stock Transfer”) by Snowbird Concessions Current Owner to Snowbird Parent, LLC, a Delaware limited liability company (“Snowbird Parent”), pending approval from the Texas Alcoholic Beverage Commission to such transfer of the Snowbird Concessions Stock; (v) Portfolio IV Seller currently intends that Bayshore Portfolio IV Homes, LLC, a Delaware limited liability company, will own forty nine percent (49%) of the limited liability company membership interests in Snowbird Parent, and Joel Brown, an individual, will own fifty one percent (51%) of the limited liability company membership interests in Snowbird Parent and will also serve as the sole officer of Snowbird Concessions subsequent to the aforementioned transfer of the Snowbird Concessions Stock; (vi) Portfolio IV Seller currently intends that Snowbird Parent will submit an application to the Texas Alcoholic Beverage Commission (or other applicable Governmental Authority) to obtain approval of the Snowbird Concessions Stock Transfer prior to the Closing of the conveyance of the Portfolio IV Equity Interests to Purchaser; and (vii) upon the consummation of the Snowbird Concessions Stock Transfer (which shall occur prior to the Closing of the conveyance of the Portfolio IV Equity Interests to Purchaser), Snowbird Parent and Snowbird Concessions shall each constitute Portfolio IV Subsidiary Companies for all purposes of this Agreement. In connection with the foregoing and notwithstanding anything to the contrary set forth in this Agreement, Purchaser acknowledges and agrees that (x) Portfolio IV Seller and the Portfolio IV Subsidiary Companies shall have the right prior to the Closing of the conveyance of the Portfolio IV Equity Interests to Purchaser to undertake (without Purchaser’s consent) any and all actions reasonably necessary or appropriate to pursue, facilitate and effectuate the foregoing ownership restructuring of Snowbird Concessions in the manner set forth in the preceding sentence (or in such other manner as is reasonably determined by Portfolio IV Seller) and (y) such ownership restructuring of Snowbird Concessions and the actions taken by Portfolio IV Seller and the Portfolio IV Subsidiary Companies’ in connection with the pursuit, facilitation and effectuation thereof shall not constitute a default hereunder or a breach of any representation (including, without limitation, any Sellers’ Representation), warranty or covenant made by Sellers in this Agreement.

50.    Release.

Effective as of the Closing, each Seller, on behalf of itself and its Affiliates and each of its and their respective officers, directors, employees, agents, successors and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges the Subsidiary Companies, and any and all of each of their successors and assigns, together with all their present and former directors and officers (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from the beginning of time to and including the Closing Date, other than obligations arising under this Agreement. This release (i) shall become effective only upon completion of the Closing and prior to such date shall have no force or effect and shall not be legally binding on the parties and (ii) shall not apply with respect to any Claims a Releasing Party may have against a Released Party for Claims made against such Released Party by a third party.

[Signatures Appear on the Following Pages]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the Effective Date.

PORTFOLIO I SELLER:

RHP WESTERN PORTFOLIO GROUP, LLC, a Delaware limited liability company

By:		NRFC MH Holdings, LLC, a Delaware limited liability company, its managing member

	By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Federal I.D. No.: 46-1193978

PORTFOLIO II SELLER:

AMERICAN HOME PORTFOLIO GROUP, LLC, a Delaware limited liability company

By:		NRFC MH II Holdings, LLC, a Delaware limited liability company, its managing member

	By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Federal I.D. No.: 46-2299484

PORTFOLIO III SELLER:

AMC PORTFOLIO GROUP, LLC, a Delaware limited liability company

By:		MH III Holdings-T, LLC, a Delaware limited liability company, its managing member

	By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Federal I.D. No.: 46-4285845
[Signatures Continue on the Following Pages]

PORTFOLIO IV SELLER:

MHC PORTFOLIO IV, LLC, a Delaware limited liability company

By:		MH IV Holdings-T, LLC, a Delaware limited liability company, its managing member

	By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Federal I.D. No.: 47-5515398

[Signatures Continue on the Following Pages]

PURCHASER:

BSREP II MH HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Lowell Baron
Name: Lowell Baron
Title: Managing Partner

Federal I.D. No.: 81-2512907

[Signatures Continue on the Following Page]

Escrow Agent has executed this Agreement solely to confirm Escrow Agent’s receipt of the Deposit and acceptance of the duties of Escrow Agent as set forth in Section 15 of this Agreement.

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Craig S. Feder
Name: Craig S. Feder
Title: Senior Vice President